Filed Pursuant to Rule 424(b)(3)
Registration No. 333-144745

PROSPECTUS

11,808,032 Shares

REMEDENT, INC.
Common Stock

This combined Prospectus relates to the sale or other disposition of 4,032,287 shares of common stock, $.001 par value, by the Selling Security Holders listed under “Selling Security Holders” starting on page 15 or their transferees.  This Prospectus also covers the sale or other disposition of 7,775,745 shares of our common stock by the Selling Security Holders or their transferees upon the exercise of outstanding warrants.  We will receive gross proceeds of $12,187,133 if all of the warrants are exercised for cash by the Selling Security Holders.  We will not receive any proceeds from the sale or other disposition of any common stock by the Selling Security Holders or their transferees.

Our common stock trades on the Over-The-Counter Bulletin Board, under the symbol “REMI.” On May 7, 2009, the last reported sale price for our common stock was $0.70.  There is no public market for the warrants.

The Selling Security Holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.  See “Plan of Distribution.”
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INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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This Prospectus is a combined prospectus under Rule 429 of the Securities Act of 1933, as amended (the “Act”), that relates to those of our securities that previously have been registered under the Act on registration statements, or post-effective amendments thereto, as applicable (File Nos.: 333-127193 and 333-144745).

The information in this Prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective.  This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

The date of this Prospectus is May 14, 2009.

TABLE OF CONTENTS

You should rely only on the information contained in this Prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front cover page of this Prospectus.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus of Remedent, Inc. (the “Company,” “we,” “us,” “our).  This Prospectus contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus.

Our Business

We are one of the leading providers of cosmetic dentistry products in Europe, including a full line of professional dental products.  We manufacture many of our products in our facility in Deurle, Belgium as well as outsourced manufacturing in China, and distribute our products using both our own internal sales force and third party distributors.  As a result of this approach, we have established dealers in 35 countries encompassing, Europe, Asia, Latin America, the Pacific Rim and the Middle East.

We were originally incorporated under the laws of Arizona in September 1996 under the name Remedent USA, Inc.  In October 1998, we were acquired by Resort World Enterprises, Inc., a Nevada corporation in a share exchange, and immediately changed our name to Remedent USA, Inc. and later to Remedent, Inc.  We have the following wholly owned subsidiaries:  (1) Remedent N.V., a Belgium corporation (“Remedent NV”); (2) Remedent Professional Holdings, Inc., a California corporation; (3) Remedent Professional, Inc., a California corporation (a subsidiary of Remedent Professional Holdings, Inc.), and Glamtech-USA, Inc., a Delaware corporation (“Glamtech”).  Further, we have a 50% ownership interest in Remedent OTC BV, a Belgium corporation (“Remedent OTC”), and thereby have a partial ownership interest in the following wholly owned subsidiaries of Sylphar Holding BV, a Dutch holding company and subsidiary of Remedent OTC: (i) Sylphar N.V., a Belgium corporation; (ii) Sylphar USA, Inc., a Nevada corporation; and (iii); Remedent Asia Pte Ltd, a Singapore company.

Some of the more significant developments in our business over the past year include the following:

•
Completed a restructuring in the form of a management-led buyout of 50% of our over-the-counter (“OTC”) retail business.  The buyout was led by Mr. Robin List, our former director and Chief Executive Officer, with financing provided by a non-affiliated foreign investment fund.  The sale was consistent with our strategic plan to separate the OTC business from our professional business.  With the restructuring and additional cash received from the sale of the OTC business, we intend to focus primarily on our full line of professional dental products for the professional market and our GlamSmile veneer product lines.

•
Entered into a Distribution, License and Manufacturing Agreement with Den-Mat Holdings, LLC, a Delaware limited liability company (“Den-Mat”) whereby Den-Mat agreed to be the sole and exclusive distributor to market, license and sell certain products relating to our GlamSmile tray technology, our GlamSmile veneer products and other related veneer products throughout the world, with the exception of Australia, Austria, Belgium, Brazil, France (including Dom-Tom), Germany, Italy, New Zealand, Oman, Poland, Qatar, Saudi Arabia, Singapore, Switzerland, Thailand, and United Arab Emirates, and the China Market (collectively, the “Den-Mat Transaction”).

•
In connection with the Den-Mat Transaction, we purchased all of the outstanding capital stock of Glamtech from the two shareholders of Glamtech, in exchange for the rescission of the previously existing distribution agreements with Glamtech, certain limited royalty payments allocated to sales of the specified veneer products in the United States, Canada and the United Kingdom during the term of the agreement with Den-Mat, and an aggregate of one million (1,000,000) restricted shares of our common stock.  The primary assets of Glamtech were those certain distribution agreements which granted Glamtech the exclusive right to distribute the relevant veneer products in the United States, Canada and the United Kingdom.

•
Entered into an OEM Agreement with SensAble Technologies, Inc., a corporation under the laws of Delaware (“SensAble”) whereby we will integrate SensAble products and technology into our systems and have the exclusive right to distribute certain SensAble products throughout the world.

Our principal executive offices are located at Xavier de Cocklaan 42, 9831 Deurle, Belgium.  Our telephone number is 011-32-9-321-7080.  Our website is at http://www.remedent.be.

Offering Summary

Common Stock covered hereby (the “Offering”)	11,808,032
Common Stock outstanding after the Offering (1)	27,771,714
Use of Proceeds	We will not receive any proceeds from the Offering. Proceeds we may receive from the exercise of warrants will be used for general working capital purposes.
Risk Factors	The securities covered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors.”
Over-The-Counter Bulletin Board Symbol	REMI

(1)	Assumes the cash exercise of warrants to acquire 7,775,745 shares.

Summary of Financial Information

The following table sets forth certain summary financial data.  The summarized financial data for the three months ended December 31, 2008 and 2007 and for the years ended March 31, 2008 and March 31, 2007 have been derived from our unaudited and audited consolidated financial statements respectively, which are included elsewhere in this Prospectus.

You should read the following information with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and accompanying notes included elsewhere in this Prospectus.

Consolidated Statements of Operations Data

	For the three months ended
	December 31, 2008	December 31, 2007
	(Unaudited)	(Unaudited)
Net sales	$4,842,628	$2,132,950
Gross profit	1,933,097	861,520
Income (loss) from operations	(467,230)	(1,089,202)
Net income (loss)	$2,484,710	$(1,096,750)
Income (loss) per share
Basic and fully diluted	$0.13	$(0.06)
Weighted average shares outstanding
Basic and fully diluted	19,332,760	18,602,115

Consolidated Balance Sheet Data

	December 31, 2008	December 31, 2007
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$2,569,888	$1,728,281
Total assets	$10,545,030	$7,445,519
Total current liabilities	$3,426,207	$3,637,598
Total liabilities and stockholders’ equity	$10,545,030	$7,445.519

Consolidated Statements of Operations Data

	For the years ended
	March 31, 2008	March 31, 2007
	(Audited)	(Audited)
Net sales	$7,482,261	$6,676,365
Gross profit	3,506,484	3,333,649
Income (loss) from operations	(3,071,130)	(1,394,988)
Net income (loss)	$(3,115,513)	$(1,496,049)
Income (loss) per share
Basic and fully diluted	$(0.17)	$(0.12)
Weighted average shares outstanding
Basic and fully diluted	17,823,012	12,971,795

Consolidated Balance Sheet Data

	March 31, 2008	March 31, 2007
	(Audited)	(Audited)
Cash and cash equivalents	$1,728,281	$126,966
Total assets	$7,445,519	$4,377,966
Total current liabilities	3,637,598	3,489,530
Total liabilities and stockholders’ equity (deficit)	$7,445,519	$4,377,966

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this Prospectus contains “forward-looking” statements, including statements regarding the growth of product lines, optimism regarding the business, expanding sales and other statements.  Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict.  Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of our products.  In addition, actual results could vary materially based on changes or slower growth in the oral care and cosmetic dentistry products market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in the dental industry; unexpected difficulties in penetrating the oral care and cosmetic dentistry products market; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and  for the reasons, among others, described within the various sections of this Prospectus, specifically the section entitled “Risk Factors” on page 4.  We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this Prospectus or to reflect the occurrence of unanticipated events.

Each forward-looking statement should be read in context with, and with an understanding of, the various disclosures concerning our business made elsewhere in this Prospectus, as well as other public reports filed by us with the United States Securities and Exchange Commission.  Readers should not place undue reliance on any forward-looking statement as a prediction of actual results of developments.

The risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face.  If events anticipated by any of the following risks actually occur, our business, operating results or financial condition could suffer and the trading price of our common stock could decline.

RISK FACTORS

Investment in our common stock involves risk.  You should carefully consider the risks we describe below before deciding to invest.  The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment.  In assessing these risks, you should also refer to the other information included in this Prospectus, including our consolidated financial statements and the accompanying notes.  You should pay particular attention to the fact that we are a holding company with substantial operations in Belgium and are subject to legal and regulatory environments that in many respects differ from that of the United States.  Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below and any others not foreseen.  This discussion contains forward-looking statements.

Risks Relating To Our Business

We have a history of losses and we could suffer losses in the future.

With the exception of the most recent third quarter ending December 31, 2008, during which we had a net income of $2,484,710 on revenues of $4,842,628, and a small profit of $16,149 on revenue of $5,234,855 for the fiscal year ended March 31, 2004, we have had a history of substantial losses.  Our losses were $1,963,806 on revenue of $733,853 for the fiscal year ended March 31, 2002; $1,006,374 on revenue of $1,969,144 for the fiscal year ended March 31, 2003; $103,428 on revenues of $7,072,300 for the fiscal year ended March 31, 2005; $3,887,302 on revenues of $7,393,948 for the year ended March 31, 2006,  $1,496,049 on revenues of $6,676,365 for the fiscal year ended March 31, 2007 and $3,115,513 on revenues of $7,482,261 for the fiscal year ended March 31, 2008.

Although we have experienced significant growth in our revenues since 2002, we cannot assure you that we will attain sustainable profitability on a quarterly or annual basis in the future.  We expect to continue to incur increasing cost of revenues, research and development expenses, sales and marketing and general and administrative expenses commensurate with our growth in revenue.  In order to achieve and sustain profitability, we will need to generate and sustain increased revenues.

Substantially all of our assets are secured under a credit facility with Fortis Bank, a bank located outside of the United States, and in the event of default under the credit facility we may lose all of our assets.

On October 8, 2004, our wholly owned subsidiary, Remedent N.V., obtained a mixed-use line of credit facility with Fortis Bank, a Belgian bank (“Fortis Bank”), for €1,070,000 (the “Facility”).  The Facility is secured by a first lien on the assets of Remedent N.V.  The purpose of the Facility is to provide working capital to grow our business and to finance certain accounts receivable as necessary.  Since opening the Facility in 2004, Remedent N.V. and Fortis Bank have subsequently amended the Facility several times to increase or decrease the line of credit.  On May 3, 2005 the Facility was amended to decrease the line of credit to €1,050,000.  On March 13, 2006, the Facility was amended to increase the mixed-use line of credit to €2,300,000, consisting of a €1,800,000 credit line based on the eligible accounts receivable and a € 500,000 general line of credit.  The Facility was further amended September 1, 2006, to decrease the mixed-use line of credit to €2,050,000.  The latest amendment to the Facility, dated January 3, 2008, amended and decreased the mixed-use line of credit to €2,050,000, to be used by Remedent N.V. and/or Sylphar N.V.  Each line of credit carries its own interest rates and fees as provided in the Facility.  As of December 31, 2008 and March 31, 2008, there were $907,558 and $779,718 in advances outstanding, respectively, under this mixed-use line of credit facility.  Although we are current in our obligations under this Facility, in the event of a default under this Facility we may lose our assets.

We may not have access to capital in the future as a result of disruptions in capital and credit markets.

Although we currently have additional credit available under our Facility with Fortis Bank, we may not be able to access our funds in the future.  Our access to the funds under our current credit facility with Fortis Bank is dependent on the ability of the financial institution that is party to the facility to meet its funding commitments. Fortis Bank may not be able to meet its funding commitments if it experiences shortages of capital and liquidity or if it experiences excessive volumes of borrowing requests within a short period of time. Moreover, longer term volatility and continued disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation of financial institutions, reduced alternatives or failures of significant financial institutions could affect adversely our access to the liquidity needed for our business in the longer term. Such disruptions could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. The disruptions in the capital and credit markets have also resulted in higher interest rates on publicly issued debt securities and increased costs under credit facilities. The continuation of these disruptions would increase our interest expense and capital costs and could affect adversely our results of operations and financial position including our ability to grow our business through acquisitions.

We may not be able to secure additional financing to meet our future capital needs due to changes in general economic conditions.

We anticipate needing significant capital to introduce new products, further develop our existing products, increase awareness of our brand names and expand our operating and management infrastructure as we grow sales in Europe, Asia and South America and potentially launch sales and distribution activities in the United States.  We may use capital more rapidly than currently anticipated and incur higher operating expenses and generate lower revenue than currently expected, and we may be required to depend on external financing to satisfy our operating and capital needs.  We may need new or additional financing in the future to conduct our operations or expand our business. Any sustained weakness in the general economic conditions and/or financial markets in the United States or globally could affect adversely our ability to raise capital on favorable terms or at all. From time to time we have relied, and may also rely in the future, on access to financial markets as a source of liquidity to satisfy working capital requirements and for general corporate purposes. We may be unable to secure additional debt or equity financing on terms acceptable to us, or at all, at the time when we need such funding.  If we do raise funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced, and the securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock or may be issued at a discount to the market price of our common stock which would result in dilution to our existing stockholders.  If we raise additional funds by issuing debt, we may be subject to debt covenants, such as the debt covenants under our secured credit facility, which could place limitations on our operations including our ability to declare and pay dividends.  Our inability to raise additional funds on a timely basis would make it difficult for us to achieve our business objectives and would have a negative impact on our business, financial condition and results of operations.

Our results of operations may be adversely impacted by currency fluctuations.

We currently have operations in Belgium and distributors in Europe, the Middle East, South America and Asia.  A significant portion of our revenue is in currencies other than United States dollars, primarily in Euros.  Because our financial statements are reported in United States dollars, fluctuations in Euros against the United States dollar may cause us to recognize foreign currency transaction gains and losses, which may be material to our operations and impact our reported financial condition and results of operations.  During the years ended March 31, 2008 and March 31, 2007, we recognized cash and cash equivalents of $(66,463) and $(170,756), respectively, from the effect of exchange rates between the Euro and the US Dollar. During the nine months ended December 31, 2008 we recognized an increase in cash and cash equivalents of $218,337 (2007 – $152,245) as a result of the effect of exchange rates between the Euro and the US Dollar.

Substantially all of our assets and our operations are located outside of the United States, all of our sales  are generated outside of the United States subjecting us to risks associated with international operations.

Our operations are primarily in Belgium and 79% of our sales for the fiscal year end March 31, 2008 were generated from customers outside of the United States, compared to 92% of our sales for the fiscal year ended March 31, 2007.  The international nature of our business subjects us to the laws and regulations of the jurisdictions in which we operate and sell our products.  In addition, we are subject to risks inherent in international business activities, including:

•	difficulties in collecting accounts receivable and longer collection periods,

•	changes in overseas economic conditions,

•	fluctuations in currency exchange rates,

•	potentially weaker intellectual property protections,

•	changing and conflicting local laws and other regulatory requirements,

•	political and economic instability,

•	war, acts of terrorism or other hostilities,

•	potentially adverse tax consequences,

•	difficulties in staffing and managing foreign operations, or

•	tariffs or other trade regulations and restrictions.

Our quarterly sales and operating results have fluctuated and may continue to fluctuate in future periods which may cause the price of our common stock to decline.

Our quarterly sales and operating results have fluctuated and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within our control.  Factors that might cause quarterly fluctuations in our sales and operating results include, but are not limited by the following:

•	Variation in demand for our products, including variation due to seasonality;

•	Our ability to research, develop, introduce, market and gain market acceptance of new products and product enhancements in a timely manner;

•	Our ability to control costs;

•	The size, timing, rescheduling or cancellation of orders from distributors;

•	The introduction of new products by competitors;

•	Long sales cycles and fluctuations in sales cycles;

•	The availability and reliability of components used to manufacture our products;

•	Changes in our pricing policies or those of our suppliers and competitors, as well as increased price competition in general;

•	The risks and uncertainties associated with our international business;

•	Costs associated with any future acquisitions of technologies and businesses;

•	Developments concerning the protection of our proprietary rights; and

•	General global economic, political, international conflicts, and acts of terrorism.

In addition, our research and development expenses for the year ended March 31, 2008 were $332,958 compared to $341,764 for the year ended March 31, 2007, which is a decrease of $8,806, or 3%, over the prior fiscal year.  For the nine months ended December 31, 2008, research and development expenses decreased by $23,286 or 9.4% to $224,379 as compared to $247,665 for the nine months ended December 31, 2007.  The principal reason for this decrease is that the majority of investments in relation to the development of new products took place during 2007.  The release of these new products is scheduled for the next six months.

We are economically sensitive to general economic conditions, including continued weakening of the economy, therefore the sale of our products could be adversely affected.

Our industry is sensitive to recessions in the general economy and future economic outlook. Our results may be dependent on a number of factors impacting consumer spending, including general economic and business conditions; and consumer confidence. The demand for our dental products may decline during recessionary periods and at other times when disposable income is lower. A downturn or an uncertain outlook in the economy may materially adversely affect our business.

An unsuccessful material strategic transaction or relationship could result in operating difficulties and other harmful consequences to our business.

We have evaluated, and expect to continue to evaluate, a wide array of potential strategic transactions and relationships with third parties.   From time to time, we may engage in discussions regarding potential acquisitions or joint ventures. Any of these transactions could be material to our financial condition and results of operations, and the failure of any of these material relationships and transactions may have a negative financial impact on our business.

Our products may be subject to government regulation and failure to comply with applicable regulations could result in fines, suspensions, seizure actions, product recalls, injunctions and criminal prosecutions.

Before most medical devices can be marketed in the United States, they are required by the United States Food and Drug Administration (“FDA”) to secure either clearance of a pre-market notification pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act (“FDC Act”) (a “510(k) Clearance”) or approval of a pre-market approval application (“PMA”).  Obtaining approval of a PMA application can take several years.  In contrast, the process of obtaining 510(k) Clearance generally requires a submission of substantially less data and generally involves a shorter review period.  As discussed more specifically under the subsection title “Regulatory Issue,” most Class I and Class II devices enter the market via the 510(k) Clearance procedure, while new Class III devices ordinarily enter the market via the more rigorous PMA procedure.  Approval of a PMA application for a new medical device usually requires, among other things, extensive clinical data on the safety and effectiveness of the device.  PMA applications may take years to be approved after they are filed.  In addition to requiring clearance or approval for new medical devices, FDA rules also require a new 510(k) filing and review period, prior to marketing a changed or modified version of an existing legally marketed device, if such changes or modifications could significantly affect the safety or effectiveness of that device.  The FDA prohibits the advertisement or promotion of any approved or cleared device for uses other than those that are stated in the device’s approved or cleared application.

We have received approval from the FDA to market our RemeCure dental curing lamp in the United States.  We submitted our application for approval on FDA Form 510(k) on October 30, 2002 and received FDA approval for this product on January 9, 2003.  None of our other products have FDA approval for marketing in the United States.  However, we believe that our products, including for example, GlamSmile, do not require a 510(k) submission because the products fall within an exemption under the 510(k) regulation.

International sales of medical devices are also subject to the regulatory requirements of each country.  In Europe, the regulations of the European Union require that a device have a CE Mark, a mark that indicates conformance with European Union laws and regulations before it can be sold in that market.  The regulatory international review process varies from country to country.  We rely upon our distributors and sales representatives in the foreign countries in which we market our products to ensure we comply with the regulatory laws of such countries.  Failure to comply with the laws of such country could have a material adverse effect on our operations and, at the very least, could prevent us from continuing to sell products in such countries.

We may not have effective internal controls if we fail to remedy any deficiencies we may identify in our system of internal controls.

In preparation for the annual report of management regarding our evaluation of our internal controls that will be required to be included in our annual report for the year ending March 31, 2009 and the annual attestation report of our registered public accounting firm that is required to be included in our annual report for the year ending March 31, 2010, by Section 404 of the Sarbanes-Oxley Act of 2002, we will need to assess the adequacy of our internal control, remediate any weaknesses that may be identified, validate that controls are functioning as documented and implement a continuous reporting and improvement process for internal controls.  We may discover deficiencies that require us to improve our procedures, processes and systems in order to ensure that our internal controls are adequate and effective and that we are in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.  If the deficiencies are not adequately addressed, or if we are unable to complete all of our testing and any remediation in time for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the SEC rules under it, we would be unable to conclude that our internal controls over financial reporting are designed and operating effectively, which could adversely affect our investor confidence in our internal controls over financial reporting.

The loss of or a substantial reduction in, or change in the size or timing of, orders from distributors could harm our business.

Our international sales are principally comprised of sales through independent distributors, although we sell products in certain European countries through direct sales representatives.  A significant amount of our sales may consist of sales through distributors.  The loss of a substantial number of our distributors or a substantial reduction in, cancellation of or change in the size or timing of orders from our current distributors could harm our business, financial condition and results of operations.  The loss of a key distributor would affect our operating results due to the potential length of time that might be required to locate and qualify a new distributor or to retain direct sales representatives for the territory.

We do not have long term commitments from our suppliers and manufacturers.

We may experience shortages of supplies and inventory because we do not have long-term agreements with our suppliers or manufacturers.  Our success is dependent on our ability to provide our customers with our products.  Although we manufacture most of our products, we are dependent on our suppliers for component parts which are necessary for our manufacturing operations.  In addition, certain of our present and future products and product components are (or will be) manufactured by third party manufacturers.  Since we have no long-term contracts or other contractual assurances with these manufacturers for continued supply, pricing or access to component parts, no assurance can be given that such manufacturers will continue to supply us with adequate quantities of products at acceptable levels of quality and price.  While we believe that we have good relationships with our suppliers and our manufacturers, if we are unable to extend or secure manufacturing services or to obtain component parts or finished products from one or more manufacturers on a timely basis and on acceptable terms, our results of operations could be adversely affected.

We face intense competition, and many of our competitors have substantially greater resources than we do.

We operate in a highly competitive environment.  In addition, the competition in the market for teeth whitening and cosmetic dental products and services may intensify in the future as we enter into the United States market.  There are numerous well-established companies and smaller entrepreneurial companies based in the United States with significant resources who are developing and marketing products and services that will compete with our products.  In addition, many of our current and potential competitors have greater financial, technical, operational and marketing resources.  These resources may make it difficult for us to compete with them in the development and marketing of our products, which could harm our business.

Our success will depend on our ability to update our technology to remain competitive.

The dental device and supply industry is subject to technological change.  As technological changes occur in the marketplace, we may have to modify our products in order to become or remain competitive.  While we are continuing our research and development in new products in efforts to strengthen our competitive advantage, no assurances can be given that we will successfully implement technological improvements to our products on a timely basis, or at all.  If we fail to anticipate or respond in a cost-effective and timely manner to government requirements, market trends or customer demands, or if there are any significant delays in product development or introduction, our revenues and profit margins may decline which could adversely affect our cash flows, liquidity and operating results.

We depend on market acceptance of the products of our customers.  If our products do not gain market acceptance, our ability to compete will be adversely affected.

Our success will depend in large part on our ability to successfully market our line of products and our ability to receive all regulatory approvals.  Although we intend to differentiate our products from our competitors by targeting different channels of distribution, no assurances can be given that we will be able to successfully market our products or achieve consumer acceptance.  Moreover, failure to successfully develop, manufacture and commercialize our products on a timely and cost-effective basis will have a material adverse effect on our ability to compete in our targeted market segments.  In addition, medical and dental insurance policies generally do not cover teeth whitening or other cosmetic dental procedures, including our products, which may have an adverse impact upon the market acceptance of our products.

Failure to meet customers’ expectations or deliver expected performance of our products could result in losses and negative publicity, which will harm our business.

If our products fail to perform in the manner expected by our customers, then our revenues may be delayed or lost due to adverse customer reaction, negative publicity about us and our products, which could adversely affect our ability to attract or retain customers.  Furthermore, disappointed customers may initiate claims for substantial damages against us, regardless of our responsibility for such failure.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

Although we have not been a party to any product liability lawsuits and are currently not aware of any anticipated product liability claims with respect to our products, the nature of our business exposes us to product liability lawsuits arising out of the commercialization of our products.  In the future, an individual may bring a liability claim against us if one of our products causes, or merely appears to have caused, an injury.  If we cannot successfully defend ourselves against the product liability claim, we may incur substantial liabilities.  Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for our products;

•	injury to our reputation;

•	costs of related litigation;

•	substantial monetary awards to customers;

•	product recalls;

•	loss of revenue; and

•	the inability to commercialize our products.

We may have difficulty managing our growth.

We have been experiencing significant growth in the scope of our operations and the number of our employees.  This growth has placed significant demands on our management as well as our financial and operational resources.  In order to achieve our business objectives, we anticipate that we will need to continue to grow.  If this growth occurs, it will continue to place additional significant demands on our management and our financial and operational resources, and will require that we continue to develop and improve our operational, financial and other internal controls.  We have been distributing our products primarily in Europe and we have recently launched sales and distribution in the United States, this expansion could further increase the challenges involved in implementing appropriate operational and financial systems, expanding manufacturing capacity and scaling up production, expanding our sales and marketing infrastructure and capabilities and providing adequate training and supervision to maintain high quality standards.  The main challenge associated with our growth has been, and we believe will continue to be, our ability to recruit and integrate skilled sales, manufacturing and management personnel.  Our inability to scale our business appropriately or otherwise adapt to growth would cause our business, financial condition and results of operations to suffer.

It may be difficult to enforce a United States judgment against us, our officers and directors, or to assert United States securities laws claims in Belgium and to serve process on substantially all of our directors and officers and these experts.

A majority of our directors and our chief executive officer are nonresidents of the United States.  A substantial portion of our assets and all or a substantial portion of the assets of these officers and directors and experts are located outside of the United States.  As a result, it may be difficult to effect service of process within the United States with respect to matters arising under the United States securities laws or to enforce, in the United States courts, judgments predicated upon civil liability under the United States securities laws.  It also may be difficult to enforce in Belgium, in original actions or in actions for enforcement of judgment of United States courts, civil liabilities predicated upon United States securities laws.

If we are unable to protect our intellectual property rights or our intellectual property rights are inadequate, our competitive position could be harmed or we could be required to incur expenses to enforce our rights.

Our future success will depend, in part, on our ability to obtain and maintain patent protection for our products and technology, to preserve our trade secrets and to operate without infringing the intellectual property of others.  In part, we rely on patents to establish and maintain proprietary rights in our technology and products.  While we hold licenses to a number of issued patents and have other patent applications pending on our products and technology, we cannot assure you that any additional patents will be issued, that the scope of any patent protection will be effective in helping us address our competition or that any of our patents will be held valid if subsequently challenged.  Other companies also may independently develop similar products, duplicate our products or design products that circumvent our patents.

In addition, if our intellectual property rights are inadequate, we may be exposed to third-party infringement claims against us.  Although we have not been a party to any infringement claims and are currently not aware of any anticipated infringement claim, we cannot predict whether third parties will assert claims of infringement against us, or whether any future claims will prevent us from operating our business as planned.  If we are forced to defend against third-party infringement claims, whether they are with or without merit or are determined in our favor, we could face expensive and time-consuming litigation.  If an infringement claim is determined against us, we may be required to pay monetary damages or ongoing royalties.  In addition, if a third party successfully asserts an infringement claim against us and we are unable to develop suitable non-infringing alternatives or license the infringed or similar intellectual property on reasonable terms on a timely basis, then our business could suffer.

If we are unable to meet customer demand or comply with quality regulations, our sales will suffer.

We manufacture many of our products at our Deurle, Belgium production facilities.  In order to achieve our business objectives, we will need to significantly expand our manufacturing capabilities to produce the systems and accessories necessary to meet demand.  We may encounter difficulties in scaling-up production of our products, including problems involving production capacity and yields, quality control and assurance, component supply and shortages of qualified personnel.  In addition, our manufacturing facilities are subject to periodic inspections by foreign regulatory agencies.  Our success will depend in part upon our ability to manufacture our products in compliance with regulatory requirements.  Our business will suffer if we do not succeed in manufacturing our products on a timely basis and with acceptable manufacturing costs while at the same time maintaining good quality control and complying with applicable regulatory requirements.

We are dependent on Guy De Vreese, our Chairman and Chief Executive Officer, and any loss of such key personnel could result in the loss of a significant portion of our business.

Our success is highly dependent upon the key business relations and expertise of Guy De Vreese, our Chairman and Chief Executive Officer.  Unlike larger companies, we rely heavily on a small number of officers to conduct a large portion of our business.  The loss of service of our Chairman and Chief Executive Officer along with the loss of his numerous contacts and relationships in the industry would have a material adverse effect on our business.  We do not have an employment agreement with Guy De Vreese.

If we cannot build and maintain strong brand loyalty our business may suffer.

We believe that the importance of brand recognition will increase as more companies produce competing products.  Development and awareness of our brands will depend largely on our ability to advertise and market successfully.  If we are unsuccessful, our brands may not be able to gain widespread acceptance among consumers.  Our failure to develop our brands sufficiently would have a material adverse effect on our business, results of operations and financial condition.

Risks Relating To Our Common Stock

There is a limited public trading market for our common stock.

Our Common Stock presently trades on the Over-the-Counter Bulletin Board under the symbol “REMI.” We cannot assure you, however, that such market will continue or that you will be able to liquidate your shares acquired in this offering at the price you paid or otherwise.  We also cannot assure you that any other market will be established in the future.  The price of our common stock may be highly volatile and your liquidity may be adversely affected in the future.

The potential sale of the shares being offered in this Prospectus, and those offered in a prior prospectus, may cause the market price of our common stock to drop significantly, even if our business is doing well.

This combined Prospectus covers the sale or other distribution of 11,808,032 shares of common stock, which includes 4,032,287 shares of common stock and 7,775,745 shares of our common stock also held by the Selling Security Holders, or their transferees, upon the exercise of outstanding warrants.  The 11,808,032 shares covered hereby represents approximately 165% of the outstanding shares held by non-affiliates.  (Shares held by non-affiliates are 7,141,871.)  The average daily trading volume for the three month period prior to May 7, 2009 was 9,403.  The 11,808,032 shares covered hereby represents approximately 125,577% of daily trading volume.  Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could materially adversely affect the prevailing market price of our common stock and our ability to raise capital through an offering of our equity securities.

Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

There is limited market activity in our stock and we are too small to attract the interest of many brokerage firms and analysts. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained. While we are trading on the Over-The-Counter Bulletin Board, our trading volume may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative, volatile, thinly traded and the market price of the common stock may not accurately reflect our underlying value. The market price of our common stock could be subject to wide fluctuations in response to quarterly variations in our revenues and operating expenses, announcements of new products or services by us, significant sales of our common stock, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

The ownership of our stock is highly concentrated in our management.

As of May 7, 2009, our present directors and executive officers, and their respective affiliates beneficially owned approximately 27.8% of our outstanding common stock, including underlying options that were exercisable or which would become exercisable within 60 days of May 7, 2009.  As a result of their ownership, our directors and executive officers and their respective affiliates collectively are able to significantly influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.  This concentration of ownership may also have the effect of delaying or preventing a change in control.

We have a substantial number of shares authorized but not yet issued.

Our Articles of Incorporation authorize the issuance of up to 50,000,000 shares of common stock and 10,000,000 shares of preferred stock.  Our Board of Directors has the authority to issue additional shares of common stock and preferred stock and to issue options and warrants to purchase shares of our common stock and preferred stock without stockholder approval.  Future issuance of common stock and preferred stock could be at values substantially below current market prices and therefore could represent further substantial dilution to our stockholders.  In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval.

We have historically not paid dividends and do not intend to pay dividends.

We have historically not paid dividends to our stockholders and management does not anticipate paying any cash dividends on our common stock to our stockholders for the foreseeable future.  We intend to retain future earnings, if any, for use in the operation and expansion of our business.

Our stock may be governed by the “penny stock rules,” which impose additional requirements on broker-dealers who make transactions in our stock.

SEC rules require a broker-dealer to provide certain information to purchasers of securities traded at less than $5.00, which are not traded on a national securities exchange.  Since our common stock is not currently traded on an exchange, our common stock is considered a “penny stock,” and trading in our common stock is subject to the requirements of Rules 15g-1 through 15g-9 under the Securities Exchange Act of 1934 (the “Penny Stock Rules”).  The Penny Stock Rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also give bid and offer quotations and broker and salesperson compensation information to the prospective investor orally or in writing before or with the confirmation of the transaction.  In addition, the Penny Stock Rules require a broker-dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction before a transaction in a penny stock.  These requirements may severely limit the liquidity of securities in the secondary market because few broker-dealers may be likely to undertake these compliance activities.  Therefore, the disclosure requirements under the Penny Stock Rules may have the effect of reducing trading activity in our common stock, which may make it more difficult for investors to sell their shares.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the common stock relating to this Prospectus.

Although there is no assurance that any or all of the warrants will be exercised for cash, assuming there are no adjustments to the exercise price for anti-dilution protection, we will receive gross proceeds of approximately $12,187,133 in the event the holders of the warrants exercise all of their options to purchase shares of our common stock for cash.  The warrants are exercised at the discretion of the holders and will be exercised only if the price of the common stock justifies the exercise prior to their expiration. Any proceeds from the cash exercise of warrants will be used for working capital and general corporate purposes.

SELLING SECURITY HOLDERS

The following table identifies the Selling Security Holders, as of May 7, 2009, and indicates certain information known to us with respect to (i) the number of common shares beneficially owned by the Selling Stockholder, (ii) the number of common shares that may be offered for the Selling Stockholder’s account, and (iii) the number of common shares and percentage of outstanding common shares to be beneficially owned by the Selling Security Holders assuming the sale of all of the common shares covered hereby by the Selling Security Holders.  The term “beneficially owned” means common shares owned or that may be acquired within 60 days.  As of May 7, 2009, 19,995,969 shares of common stock were issued and outstanding.  As of that date, an additional 12,072,588 shares of common stock were issuable upon the exercise of outstanding options and warrants.  Shares of common stock that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights held by a particular Selling Security Holder, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each such Selling Security Holder’s percentage ownership of outstanding shares, but not for any other Selling Security Holder.  The Selling Security Holders may sell some, all, or none of our common shares.  The numbers and percentages set forth below under “Shares Beneficially Owned After Offering” assume that all of the shares covered hereby are sold.

	Shares Beneficially Owned Prior to Offering		Shares to be Offered	Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage

Special Situations Private Equity Fund LP(1)(2)	5,853,049	25.63%	5,853,049	0	0%
Special Situations Cayman Fund LP(3)(2)	1,255,067	6.18%	735,000	520,067	2.56%
Special Situations Fund III QP LP(4)(2)	706,700	3.50%	413,000	293,067	1.46%
Lewin Investments(5)	143,082	0.71%	143,082	0	0%
Stephen Walker(6)	73,376	0.37%	73,376	0	0%
Ponte Vedra Partners(7)	40,357	0.20%	40,357	0	0%
Peter Massaniso(8)	40,356	0.20%	40,356	0	0%
Pinnacle Asset Mngmt(9)	40,357	0.20%	40,357	0	0%
Massaniso & Co.(10)	40,357	0.20%	40,357	0	0%
London Family Trust(11)	190,103	0.94%	190,103	0	0%
Russmir Capital(12)	41,513	0.21%	41,513	0	0%
Gary Cohen(13)	24,667	0.12%	24,667	0	0%
Edwin Bertolas(14)	22,013	0.11%	22,013	0	0%
John Micek(15)	64,698	0.32%	64,698	0	0%
Peter Micek(16)	14,005	0.07%	14,005	0	0%
Silicon Prairie Partners(17)	70,022	0.35%	70,022	0	0%
Maurice Micek(18)	28,010	0.14%	28,010	0	0%
James Tierney(19)	44,025	0.22%	44,025	0	0%
Robert Hannah(20)	19,811	0.10%	19,811	0	0%
Soh Eng Yeong(21)	35,690	0.18%	35,690	0	0%
Richard Duane Clarkson(22)	18,344	0.09%	18,344	0	0%
Richard and Joanne Clarkson Trust(23)	18,344	0.09%	18,344	0	0%
Lisa Gordon(24)	7,704	0.04%	7,704	0	0%
Steven Mintz(25)	19,811	0.16%	31,811	0	0%
Michel Van Gerven(26)	74,513	0.37%	42,013	32,500	*
Joel Leonard Trust(27)	56,421	0.28%	56,421	0	0%

MDB Capital(28)	396,686	1.95%	396,686	0	0%
Christopher Marlett(29)	253,443	1.25%	253,443	0	0%
Dyana Marlett(30)	39,288	0.20%	39,288	0	0%
Aaron Grunfeld(31)	24,729	0.12%	24,729	0	0%
Karen Simi(32)	33,334	0.17%	33,334	0	0%

	Shares Beneficially Owned Prior to Offering		Shares to be Offered	Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage

Anthony Di Giandomenico(33)	1,334	0.01%	1,334	0	0%
Greg Bailey(34)	13,080	0.07%	13,080	0	0%
Michael Williams(35)	50,000	0.25%	50,000	0	0%

Potomac Capital Partners LP(36)	828,735	4.06%	424,365	404,370	1.98%
Potomac Capital International Ltd(37)	506,098	2.49%	293,976	212,122	1.05%
Pleiades Investment Partners-R LP(38)	536,186	2.64%	301,659	234,527	1.16%
MicroCapital Fund LP(39)	262,500	1.30%	262,500	0	0%
MicroCapital Fund Ltd. (40)	112,500	0.56%	112,500	0	0%
Raffles Associates, LP(41)	195,000	0.97%	195,000	0	0%
Neal I. Goldman(42)	350,000	1.74%	350,000	0	0%
Lagunitas Partners LP(43)	593,400	2.88%	593,400	0	0%
Gruber & McBaine International(44)	136,200	0.68%	136,200	0	0%
Jon D. and Linda W. Gruber Trust(45)	115,200	0.57%	115,200	0	0%
J. Patterson McBaine(46)	115,200	0.57%	115,200	0	0%

Total			11,808,032

*	Less than one percent

(1)	Includes warrants to purchase 2,842,382 shares of common stock.

(2)
MGP Advisors Limited (“MGP”) is the general partners of Special Situations Fund III QP, L.P. AWM Investment Company (“AWM”) is the general partner of MGP, the general partner of and investment advisor to Special Situations Cayman Fund, L.P. and the investment advisor to Special Situations Fund III QP, L.P. and Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(3)	Includes warrants to purchase 315,000 shares of common stock.

(4)	Includes warrants to purchase 177,000 shares of common stock.

(5)	Includes warrants to purchase 143,082 shares of common stock. Nicholas Lewin is the manager of Lewin Investments, LLC.

(6)	Includes warrants to purchase 73,376 shares of common stock.

(7)	Includes warrants to purchase 40,357 shares of common stock. Peter A. Massaniso is the manager of Ponte Vedra Partners Ltd.

(8)
Includes warrants to purchase 40,356 shares of common stock.  Peter A Massaniso is the manager of Ponte Vedra Partners Ltd., the President of Pinnacle Asset Management Ltd. and the President of Massaniso & Co., Inc.

(9)	Includes warrants to purchase 40,357 shares of common stock. Peter A. Massaniso is the President of Pinnacle Asset Management Ltd.

(10)	Includes warrants to purchase 40,357 shares of common stock. Peter A. Massaniso is the President of Massaniso & Co, Inc.

(11)	Includes warrants to purchase 183,437 shares of common stock.

(12)	Includes warrants to purchase 22,013 shares of common stock.

(13)	Includes warrants to purchase 19,000 shares of common stock.

(14)	Includes warrants to purchase 22,013 shares of common stock.

(15)
Includes warrants to purchase 36,688 shares of common stock held in the name of John Micek; 6,667 shares of common stock and warrants to purchase 7,338 shares of common stock held in the name of John Micek as custodian for Gabriel Micek, under the California Uniform Transfer to Minor Act, and 6,667 shares of common stock and warrants to purchase 7,338 shares of common stock held in the name of John Micek as custodian for Jordan Micek under the California Uniform Transfer to Minor Act.  John Micek is also the Managing Partner of Silicon Prairie Partners, L.P.

(16)	Includes warrants to purchase 7,338 shares of common stock.

(17)	Includes warrants to purchase 36,688 shares of common stock. John Micek is the Managing Partner of Silicon Prairie Partners, L.P.

(18)	Includes warrants to purchase 14,676 shares of common stock.

(19)	Includes warrants to purchase 44,025 shares of common stock.

(20)	Includes warrants to purchase 19,811 shares of common stock.

(21)	Includes warrants to purchase 18,700 shares of common stock.

(22)	Includes warrants to purchase 18,344 shares of common stock.

(23)	Includes warrants to purchase 18,344 shares of common stock.

(24)	Includes warrants to purchase 7,704 shares of common stock.

(25)	Includes warrants to purchase 19,811 shares of common stock.

(26)	Includes warrants to purchase 22,013 shares of common stock.

(27)	Includes warrants to purchase 37,421 shares of common stock.

(28)
Includes warrants to purchase 396,686 shares of common stock.  MDB Capital was the placement agent for our private placement offering in July 2005.  Christopher Marlett is a principal of MDB Capital Group LLC and has voting and dispositive control.

(29)
Includes warrants to purchase 253,443 shares of common stock.  Christopher Marlett is also a principal of MDB Capital Group LLC and has voting and dispositive control.  Excludes ownership disclosed in footnote (25).

(30)	Includes warrants to purchase 28,160 shares of common stock.

(31)	Includes warrants to purchase 24,729 shares of common stock.

(32)	Includes warrants to purchase 33,334 shares of common stock.

(33)	Includes warrants to purchase 1,334 shares of common stock.

(34)	Includes warrants to purchase 13,080 shares of common stock.

(35)	Includes warrants to purchase 50,000 shares of common stock.

(36)
Includes warrants to purchase 424,365 shares of common stock.  Paul J. Solit has disposition and voting control for Potomac Capital Partners LP.  Paul J. Solit is the Managing Member of Potomac Capital Management LLC (“Management LLC”), which is the General Partner of Potomac Capital Partners LP.  Through his disposition and voting control of Potomac Capital Partners LP and those entities discussed in footnotes (36) and (37) below, Paul J. Solit is a significant shareholder of the Company as disclosed in the Security Ownership of Certain Beneficial Owners and Management Table on Page 49 below.

(37)
Includes warrants to purchase 293,976 shares of common stock.  Paul J. Solit has disposition and voting control for Potomac Capital International Ltd. (“Potomac International”).  Mr. Solit is a director of Potomac International and also the President and sole owner of Potomac Capital Management Inc., which is the Investment Manager of Potomac International.  Through his disposition and voting control of Potomac International and those entities discussed in footnotes (35) and (37), Paul J. Solit is a significant shareholder of the Company as disclosed in the Security Ownership of Certain Beneficial Owners and Management Table on Page 49 below. See also, the information provided in footnote (35) above.

(38)
Includes warrants to purchase 301,659 shares of common stock.  Paul J. Solit has disposition and voting control for Pleiades Investment Partners-R LP (“Pleiades”).  Mr. Solit is the President and sole owner of Potomac Capital Management Inc. (“Management Inc.”), which is the Investment Manager of Pleiades.  Through his disposition and voting control of Pleiades and those entities discussed in footnotes (35) and (36) above, Paul J. Solit is a significant shareholder of the Company as disclosed in the Security Ownership of Certain Beneficial Owners and Management Table on Page 49 below. See also, the information provided in footnotes (35) and (36) above.

(39)
Includes warrants to purchase 262,500 shares of common stock.  Ian P. Ellis and Chris A. Jarrous have disposition and voting control for MicroCapital Fund LP, in their respective capacities as President and Senior Vice President of MicroCapital, LLC, the investment manager to MicroCapital Fund LP.  Messrs. Ellis and Jarrous disclaim beneficial ownership of any such shares.

(40)
Includes warrants to purchase 112,500 shares of common stock.  Ian P. Ellis and Chris A. Jarrous have disposition and voting control for MicroCapital Fund Ltd., in their respective capacities as President and Senior Vice President of MicroCapital, LLC, the investment manager to MicroCapital Fund Ltd.  Messrs. Ellis and Jarrous disclaim beneficial ownership of any such shares.

(41)	Includes warrants to purchase 195,000 shares of common stock. Paul H. O’Leary has disposition and voting control for Raffles Associates, LP.

(42)
Includes warrants to purchase 150,000 shares of common stock.  Neal I. Goldman is the President of Goldman Capital, a broker dealer, but has represented to us that he is purchasing in his individual capacity, for investment purposes.

(43)
Includes warrants to purchase up to 593,400 shares of common stock held by Lagunitas Partners LP (“Lagunitas”).  Gruber & McBaine Capital Management, LLC (“GMCM”) is a registered investment adviser and general partner to Lagunitas.  Messrs. Gruber and McBaine are Managers, members and portfolio managers of GMCM and Mr. Swergold is a member and portfolio manager of GMCM.  GMCM and Messrs. Gruber, McBaine and Swergold constitute a group within the meaning of Rule 13d-5(b).  Through control of GMCM, Messrs. Gruber, McBaine and Swergold share voting and disposition control over the portfolio securities of Lagunitas and the entity discussed in footnote (43) below. Messrs. Gruber, McBaine and Swergold are a significant shareholder of the Company as disclosed in the Security Ownership of Certain Beneficial Owners and Management Table on Page 49 below.

(44)
Includes warrants to purchase 136,200 shares of common stock held by Gruber & McBaine International (“G&M International”). Gruber & McBaine Capital Management, LLC (“GMCM”) is a registered investment adviser and general partner to G&M International.  Messrs. Gruber and McBaine are Managers, members and portfolio managers of GMCM and Mr. Swergold is a member and portfolio manager of GMCM.  GMCM and Messrs. Gruber, McBaine and Swergold constitute a group within the meaning of Rule 13d-5(b).  Through control of GMCM, Messrs. Gruber, McBaine and Swergold share voting and disposition control over the portfolio securities of G&M International and the entity discussed in footnote (42) above.  Excludes ownership disclosed in footnote (42).  See also the information provided in footnote (42) above.

(45)	Includes warrants to purchase 115,200 shares of common stock. Excludes ownership disclosed in footnotes (42) and (43). See also, the information provided in footnote (42) above.

(46)	Includes warrants to purchase 115,200 shares of common stock. Excludes ownership disclosed in footnotes (42) and (43). See also, the information provided in footnote (42) above.

PLAN OF DISTRIBUTION

The Selling Security Holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest holding shares of common stock or interests in shares of common stock received after the date of this Prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Security Holders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The Selling Security Holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as Selling Security Holders under this Prospectus.  The Selling Security Holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

In connection with the sale of our common stock or interests therein, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Security Holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Security Holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Security Holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the Selling Security Holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.  Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Security Holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Security Holders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the Prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Security Holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Security Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Security Holders and their affiliates.  In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the Selling Security Holders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act.  The Selling Security Holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Security Holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

We have agreed with the Selling Security Holders to keep the registration statement of which this Prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF SECURITIES BEING OFFERED

We are authorized by our Amended and Restated Articles of Incorporation to issue 50,000,000 shares of common stock, $0.001 par value and 10,000,000 shares of preferred stock, $0.001 par value.  As of May 7, 2009 there were 19,995,969 shares of common stock outstanding and no shares of preferred stock outstanding.  Holders of shares of common stock have full voting rights, one vote for each share held of record.  Stockholders are entitled to receive dividends as may be declared by the Board out of funds legally available therefore and share pro rata in any distributions to stockholders upon liquidation.  Stockholders have no conversion, preemptive or subscription rights.  All outstanding shares of common stock are fully paid and nonassessable, and all the shares of common stock issued by us upon the exercise of outstanding warrants will, when issued, be fully paid and nonassessable.

INFORMATION WITH RESPECT TO THE REGISTRANT

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol “REMI.” As of May 7, 2009, there were 19,995,969 shares of our common stock issued and outstanding and 200 stockholders of record, not including beneficial owners whose shares are held by banks, brokers and other nominees.  As of May 7, 2009, 12,072,588 shares of our common stock were reserved for issuance upon the exercise of outstanding options and warrants.

The following table shows the range of the high and low bid for our common stock as reported by the Over-The-Counter Bulletin Board for the time periods indicated:

	Bid Prices
	High	Low
Quarter ended June 30, 2006	$2.75	$1.80
Quarter ended September 30, 2006	$2.10	$1.40
Quarter ended December 31, 2006	$1.80	$0.95
Quarter ended March 31, 2007	$2.05	$1.39
Quarter ended June 30, 2007	$1.85	$1.40
Quarter ended September 30, 2007	$1.95	$1.40
Quarter ended December 31, 2007	$3.15	$1.45
Quarter ended March 31, 2008	$1.75	$0.90
Quarter ended June 30, 2008	$1.85	$0.73
Quarter ended September 30, 2008	$1.90	$1.10
Quarter ended December 31, 2008	$1.25	$0.30

Bid quotations represent interdealer prices without adjustment for retail markup, markdown and/or commissions and may not necessarily represent actual transactions.

Dividend Policy

We have paid no dividends on our common stock since our inception and may not do so in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

In addition to historical information, this section contains “forward-looking” statements, including statements regarding the growth of product lines, optimism regarding the business, expanding sales and other statements.  Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict.  Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of our products.  In addition, actual results could vary materially based on changes or slower growth in the oral care and cosmetic dentistry products market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in the dental industry; unexpected difficulties in penetrating the oral care and cosmetic dentistry products market; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed in the section of this Prospectus entitled “Risk Factors” and from time to time in our Securities and Exchange Commission filings under “Risk Factors” and elsewhere.

Each forward-looking statement should be read in context with, and with an understanding of, the various disclosures concerning our business made elsewhere in this Prospectus, as well as other public reports filed by us with the Securities and Exchange Commission.  Readers should not place undue reliance on any forward-looking statement as a prediction of actual results of developments.  Except as required by applicable law or regulation, we undertake no obligation to update or revise any forward-looking statement contained in this Prospectus.  This section should be read in conjunction with our consolidated financial statements.

The discussion and financial statements contained herein are for the fiscal years ended March 31, 2008 and 2007 and for the three and nine month periods ended December 31, 2008 and 2007.  The following discussion regarding our financial statements should be read in conjunction with the financial statements included in this Prospectus.

Overview

We design, develop, manufacture and distribute cosmetic dentistry products.  Leveraging our knowledge of regulatory requirements regarding dental products and management’s experience in the needs of the professional dental community, we have developed a line of professional veneers as well as a family of teeth whitening products for both professional and “Over-The-Counter” (“OTC”) use, that are distributed in Europe, Asia and the United States.  We manufacture many of our products in our facility in Deurle, Belgium as well as outsourced manufacturing in China.  We distribute our products using both our own internal sales force and through the use of third party distributors.  We have established dealers in 35 countries encompassing, Europe, Asia, Latin America, the Pacific Rim and the Middle East.

In the fall of 2006, we launched a proprietary veneer technology product line called GlamSmile™.  GlamSmile veneers are ultra thin claddings made from a mixture of a hybrid composite and porcelain materials which are attached to the front of the patient’s teeth.  Because GlamSmile veneers are so thin, the dentist does not need to remove healthy tooth structure leaving the patient’s healthy tooth structure intact, which results in several important benefits: (i) no local anesthesia is required to prepare the teeth; (ii) reduced (if any) tooth sensitivity post-procedure; and (iii) the process is reversible.  In addition, in March 31, 2006, a variation of our MetaTray® product named iWhite® was introduced to our global retail distribution network.  We introduced MetaTray in August 2005, our next generation of products targeted for the professional dentist market.  MetaTray is a completely self-contained whitening system that can be administered by dentists.

As a result of the recent restructuring of our OTC business, we  intend to focus primarily on our full line of professional dental products for the professional market and its Glamsmile veneer product lines and continue to share an ownership interest in the OTC business.

For the quarter ending December 31, 2008, 96.48% of our revenue has been generated by our Belgian subsidiaries (Remedent N.V. and Sylphar N.V.); 1.15% by our U.S.  entities and 2.37% by our Asian subsidiary.

Den-Mat Transaction

As previously disclosed on Form 10-Q for period ended September 30, 2008 filed with the Securities and Exchange Commission on November 19, 2008,  on August 24, 2008, we entered into a Distribution, License and Manufacturing Agreement with our wholly owned subsidiary, Remedent N.V., and Den-Mat Holdings, LLC, a Delaware limited liability company (“Den-Mat”), whereby we appointed Den-Mat to be the sole and exclusive distributor to market, license and sell certain products relating to our GlamSmile tray technology, including, but not limited to, our GlamSmile veneer products and other related veneer products (the “Products”), throughout the world, with the exception of Australia, Austria, Belgium, Brazil, France (including Dom-Tom), Germany, Italy, New Zealand, Oman, Poland, Qatar, Saudi Arabia, Singapore, Switzerland, Thailand, and United Arab Emirates and the China Market.

Further, as a condition to the Den-Mat transaction, on August 24, 2008, we entered into a Rescission Agreement with Glamtech-USA, Inc., a Delaware corporation (“Glamtech”).  We had previously granted Glamtech the exclusive right to distribute our GlamSmile veneer products in the United States and Canada pursuant to an Exclusive Distribution Agreement, dated April 10, 2008, and in the United Kingdom pursuant to an Exclusive Distribution Agreement dated May 2008.  Concurrently, we entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with each of the two Glamtech shareholders (for the purchase of all of Glamtech’s outstanding common stock in exchange for: (i) at the election of the Glamtech shareholders at any time within 6 months, to receive either, but not both, (a) an aggregate of one million (1,000,000) restricted shares of our common stock (the “Shares”), or (b) five (5) year warrants (the “Warrants”), valued by our Board of Directors at $1.48 per warrant, to purchase an aggregate of one million two hundred and forty-seven thousand two hundred and sixteen (1,247,216) restricted shares of our common stock at a exercise price of $1.30 per share (the “Warrant Shares”); and together with either the Shares or the Warrants, (ii) certain limited royalty payments allocated to sales in the United States, Canada, and the United Kingdom of the Products during the term of our Distribution Agreement with Den-Mat.  As of December 31, 2008, the Shares were issued at the election of the Glamtech Shareholders.

Restructuring Plan

On December 11, 2008, we completed a restructuring in the form of a  management-led buyout of 50% of our OTC retail business.  The buyout was led by Mr. List, our former director and Chief Executive Officer, with financing provided by Concordia Fund, B.V, a non-affiliated foreign investment fund (“Concordia”).  Prior to the sale, our Board approved a restructuring plan and strategy for transferring our OTC business through a series of transactions involving subsidiary formations, contributions of subsidiary(ies) interests and sales of stock interests through subsidiary transactions, with particular emphasis focused on current OTC business operations conducted through our subsidiaries, both internationally and within the domestic U.S.  (the “Plan”).

To effectuate the restructuring Plan we entered into the following series of related agreements:

•
On December 10, 2008, Remedent, Inc. entered into a Contribution Agreement with Sylphar USA, Inc., a newly incorporated Nevada corporation and wholly owned subsidiary of the Remedent, Inc. (“Sylphar USA”), pursuant to which Remedent, Inc. made a capital contribution of certain assets and liabilities relating to the OTC business which was valued at $460,568 to Sylphar USA in exchange for 460,568 shares of common stock, par value $1.00, of Sylphar USA.

•
On December 10, 2008, Remedent, Inc. entered into a Share Purchase Agreement with Remedent, N.V., a wholly owned subsidiary of Remedent, Inc. formed under the laws of Belgium (“Remedent N.V.”), pursuant to which Remedent, Inc. purchased a 99% ownership interest in Sylphar, N.V., a subsidiary of Remedent, Inc. formed under the laws of Belgium, from Remedent N.V.  As a result of such Purchase Agreement, Sylphar N.V. became a wholly owned subsidiary of Remedent, Inc.  As consideration for the 99 shares (“Sylphar Shares”), Remedent, Inc. agreed to pay Remedent N.V. €1,881,000, which was based on the valuations provided by an independent assessor, by executing an unsecured non-interest bearing promissory note (the “Promissory Note”) on behalf of Remedent N.V. for the principal amount of  €1,000,160 (the “Debt”) and having the remainder balance of €880,840 reflected on the existing intercompany account between Remedent N.V. and Remedent, Inc.  In December 2008, we received €1,000,160 from Concordia which was used to repay the Debt.  As  previously agreed upon by Remedent N.V. and Remedent, Inc., the remaining balance of  €880,840 is  reflected on the existing intercompany account between Remedent N.V. and Remedent, Inc.

•
Then pursuant to a Deed of Contribution, Remedent, Inc. transferred all of its ownership interest in its OTC operating subsidiaries, consisting of Sylphar USA, Remedent Asia PTE, Sylphar N.V. (“OTC Subsidiaries”), into Remedent OTC B.V., a Dutch holding company and a wholly owned subsidiary of Remedent, Inc. (“Remedent OTC”) in exchange for €1,000,160 and an allocation and administer the balance of the aggregate value of the OTC Subsidiaries and the consideration as share premium in the books of Remedent, Inc.

•
Subsequent to the contribution of the OTC Subsidiaries to Remedent OTC, Remedent, Inc. sold fifty percent (50%) of its interest in Remedent OTC to Robin List, its  former Chief Executive Officer, President and Director, in exchange for 723,000 restricted shares of common stock of Remedent, Inc. held by Mr. List (“Exchanged Shares”), pursuant to a Share Purchase Agreement on December 10, 2008.  The Exchanged Shares were returned to treasury.  The Exchanged Shares were valued at $1.15 per share, based on the average of the 52 week high and low bid, for an aggregate value of $831,450.  As a result, Mr. List and Remedent, Inc. equally own 50% of Remedent OTC with Remedent, Inc. currently controlling Remedent OTC through its board representations pursuant to the terms of a certain Voting Agreement entered into by Remedent, Inc. and Mr. List concurrently with the Share Purchase Agreement.  The Voting Agreement provided that, Remedent, Inc. would initially have 2 board representation and Mr. List would will have 1 board representation.  However upon the occurrence of a “Triggering Event” (as defined in the Voting Agreement), Remedent, Inc. will have 1 board representation and Mr. List will have 2 board representations.

•
On December 11, 2008, Remedent, Inc. entered into an Investment and Shareholders’ Agreement with Remedent OTC, Concordia Fund V.C., a non-affiliated Dutch private equity fund (“Concordia”), Mr. List, Sylphar Holding, B.V., a Dutch holding company and wholly owned subsidiary of Remedent OTC (“Sylphar Holding”) and the OTC Subsidiaries pursuant to which Concordia agreed to purchase shares of Sylphar Holding from Remedent OTC representing a 12.5% ownership interest in Sylphar Holding for €1,000,000 and invest an additional €1,000,000 in Sylphar Holding for an additional 12.5% ownership interest in Sylphar Holding, representing an aggregate ownership interest of 25% in Sylphar Holding.  Furthermore, Concordia was granted a call option exercisable from January 1, 2009 until December 31, 2010, unless otherwise extended to September 30, 2011 pursuant to the terms of such agreement, to purchase an additional 24% ownership interest in Sylphar Holding for €2,000,000 or any pro rata portion thereof.  The shares of Sylphar Holding are subject to certain drag along rights in the event there is an offer to purchase such shares.  It was further agreed upon that the €1,000,000 received from Concordia would be used to pay off the Debt.  Such funds from Concordia were received and used to pay off the Debt in December 2008. Subsequently all of the OTC Subsidiaries were transferred and are currently  held and operated by Sylphar Holding.

We believe that the total consideration for the sale of OTC business is approximately €4,654,736, which consists of (1) €1,000,000  in cash, (2)  €654,736  based on the exchange rate as of January 12, 2008 for the 723,000 restricted previously held by Mr. List (valued at $1.15 per share for an aggregate value of  $831,450), and (3) €3,000,000 which is the estimated value of the ownership interest of 50 % of the shares of Remedent OTC held by us.

As a result of the series of transactions related to the sale, we now own 50% of Remedent OTC with Mr. List owning the other 50%, and maintain control of Remedent OTC as a result of our current control of the board.  In addition, we now own  an  interest in Sylphar Holding through Remedent OTC’s 75% ownership interest in Sylphar Holding, which interest is subject to dilution of up to 24% upon exercise of a call option held by Concordia, who currently owns the remaining 25%.  As a result of the sale, all of the  OTC business previously directly operated by us is now operated and held by Sylphar Holding.  Although Mr. List resigned as our director and Chief Executive Officer, Mr. List remains involved in the key management of the OTC business.

The sale is consistent with our strategic plan to separate the OTC business from our professional business.  With the restructuring and additional cash received from the sale of the OTC business, we intend to focus solely on our full line of professional dental products for the professional market and our Glamsmile veneer product lines.  In addition, although we do not operate the OTC business directly, as a result of our 50% ownership interest in Remedent OTC, we continue to share an ownership interest in the OTC business.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis for Presentation

Our financial statements have been prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America.  These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.

Revenue Recognition

We recognize revenue from product sales when persuasive evidence of a sale exists: that is, a product is shipped under an agreement with a customer; risk of loss and title has passed to the customer; the fee is fixed or determinable; and collection of the resulting receivable is reasonably assured.  Sales allowances are estimated based upon historical experience of sales returns.

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property and equipment and patents.  The recoverability of long-lived assets is evaluated by an analysis of operating results and consideration of other significant events or changes in the business environment.  If impairment exists, the carrying amount of the long-lived assets is reduced to its estimated fair value, less any costs associated with the final settlement.  As of March 31, 2008, we believed there was no impairment of our long-lived assets.

Pervasiveness of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, we evaluate estimates and judgments, including those related to revenue, bad debts, inventories, fixed assets, intangible assets, stock based compensation, income taxes, and contingencies.  Estimates are based on historical experience and on various other assumptions that we believe reasonable in the circumstances.  The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from those estimates.

Accounts Receivable and Allowance for Doubtful Accounts

We sell professional dental equipment to various companies, primarily to distributors located in Western Europe.  The terms of sales vary by customer, however, generally are 2% 10 days, net 30 days.  Accounts receivable is reported at net realizable value and net of allowance for doubtful accounts.  We use the allowance method to account for uncollectible accounts receivable.  Our estimate is based on historical collection experience and a review of the current status of trade accounts receivable.

Research and Development Costs

We expense research and development costs as incurred.

Inventories

We purchase certain of our products in components that require assembly prior to shipment to customers.  All other products are purchased as finished goods ready to ship to customers.

We write down inventories for estimated obsolescence to estimated market value based upon assumptions about future demand and market conditions.  If actual market conditions are less favorable than those projected, then additional inventory write-downs may be required.

Patents

Patents consist of the costs incurred to purchase patent rights and are reported net of accumulated amortization.  Patents are amortized using the straight-line method over a period based on their contractual lives.

Conversion of Foreign Currencies

The reporting currency for our consolidated financial statements is the U.S. dollar. The functional currency for our European subsidiaries, Remedent N.V. and Sylphar N.V. is the Euro. The functional currency for Remedent Professional, Inc. is the U.S. dollar. The functional currency for Remedent Asia Pte Ltd is the Singapore dollar. We translate foreign currency statements to the reporting currency in accordance with FASB 52. The assets and liabilities whose functional currency is other that the U.S. dollar are included in the consolidation by translating the assets and liabilities at the exchange rates applicable at the end of the reporting period. The statements of income are translated at the average exchange rates during the applicable period. Translation gains or losses are accumulated as a separate component of stockholders’ equity.

Stock Based Compensation

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment.” Subsequently, the Securities and Exchange Commission (“SEC”) provided for a phase-in implementation process for SFAS No. 123R, which required adoption of the new accounting standard no later than January 1, 2006. SFAS No. 123R requires accounting for stock options using a fair-value-based method as described in such statement and recognize the resulting compensation expense in our financial statements. Prior to April 1, 2006, we accounted for employee stock options using the intrinsic value method under APB No. 25, “Accounting for Stock Issued to Employees” and related Interpretations, which generally results in no employee stock option expense. We adopted SFAS No. 123R on April 1, 2006 and do not plan to restate financial statements for prior periods. We plan to continue to use the Black-Scholes option valuation model in estimating the fair value of the stock option awards issued under SFAS No. 123R. The adoption of SFAS No. 123R has a material impact on our results of operations. For the year ended March 31, 2008, equity compensation in the form of stock options and grants of restricted stock totaled $189,696. For the year ended March 31, 2007, equity compensation in the form of stock options totaled $221,959.

Adoption of New Accounting Policy and Recent Accounting Pronouncements

Adoption of New Accounting Policy

In February 2007, the Financial Accounting Standards Board ("FASB") issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities". This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We adopted the provisions of SFAS No. 159 on April 1, 2008. The adoption of SFAS No. 159 did not have a material impact on our financial reporting.

New Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”. This statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 (our fiscal year beginning April 1, 2009), with early application encouraged. This statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. Management is in the process of evaluating the impact the future application of this pronouncement may have on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007) “Business Combinations”. SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for our fiscal year beginning April 1, 2009. Management is in the process of evaluating the impact SFAS 141 (Revised) will have on our financial statements upon adoption.

In February 2008, the FASB released FSP No. FAS 157-2. FSP No. FAS 157-2 defers the effective date of SFAS 157, "Fair Value Measurements", for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. It does not defer recognition and disclosure requirements for financial assets and financial liabilities, or for nonfinancial assets and nonfinancial liabilities that are remeasured at least annually.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for our fiscal year beginning April 1, 2009. Management is in the process of evaluating the impact SFAS 160 will have on our financial statements upon adoption.

In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The intent of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other U.S. generally accepted accounting principles. FSP FAS 142-3 requires an entity to disclose information for a recognized intangible asset that enables users of the financial statements to assess the extent to which the expected future cash flows associated with the asset are affected by the entity’s intent and/or ability to renew or extend the arrangement. FSP FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We do not expect the adoption of FSP FAS 142-3 to have a material impact on our financial position or results of operations.

In May 2008, the FASB issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP No. APB 14-1”). FSP No. APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under SFAS 133. FSP No. APB 14-1 specifies that issuers of convertible debt instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP No. APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. FSP No. APB 14-1 will be applied retrospectively to all periods presented. The cumulative effect of the change in accounting principle on periods prior to those presented will be recognized as of the beginning of the first period presented. An offsetting adjustment will be made to the opening balance of retained earnings for that period, presented separately. The adoption of APB 14-1 is not expected to have a material impact upon our financial position or results of operations.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective for our fiscal year beginning April 1, 2008. The adoption of this statement is not expected to have a material effect on our financial statements.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS 157 are effective for fair value measurements made in our fiscal years beginning April 1, 2008. We have not determined the effect, if any, that the adoption of SFAS 157 will have on our consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. This new standard will require employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. We adopted SFAS No. 158 on April 1, 2007, resulting in no financial statement impact since currently do not sponsor the defined benefit pension or postretirement plans within the scope of the standard.

RESULTS OF OPERATIONS

For the Fiscal Years Ending March 31, 2008 and 2007

Comparative details of results of operations for the years ended March 31, 2008 and 2007 as a percentage of sales are as follows:

	2008	2007
NET SALES	100.00%	100.00%
COST OF SALES	53.14%	50.07%
GROSS PROFIT	46.86%	49.93%
OPERATING EXPENSES
Research and development	4.45%	5.12%
Sales and marketing	25.21%	13.31%
General and administrative	54.22%	49.26%
Depreciation and amortization	4.03%	3.14%
TOTAL OPERATING EXPENSES	87.91%	70.83%
INCOME (LOSS) FROM OPERATIONS	(41.05)%	(20.89)%
Other income (expense)	(0.23)%	(1.51)%
INCOME (LOSS) BEFORE INCOME TAXES	(41.27)%	(22.41)%
Income tax benefit (expense)	(0.36%	0.00)%
NET INCOME (LOSS)	(41.64)%	(22.41)%

Net Sales

Net sales increased by approximately 12% to $7,482,261 in the year ended March 31, 2008 as compared to $6,676,365 in the year ended March 31, 2007. The increase in sales was due to the increased sales of OTC products, more specifically the iWhite and Remesense product lines as well as increased sales of GlamSmile veneers.

Net sales of the veneer product, GlamSmile, increased for the twelve months ended March 31, 2008 by $1,158,007, or 3,224.57 % to $1,193,919, compared to $35,912 for the twelve months ended March 31, 2007.

Cost of Sales

Cost of sales increased approximately 19 % to $3,975,777 in the year ended March 31, 2008 as compared to $3,342,716 in the year ended March 31, 2007. The increase in cost of sales is attributable to the increase in sales in the current fiscal year as well as due to the mix in the product range, some products have higher margins than others, which is reflected in the increased cost of sales.

We have completed negotiations with new suppliers of raw materials, to reduce the dependence on some existing key suppliers and as a result have obtained more advantageous raw material pricing for comparable and improved quality. We closely monitor and are continuously looking for new strategies to optimize and improve our cost efficiencies.

Gross Profit

Our gross profit increased by $172,835 or 5%, to $3,506,484 for the fiscal year ended March 31, 2008 as compared to $3,333,649 for the year ended March 31, 2007 as a result of increased sales. However, our gross profit as a percentage of sales decreased by 3% from 50% to 47% comparing the year ended March 31, 2007 to the year ended March 31, 2008. The decrease in gross profit is the result of the increase in cost of sales as discussed above.

Operating Expenses

Research and Development. Our research and development expenses decreased $8,806 to $332,958 for the year ended March 31, 2008 as compared to $341,764 for the year ended March 31, 2007, a decrease of 3%. Our current levels of research and development expenditures are reflective of an average year. In 2008 we were able to bring some products to the production phase and as a result were able to begin investing in new projects.

Sales and marketing costs. Our sales and marketing costs increased $997,579 or 112%, to $1,886,389 for the year ended March 31, 2008 as compared to $888,810 for the year ended March 31, 2007. The increase is largely due to the set up of a US office to support our veneer product in the US market.

General and administrative costs. Our general and administrative costs for the year ended March 31, 2008 and 2007 were $4,057,007 and $3,288,723, respectively, representing an increase of $768,284 or 23%. The increase in general and administrative costs as compared to the prior year is the result of our investments made to increase customer support concurrent with the launch of our GlamSmile veneers product line in both Europe and the US.

Depreciation and amortization. Our depreciation and amortization increased $91,920 or 44%, to $301,260 for the year ended March 31, 2008 as compared to $209,340 for the year ended March 31, 2007. The increase is mostly due to the investment in a semi-automatic production machine for the production of our foam strips, which will allow us to significantly increase our production capacity. This investment allowed us to streamline and improve production significantly with resultant increases in capacity and quality as well as decreased costs. Secondly, initial investments have been made to update and modernize our Dental Lab, thereby bringing it to a higher professional Level. With the investments we have made to date, our lab is now ready to support the first cases of veneers and provide a higher level of support for the sales team. Additionally, investments are being made in software and related hardware to bring the design of veneers to the next level which will allow the dentist to modify the design of the final product.

Net interest expense was $138,168 for the year ended March 31, 2008 as compared to $176,344 for the year ended March 31, 2007, a decrease of $38,176 or 22%. Interest expense has decreased primarily because of decreased utilization of our available bank credit line.

For the Three and Nine Month Periods Ending December 31, 2008 and 2007

The following table presents our consolidated statements of loss, as a percentage of sales, for the periods indicated.

	For the three months ended December 31,		For the nine months ended December 31,
	2008	2007	2008	2007

NET SALES	100.00%	100.00%	100.00%	100.00%
COST OF SALES	60.08%	58.20%	44.13%	58.23%
GROSS PROFIT	39.92%	41.80%	55.87%	41.77%
OPERATING EXPENSES
Research and development	1.07%	8.07%	1.99%	5.56%
Sales and marketing	18.84%	28.65%	21.55%	22.38%
General and administrative	26.19%	50.98%	32.65%	64.91%
Depreciation and amortization	3.46%	3.76%	3.93%	4.85%
TOTAL OPERATING EXPENSES	49.57%	91.46%	60.12%	97.70%
LOSS FROM OPERATIONS	(9.65)%	(49.66)%	(4.25)%	(55.93)%
Other income (expense)	60.96%	(0.35)%	(12.40)%	0.65%
INCOME (LOSS) BEFORE INCOME TAXES	51.31%	(50.01)%	(16.65)%	(55.28)%
NET INCOME (LOSS)	51.31%	(50.01)%	(16.65)%	(55.28)%

Net Sales

Net sales increased for the three months ended December 31, 2008 by $2,709,678 or 127%, to $4,842,628 as compared to $2,132,950 for the three months ended December 31, 2007. For the three months ended December 31, 2008, the increase in sales is primarily due to the increased sales of the GlamSmile Product Group.

For the nine months ended December 31, 2008, sales increased by $6,795,287 or 152.6% to $11,249,186 as compared to $4,453,899 for the nine months ended December 31, 2007 primarily for the reasons discussed above for the three month period.

Cost of Sales

Cost of sales increased for the three months ended December 31, 2008 by $1,638,101, or 128.8% to $2,909,531 as compared to $1,271,430 for the three months ended December 31, 2007. However cost of sales, as a percentage of net sales, was approximately 60% in each of the three months ended December 31, 2007 and December 31, 2008. Cost of sales has increased because of increased sales of higher margin products and improved cost efficiencies.

We have re-organized our production process and have increased our in-house manufacturing resulting in lower costs than our previously outsourced third party manufacturing. We continue to closely monitor and look for new strategies to optimize and improve our current processes in order to decrease our costs.

For the nine months ended December 31, 2008, cost of sales increased by $2,340,902 or 89.2% from $2,623,506 for the nine months ended December 31, 2007 to $4,964,408 for the nine months ended December 31, 2008. This increase is directly associated with increased sales. However, cost of sales as a percentage of net sales has decreased from 58.23% for the nine month period ended December 31, 2007 to 44.13% for the nine month period ended December 31, 2008 primarily for the same reasons discussed above for the three month period.

Gross Profit

Our gross profit increased by $1,071,577 or 124.4%, to $1,933,097 for the three month period ended December 31, 2008 as compared to $861,520 for the three month period ended December 31, 2007. Our gross profit as a percentage of sales was approximately 40% in each of the three months ended December 31, 2008 and 2007. The increase in gross profit is the result of the increased sales of higher margin products and the decrease in cost of sales as discussed above.

Our gross profit increased by $4,454,385 or 243%, to $6,284,778 for the nine month period ended December 31, 2008 as compared to $1,830,393 for the nine month period ended December 31, 2007. Our gross profit as a percentage of sales increased from 42% in the nine months ended December 31, 2007 to 56% for the nine months ended December 31, 2008.

Research and Development.

Research and development expenses decreased by $120,102 or 69.8%, to $52,006 for the three months ended December 31, 2008 as compared to $172,108 for the three months ended December 31, 2007.

For the nine months ended December 31, 2008, research and development expenses decreased by $23,286 or 9.4% to $224,379 as compared to $247,665 for the nine months ended December 31, 2007. The principal reason for this decrease is that the majority of investments in relation to the development of new products took place during 2007. The release of these new products is scheduled for the next six months.

Sales and Marketing Costs

Sales and marketing costs increased by $301,278, or 49.3%, to $912,422 for the three months ended December 31, 2008 as compared to $611,144 for the three months ended December 31, 2007. The increase is largely due to increased provisions for commissions in relation to our sales people and increased marketing costs to promote our products in new acquired markets in different countries.

For the nine months ended December 31, 2008, sales and marketing costs increased by $1,426,991 or 143.1% to $2,423,928 as compared to $996,937 for the nine months ended December 31, 2007. The principal reasons for increased sales and marketing costs are as discussed above.

General and Administrative Costs

General and administrative costs for the three months ended December 31, 2008 and 2007 were $1,268,500 and $1,087,313, respectively, representing an increase of $181,187 or 16.7%. The increase in general and administrative costs as compared to the prior year is the result of our investments made to increase customer support concurrent with the launch of our GlamSmile veneers product line in both Europe and the US.

For the nine months ended December 31, 2008, general and administrative costs increased by $781,372, or 27%, to $3,672,536 as compared to $2,891,164 for the nine months ended December 31, 2007. The foregoing increase is the result of three month increase discussed above.

Depreciation and Amortization

Our depreciation and amortization expense increased from $80,157 to $167,399 for the three months ended December 31, 2008 compared to the three months ended December 31, 2007, an increase of 108.8%. The increase is mostly due to the investment in a semi-automatic production machine for the production of our foam strips, which will allow us to significantly increase our production capacity. This investment allowed us to streamline and improve production significantly with resultant increases in capacity and quality as well as decreased costs. Secondly, investments are being made in software and related hardware to bring the design of veneers to the next level which will allow the dentist to modify the design of the final product, gaining substantial time in the production process.

For the nine months ended December 31, 2008, depreciation and amortization costs increased $225,830 or 104.6% to $441,771 as compared to $215,941 for the nine months ended December 31, 2007. The foregoing increase is the result of three month increase discussed above.

Net Interest and Other Expenses

Net interest expense increased by $152,071 to $168,659 from $16,588 during the three months ended December 31, 2008 over the comparable three months ended December 31, 2007. The increase is mainly the result of our increased utilization of our bank credit facility.

For the nine months ended December 31, 2008, interest expense increased by $178,373 to $250,175 as compared to $71,802 for the nine months ended December 31, 2007. The main reason is the increased use of our available bank credit facility which occurred primarily because of investments made in light of the new agreement with Den-Mat which was finalized effective August 24, 2008. The investments are in order to support increasing demand for our veneer product and are specifically related to inventory and a new production facility.

During the three months ended December 31, 2008 we granted 3,738,379 warrants to purchase our common stock to Den-Mat. We valued the warrants at $4,323,207, using the Black Scholes option pricing model using the following assumptions: no dividend yield; expected volatility rate of 131%; risk free interest rate of 3.07% and an average life of 5 years resulting in a value of $1.28 per option granted. This was a non-cash expense.

Liquidity and Capital Resources

Cash and Cash Equivalents

Our balance sheet at March 31, 2008 reflects cash and cash equivalents of $1,728,281 as compared to $126,966 as of March 31, 2007, an increase of $1,601,315. Net cash used by operations was $2,445,011 for the year ended March 31, 2008 as compared to net cash used by operations of $659,307 for the year ended March 31, 2007, an increase year to year of $1,785,704 in cash used by operations. The increase in net cash used by operations was primarily attributable to the net loss, offset by the total change in non-cash assets and liabilities of $224,915 in 2008 as opposed to $381,550 in 2007.

Our balance sheet at December 31, 2008 reflects cash and cash equivalents of $2,569,888 as compared to $1,728,281 as of March 31, 2008, an increase of $841,607. Cash has increased significantly in the period ended December 31, 2008 largely as a result of cash received from Concordia in the amount of $2,782,000.

For the remainder of fiscal year 2009, we believe that, with our current cash and amounts to be received from our cash receivables, and we have sufficient working capital to satisfy our working capital requirements. We currently have a mixed-use line of credit of €2,050,000. As of December 31, 2008, we had in the aggregate $907,558 in advances outstanding under this mixed-use line of credit facility. As it may be required, we intend to draw from our credit facility.

In addition, from time to time we may be required to raise capital to continue our current operations, reduce advances outstanding on our credit facilities, and to fund future growth.

Operations

The increase in cash used by operations for the year ended March 31, 2008 is attributable primarily to the increase in net loss from $1,496,049 in fiscal 2007 to $3,115,513 in fiscal 2008, an increase of $1,619,464. Also, cash used in operations was affected significantly by changes in accounts receivables and inventories. During the year ended March 31, 2007 accounts receivable and inventory provided $870,014 and $476,814 in cash. While during the year ended March 31, 2008 both accounts receivable and inventory used $406,567 in operating cash as a result of increases in inventory and accounts receivable as of March 31, 2008.

Net cash used by operations decreased by $274,264 resulting in net cash being used by operations of $1,876,003 for the nine months ended December 31, 2008 as compared to net cash used by operations of $2,150,267 for the nine months ended December 31, 2007. The decrease in net cash used by operations for the nine months ended December 31, 2008 as compared to the nine months ended December 31, 2007 is attributable to several factors. Net loss of $1,873,152 when offset by two significant non-cash items (1) the $4,323,207 value of the Den-Mat warrants; and (2) the $2,830,953 gain on the disposition of Sylphar, becomes a use of cash of $380,898. The use of cash is further increased by an increase of (1) accounts receivable of $709,732 (versus a provision of cash for 2007 of $137,273); (2) inventories of $575,894 (versus a provision of cash of $4,043 for 2007); and (3) prepaids of $558,352 (versus a provision of cash for 2007 of $352,607. Management has attributed the increased use of cash for accounts receivable, inventories and prepaids primarily somewhat to the slowdown in the general economy but primarily due to increased sales.

As of February 2009, there has been no indication of a trend of increased doubtful accounts or slower payments. As a result, at this time, we do not anticipate increased reserves.

Investing Activities

Net cash used by investing activities was $885,550 for the year ended March 31, 2008 as compared to net cash used by investing activities of $315,104 for the year ended March 31, 2007. Cash used in investing activities in the year ended March 31, 2008 was for equipment purchases attributable to the investment in our production facility (new electric cabling, upgraded compressors and related costs), investments made to full file ISO 9001 and 13485 Medical Device Certificate demands (air conditioned warehouse capability, chemical resistant floor in production facility and related costs), initial investments in a basic Dental Lab, additional investments for molding and office equipment and construction works in our Belgium HQ as a result of our increased staffing in Belgium.

Net cash used in investing activities totaled $455,694 for the nine months ended December 31, 2008 as compared to net cash used in investing activities of $852,193 for the nine months ended December 31, 2007. Cash used in investing activities in the nine months ended December 31, 2008 was mainly for equipment to be used in the production process of veneers, additional hardware equipment in relation to support our GlamSmile product line in combination with our new designed software, enabling the dentist to interfere in the production process, investments made for moldings concerning the GlamSmile product group and moldings for new OTC products.

Financing Activities

Net cash provided by financing activities totaled $4,998,339 for the year ended March 31, 2008 as compared to net cash provided by financing activities of $939,988 for the year ended March 31, 2007. The increase in net cash provided from financing activities in the year ended March 31, 2008 is primarily attributable to the net cash proceeds received by us from a Private Placement, which took place at the end of the quarter ended June 30, 2007, which was offset by a $750,558 repayment of our existing Credit Line. On October 8, 2004, our wholly owned subsidiary, Remedent N.V., obtained a mixed-use line of credit facility with Fortis Bank, a Belgian bank, for €1,070,000 (the “Facility”). The Facility was secured by a first lien on the assets of Remedent N.V. The purpose of the Facility is to provide working capital to grow our business and to finance certain accounts receivable as necessary. Since opening the Facility in 2004, Remedent N.V. and Fortis Bank have subsequently amended the Facility several times to increase or decrease the line of credit. On May 3, 2005 the Facility was amended to decrease the line of credit to €1,050,000. On March 13, 2006 the Facility was amended to increase the mixed-use line of credit to €2,300,000, consisting of a €1,800,000 credit line based on the eligible accounts receivable and a €500,000 general line of credit. The latest amendment to the Facility, dated January 3, 2008, amended and decreased the mixed-use line of credit to €2,050,000, to be used by Remedent NV and/or Sylphar NV. Each line of credit carries its own interest rates and fees as provided in the Facility. As of March 31, 2008 and March 31, 2007, Remedent N.V. and Sylphar N.V. had combined, in aggregate, $779,718 and $1,530,276 advances outstanding, respectively, under this mixed-use line of credit facility.

Net cash provided by financing activities totaled $2,954,967 for the nine months ended December 31, 2008 as compared to net cash provided in financing activities of $5,044,277 for the nine months ended December 31, 2007. Net cash provided from financing activities in the nine month period ended December 31, 2007 was higher than in the nine months ended December 31, 2008 primarily because of the $2,782,000 in net cash received on the sale of Sylphar N.V. and an increase in the use of our line of credit of $127,840. There have been no recent change to our line of credit.

During the years ended March 31, 2008 and March 31, 2007, we recognized an increase/(decrease) in cash and cash equivalents of $(66,463) and $(170,756), respectively, from the effect of exchange rates between the Euro and the US Dollar.

During the nine months ended December 31, 2008 we recognized an increase in cash and cash equivalents of $218,337 (2007 – $152,245) as a result of the effect of exchange rates between the Euro and the US Dollar.

Off-Balance Sheet Arrangements

At December 31, 2008, we did not have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

DESCRIPTION OF BUSINESS

Introduction

We are one of the leading manufacturers of cosmetic dentistry products in Europe. Leveraging our knowledge of regulatory requirements regarding dental products and management’s experience in the needs of the professional dental community, we design, develop, manufacture and distribute our cosmetic dentistry products, including a full line of professional dental products that are distributed in Europe, Asia and the United States. We manufacture many of our products at our facility in Deurle, Belgium as well as outsourced manufacturing in China. We distribute our products using both our own internal sales force and through the use of third party distributors.

Development of Business

We were originally incorporated under the laws of Arizona in September 1996 under the name Remedent USA, Inc. In October 1998, we were acquired by Resort World Enterprises, Inc., a Nevada corporation in a share exchange, and we immediately changed our name to Remedent USA, Inc. and later to Remedent, Inc. Until recently, we targeted our dental products to the professional dental market and the over-the-counter (OTC) retail business. In the latter part of 2008, our Board of Directors approved a strategic plan to separate our OTC business from our professional business, which would allow us to focus on the development, marketing and distribution of our products for the professional dental market. In December 2008, we completed a restructuring in the form of a management-led buyout of 50% of our OTC retail business. The buyout was led by Mr. Robin List, our former director and Chief Executive Officer, with financing provided by a non-affiliated foreign investment fund. In connection with the strategic plan, we effected our OTC restructuring through a series of transactions involving subsidiary formations, contributions of subsidiary(ies) interests and sales of stock interests through subsidiary transactions.

As a result of the series of transactions related to the sale, we now own 50% of our subsidiary, Remedent OTC, with Mr. List owning the other 50%, and maintain control of Remedent OTC as a result of our current control of the board. In addition, we now own an interest in Sylphar Holding, which owns and holds the OTC operating subsidiaries, through Remedent OTC’s 75% ownership interest in Sylphar Holding, which interest is subject to dilution of up to 24% upon exercise of a call option held by Concordia, who currently owns the remaining 25%. As a result of the sale, all of the OTC business previously directly operated by us is now operated and held by Sylphar Holding.

We currently have the following wholly owned subsidiaries: (1) Remedent N.V., a Belgium corporation; (2) Remedent Professional Holdings, Inc., a California corporation; (3) Remedent Professional, Inc., a California corporation (a subsidiary of Remedent Professional Holdings, Inc.), and Glamtech-USA, Inc., a Delaware corporation. In addition, we have a 50% ownership interest in Remedent OTC BV, a Belgium corporation (“Remedent OTC”), and thereby have a partial ownership interest in the following wholly owned subsidiaries of Sylphar Holding BV, a Dutch holding company and subsidiary of Remedent OTC: (i) Sylphar N.V., a Belgium corporation; (ii) Sylphar USA, Inc., a Nevada corporation; and (iii) Remedent Asia Pte Ltd, a Singapore company.

Past Product Development

We have been a manufacturer and distributor of cosmetic dentistry products, including a full line of professional dental and retail OTC tooth whitening products which are distributed in Europe, and recently in Asia and the United States. We distribute our products using both our own internal sales force and through the use of third party distributors. Until recently, our products were generally classified into the following categories: professional dental products and OTC tooth whitening products. Our OTC division included products targeted for retail such as iWhite, Cleverwhite and Remesense. However as a result of the recent restructuring and sale, all of our prior OTC operations, including the marketing and distribution of the OTC products are being conducted by Sylphar Holding and its wholly owned subsidiaries.

Prior to the launch of our Glamsmile products, the following were our professional products for our professional dental segment.

Remewhite in Office Whitening System. One of our first dental products that we developed for the professional dental community was the RemeCure™ plasma curing light (described below). Leveraging on our early success with the RemeCure light, we introduced the RemeWhite™ In Office Whitening System. Based upon the initial RemeCure light, a new light, called the RemeCure CL-15, was developed featuring new enhancements to the hardware and software enabling this light to be fully automated thereby eliminating the need for the dentist to hold the light during whitening treatments. In addition, a proprietary gel was formulated to be used with the system as well as a time saving method to apply the gel.

Remewhite Home Maintenance Kit. In 2004, the RemeWhite Home Maintenance Kit was introduced and sold by dentists to their patients, featuring 16 pre-filled trays with a level of whitening agent safe for home use yet stronger than most Over-The-Counter products.

Metatray. In August 2005, we introduced MetaTray®, our next generation of products targeted for the professional dentist market. MetaTray is a completely self-contained whitening system that can be administered by dentists that:

•	Does not require chair time.

•	Incorporates all the benefits of heat and light for activating gel.

•	Introduces a proprietary gel delivery system that eliminates dripping and running while enhancing protection for surrounding gums and tissue.

The MetaTray kit consists of a proprietary, reusable mouthpiece that has embedded in the mouthpiece both a heating element and an electroluminescent mesh that are powered by a rechargeable 9 volt power source providing heat and light similar to that which is delivered to the teeth by conventional dental lights. The system also introduced a proprietary foam strip that is unique in the manner in which it releases peroxide to the tooth surface without dripping or running. The MetaTray kit is easy to handle, to store, and to discard. It works by a gradual release. As the mouth is producing more saliva – the saliva is absorbed by the foam and is pushing the peroxide out of the foam in a chemical reaction. This also prolongs the release of peroxide allowing for a more gradual treatment thus minimizing irritation to the gums and surrounding tissue. Most importantly, since the MetaTray kit can be used at home by the patient, foam strips with the appropriate concentration of peroxide can be provided by the dentist thereby generating a continuing revenue stream for the dentist while achieving high levels of patient satisfaction.

RemeCure. The RemeCure plasma curing light uses plasma arc technology instead of LED- and laser technology which provides high-energy power over the complete spectrum. This allowed RemeCure plasma curing light to be used in various applications such as: (1) curing dental composite materials in only seconds; and (2) for single appointment, in-office whitening in less than forty minutes.

Current Professional Dental Product and Business Strategy

In connection with our recent restructuring, we have shifted our focus to professional products targeted for the professional sector. Our key product in the professional oral care and cosmetic dentistry product is GlamSmile™ veneers. In the fall of 2006, we launched our proprietary veneer technology, GlamSmile. Cosmetic dentistry is a rapidly growing segment of dental practices within the United States and Europe, with increasing demand for veneers and bonding procedures. Our GlamSmile veneers are ultra thin claddings made from a mixture of a hybrid composite and porcelain materials which are attached to the front of the patient’s teeth. Because GlamSmile veneers are so thin, the dentist does not need to remove healthy tooth structure leaving the patient’s healthy tooth structure intact results in several important benefits:

•	no local anesthesia is required to prepare the teeth;

•	reduced (if any) tooth sensitivity post-procedure; and

•	the process is reversible.

At the initial doctor visit, an impression is made of the patient’s teeth. During the second visit, the hybrid composite veneers, which are computer generated as a single unit, are then ready to be installed. The single-unit feature enables dentists with minimal training to apply up to ten teeth in one 30 – 45 minute visit. This minimizes the risk of failure and allows more dentists to offer GlamSmile veneers as part of their dental practice.

With traditional bonding, a dentist adheres a composite material directly on the tooth which lasts about 3 to 6 years and tends to discolor. Porcelain veneers, though a more lasting solution (ten years or more), require a significantly more invasive procedure to install, which is irreversible, requires a very high level of training and skill from the dentist and can cost from $700 to $2,000 per tooth.

In the fall of 2006, we opened our initial GlamSmile Lab in Ghent. As a temporary solution, the lab was integrated at the same address as the office of Evelyne Jacquemyns, a dentist in Ghent who is a related person to Guy De Vreese, our Chairman and CEO. It was agreed that we could use the office of Ms. Jacquemyns from time to time for demonstration purposes in relation to our GlamSmile veneers, at no cost. At current, we are in negotiations to finalize renting a larger location at the same address of the current dental practice, where the initial GlamSmile Lab will be moved. We incurred $63,835 in cost related to the build out of the initial GlamSmile Lab. Additional investments are planned to support the growth of sales of our GlamSmile veneers.

The GlamSmile veneers were previously only offered in Europe but pursuant to our distribution agreement with Den-Mat during 2008, we have begin to market the GlamSmile product in the United States and throughout the world with the exception of certain excluded territories as further described under “Distribution.”

On June 30, 2008, we entered into an OEM Agreement (“Agreement”) with SensAble Technologies, Inc., a corporation under the laws of Delaware (“SensAble”) pursuant to which we intend to integrate SensAble products and technology into our system. The Agreement provides the Company with the exclusive right to distribute certain SensAble products throughout the world for a period of twelve months from the date of the Agreement. We have the option and right to extend the initial twelve month exclusivity period for another twelve months. The term of the Agreement is for two years and began on June 30, 2008.

Distribution

Our strategy has been to focus on product development and marketing and to rely on our distributor network assisted by our internally developed marketing programs for servicing our customers in our target market.

Starting in Belgium and the Netherlands, our products have been introduced utilizing our Distributor Assisted Marketing programs. We implement our program by first identifying an established dealer in each market with a well developed sales force familiar with sales of capital equipment to the professional dentist community. Second, we develop aggressive lead generation programs and other marketing techniques which served as a blue print for the dealers to implement. The combination of a well-trained dealer force and dealer-assisted marketing and lead generation programs has proven to be far more effective than utilizing a direct sales approach, which is much slower and more costly to establish. This process has been repeated for both the professional dentist and retail, over the counter markets in each country. As a result of this approach, we have been able to establish dealers in 35 countries encompassing, Europe, Asia, Latin America, the Pacific Rim and the Middle East.

Consistent with our strategic dealer-assisted marketing approach, on August 24, 2008, we entered into a distribution agreement Den-Mat (“Distribution Agreement”). Under the terms of the Distribution Agreement, we appointed Den-Mat to be the sole and exclusive distributor to market, license and sell certain products relating to our GlamSmile tray technology, including, but not limited to, our GlamSmile veneer products and other related veneer products (the “Products”), throughout the world, with the exception of Australia, Austria, Belgium, Brazil, France (including Dom-Tom), Germany, Italy, New Zealand, Oman, Poland, Qatar, Saudi Arabia, Singapore, Switzerland, Thailand, and United Arab Emirates (collectively the “Excluded Markets”) and the China Market; and granted Den-Mat a sole and exclusive, transferable and sublicensable right and license to use all intellectual property related to the Products throughout specified territory, as well as certain rights in the excluded markets and rights in future intellectual property. Such rights include the right to manufacture the Products upon payment of royalties for the initial three year guaranty period (“Guaranty Period”). Upon the expiration of the Guaranty Period, as detailed in the Distribution Agreement, the sole and exclusive distribution rights and licenses granted under the Agreement automatically become non-exclusive distribution rights and licenses, and all rights to use the “GlamSmile” name and mark shall cease unless the Guaranty Period is extended by Den-Mat under the terms of the Distribution Agreement. Upon termination of the Distribution Agreement, all of Den-Mat’s rights in our intellectual property, including the right to manufacture the Products will terminate.

As consideration for such distribution, licensing and manufacturing rights, Den-Mat agreed to pay us: (i) an initial payment of $2,425,000 (received in the period ended September 30, 2008); (ii) a payment of $250,000 for each of the first three contract periods in the initial Guaranty Period, subject to certain terms and conditions; (iii) certain periodic payments as additional paid-up royalties in the aggregate amount of $500,000; (iv) a payment of $1,000,000 promptly after Den-Mat manufactures a limited quantity of Products at a facility owned or leased by Den-Mat; (v) a payment of $1,000,000 promptly upon completion of certain training of Den-Mat’s personnel; (vi) a payment of $ 1,000,000 upon the first to occur of (a) February 1, 2009 of (b) the date thirty (30) days after den-Mat sells GlamSmile Products incorporating twenty thousand (20,000) Units/Teeth to customers regardless of whether Den-Mat has manufactured such Units/Teeth in a Den-Mat facility or has purchased such Units/Teeth from us; (vii) certain milestone payments; and (viii) certain royalty payments. Further, as consideration for Den-Mat’s obligations under the Distribution Agreement, we agreed to, among other things: (i) issue to Den-Mat or an entity to be designated by Den-Mat, warrants to purchase up to 3,378,379 shares of our common stock, par value $0.001 per share (the “Warrant Shares”) at an exercise price of $1.48 per share, exercisable for a period of five years (issued in the period ended September 30, 2008); (ii) execute and deliver to Den-Mat a registration rights agreement covering the registration of the Warrant Shares; and (iii) cause our Chairman of the Board, Guy De Vreese, to execute and deliver to Den-Mat a non-competition agreement.

In connection with the distribution agreement with Den-Mat, we purchased all of the outstanding capital stock of Glamtech from the two shareholders of Glamtech, in exchange for the rescission of the previously existing distribution agreements with Glamtech, certain limited royalty payments allocated to sales of the specified veneer products in the United States, Canada and the United Kingdom during the term of the agreement with Den-Mat, and an aggregate of one million (1,000,000) restricted shares of the our common stock. The primary assets of Glamtech were those certain distribution agreements which granted Glamtech the exclusive right to distribute the relevant veneer products in the United States, Canada and the United Kingdom.

Locations

We lease our 26,915 square feet office and warehouse facility in Deurle, Belgium. Our operations take place primarily at our office space and warehouse in Deurle, Belgium.

Manufacturing

Prior to 2003, all of the manufacturing related to our dental products were conducted through third party manufacturers under our supervision thereby minimizing demands on capital resources. Beginning in 2003, parts of the manufacturing and the majority of the final assembly of our products were brought in-house, thereby improving control over product quality while significantly reducing product costs. These efforts were expanded significantly during the fiscal year ended March 31, 2006, in particular with regard to the expansion of in-house manufacturing capabilities for our gel products and foam strips. In December 2005, our manufacturing facility became ISO 9001:2000 certified and ISO 13485:2003 certified which includes the certification for the manufacture of medical devices.

Research and Development

During the year ended March 31, 2008 we continued our research and development activities to improve the quality and performance of our existing products, investigated and developed new product opportunities and worked to obtain regulatory approvals on a country by country basis of recently developed products. Our research and development expenses was $332,958 for the year ended March 31, 2008 as compared to $341,764 for the year ended March 31, 2007.

For the nine months ended December 31, 2008, research and development expenses decreased by $23,286 or 9.4% to $224,379 as compared to $247,665 for the nine months ended December 31, 2007. The principal reason for this decrease is that the majority of investments in relation to the development of new products took place during 2007. The release of these new products is scheduled for the next six months.

Intellectual Property

In October 2004, we acquired from the inventor the exclusive, perpetual license to two issued United States patents which are applicable to the MetaTray® kit. Pursuant to the terms of the license agreement, we were granted an exclusive, worldwide, perpetual license to manufacture, market, distribute and sell the products contemplated by the patents subject to the payment of $65,000 as reimbursement to the patent holder for legal and other costs associated with obtaining the patents, which was paid in October 2004, and royalties for each unit sold subject to an annual minimum royalty of $100,000 per year. We are amortizing the initial cost of $65,000 for these patents over a ten year period and accordingly has recorded $27,625 of accumulated amortization for this patent as of December 31, 2008. We will accrue this royalty when it becomes payable to inventory therefore no provision has been made for this obligation as of December 31, 2008.

In September 2004, we entered into an agreement with Lident N.V. (“Lident”), a company controlled by Mr. De Vreese, the Company’s Chairman, to obtain an option, exercisable through December 31, 2005, to license an international patent (excluding the US) and worldwide manufacturing and distribution rights for a potential new product which Lident had been assigned certain rights by the inventors of the products, who are unrelated parties, prior to Mr. De Vreese association with us. The patent is an Italian patent which relates to a single use universal applicator for dental pastes, salves, creams, powders, liquids and other substances where manual application could be relevant. We have filed to have the patent approved throughout Europe. The agreement required us to advance to the inventors through Lident a fully refundable deposit of €100,000 subject to the our due diligence regarding the enforceability of the patent and marketability of the product, which, if viable, would be assigned to us for additional consideration to the inventors of €100,000 and an ongoing royalty from sales of products related to the patent equal to 3% of net sales and, if not viable, the deposit would be repaid in full by Lident. The consideration we had agreed to pay Lident upon the exercise of the option is the same as the consideration Lident is obligated to pay the original inventors. Consequently, Lident would not have profited from the exercise of the option. Furthermore, at a meeting of our Board of Directors on July 13, 2005, the Board accepted Lident’s offer to facilitate an assignment of Lident’s intellectual property rights to the technology to us in exchange for the reimbursement of Lident’s actual costs incurred relating to the intellectual property. Consequently, when we exercises the option, all future payments, other than the reimbursement of costs would be paid directly to the original inventors and not to Lident. On December 12, 2005, we exercised the option and we and the patent holder agreed to revise the assignment agreement whereby we agreed to pay €50,000 additional compensation in the form of prepaid royalties instead of the €100,000 previously agreed, €25,000 of which had been paid by us in September 2005 and the remaining €25,000 to be paid upon our first shipment of a product covered by the patent. As of December 31, 2008 we have not yet received the final product. The patent is being amortized over five (5) years and accordingly, we have recorded $73,297 of accumulated amortization for this patent as of December 31, 2008.

We have filed two patent applications in the European Union, United States and Australia related to the GlamSmile product. We also have ongoing research and development efforts to improve and expand our current technology and to develop new dental products. We intend to continue to apply for patents when we believe it is in our interest to do so and as advised by patent counsel. We rely and will continue to rely on trade secrets, know-how and other unpatented proprietary information in our business. Certain of our key employees and consultants are required to enter into confidentiality and/or non-competition agreements to protect our confidential information.

Major Customers

For the year ended March 31, 2008 we had one customer that accounted for 16% of total revenues. For the year ended March 31, 2007, we had two customers whose sales accounted for 35% and 10%, respectively, of total revenues.

For the nine months ended December 31, 2008 we had five customers that accounted for 55% of total revenues. Out of these five customers, one accounted for 60% and another accounted for 11% of total revenues. For the nine month period ended December 31, 2007 we had five customers that accounted for 62% of total revenues.

Competition

International markets including Europe, Asia and Latin America have followed the United States’ lead in expanding offerings in the areas of teeth whitening. Leading the way in both the professional dentist segment has been United States based companies seeking to expand their distribution. Impeding these efforts has been the inability of many of these companies to fully understand the differences from both a distribution and a regulatory standpoint that apply in each of the European and Asian markets. Notwithstanding the formation of the European Union and its efforts to standardize regulatory and business practices throughout Europe, these practices in reality vary widely from country to country.

Competition in the professional dentistry product lines comes primarily from the larger United States based competitors including Brite-Smile, Rembrandt (now a subsidiary of Gillette Company, Inc.), Discuss Dental, Inc. and Zoom. All of these companies offer light and whitening solutions to the professional dentist community. Despite our competition’s advantage with respect to size, resources and name recognition, we have continued to maintain market share in this highly competitive segment for the following reasons:

•	Better combined pricing strategy than the competition when considering net cost for whitening materials and initial cost of light.

•	Dual purpose light to maximize value of initial investment.

•	Ease of use from automated functionality of light, speed and gel application method.

•	Superior gel formulation which maximizes performance while minimizing sensitivity.

•	Home maintenance kit for improved patient satisfaction.

Regulatory Issues

As we market dental products which are legally defined to be medical devices, we are considered to be a medical device manufacturer and as such we are subject to the regulations of, among other governmental entities, the United States Food and Drug Administration (the “FDA”) and the corresponding agencies of the states and foreign countries in which we sell our products. These regulations govern the introduction of new medical devices, the observance of certain standards with respect to the manufacture and labeling of medical devices, the maintenance of certain records and the reporting of potential product problems and other matters. A failure to comply with such regulations could have material adverse effects on our business.

The Federal Food, Drug and Cosmetic Act (“FDC Act”) regulates medical devices in the United States by classifying them into one of three classes based on the extent of regulation believed necessary to ensure safety and effectiveness. Class I devices are those devices for which safety and effectiveness can reasonably be ensured through general controls, such as device listing, adequate labeling, pre-market notification and adherence to the Quality System Regulation (“QSR”) as well as medical device reporting, labeling and other regulatory requirements. Some Class I medical devices are exempt from the requirement of pre-market approval or clearance. Class II devices are those devices for which safety and effectiveness can reasonably be ensured through the use of special controls, such as performance standards, post-market surveillance and patient registries, as well as adherence to the general controls provisions applicable to Class I devices. Class III devices are devices that generally must receive pre-market approval by the FDA pursuant to a pre-market approval application (“PMA”) to ensure their safety and effectiveness. Generally, Class III devices are limited to life sustaining, life supporting or implantable devices; however, this classification can also apply to novel technology or new intended uses or applications for existing devices.

Before most medical devices can be marketed in the United States, they are required by the FDA to secure either clearance of a pre-market notification pursuant to Section 510(k) of the FDC Act (a “510(k) Clearance”) or approval of a PMA. Obtaining approval of a PMA can take several years. In contrast, the process of obtaining 510(k) Clearance generally requires a submission of substantially less data and generally involves a shorter review period. Most Class I and Class II devices enter the market via the 510(k) Clearance procedure, while new Class III devices ordinarily enter the market via the more rigorous PMA procedure. In general, approval of a 510(k) Clearance may be obtained if a manufacturer or seller of medical devices can establish that a new device is “substantially equivalent” to a predicate device other than one that has an approved PMA. The claim for substantial equivalence may have to be supported by various types of information, including clinical data, indicating that the device is as safe and effective for its intended use as its legally marketed equivalent device. The 510(k) Clearance is required to be filed and cleared by the FDA prior to introducing a device into commercial distribution. Market clearance for a 510(k) Notification submission may take 3 to 12 months or longer. If the FDA finds that the device is not substantially equivalent to a predicate device, the device is deemed a Class III device, and a manufacturer or seller is required to file a PMA. Approval of a PMA for a new medical device usually requires, among other things, extensive clinical data on the safety and effectiveness of the device. PMA applications may take years to be approved after they are filed. In addition to requiring clearance or approval for new medical devices, FDA rules also require a new 510(k) filing and review period prior to marketing a changed or modified version of an existing legally marketed device if such changes or modifications could significantly affect the safety or effectiveness of that device. The FDA prohibits the advertisement or promotion of any approved or cleared device for uses other than those that are stated in the device’s approved or cleared application.

We believe that the GlamSmile products will not require a 510(k) submission because the products fall within an exemption under the 510(k) regulation.

International sales of medical devices are also subject to the regulatory requirements of each country. In Europe, the regulations of the European Union require that a device have a CE Mark, a mark that indicates conformance with European Union laws and regulations before it can be sold in that market. The regulatory international review process varies from country to country. We previously relied upon our distributors and sales representatives in the foreign countries in which we market our products to ensure we comply with the regulatory laws of such countries; however, during the year ended March 31, 2006 we expanded our own Research and Development personnel to enable us to provide greater assistance and play a more proactive role in obtaining local regulatory approvals, especially in Europe. We currently have an in-office regulatory affairs representative who is responsible for coordinating local and international approvals as well as our ISO:9001 and ISO:13485 (medical device).

Costs and Effects of Compliance with Environmental Laws and Regulations

We are not in a business that involves the use of materials in a manufacturing stage where such materials are likely to result in the violation of any existing environmental rules and/or regulations. Further, we do not own any real property that could lead to liability as a landowner. Therefore, we do not anticipate that there will be any substantial costs associated with the compliance of environmental laws and regulations.

Employees

We currently retain 21 full-time employees in Belgium. We currently have one employee, Mr. Stephen Ross, our Chief Financial Officer, located in the United States. Our subsidiary, Remedent, N.V., has an employment agreement with Mr. Philippe Van Acker, which is currently under renegotiation due to Mr. Van Acker’s recent change in position from Chief Financial Officer to Chief Accounting Officer. We entered into an employment agreement with Roger Leddington on August 15, 2007, appointing Mr. Leddington Senior Vice President and Head of U.S. Marketing. This agreement was subsequently terminated in the beginning of May 2008, when Mr. Leddington resigned and in connection with the Glamtech distribution agreement, accepted the position as Glamtech’s president.

DESCRIPTION OF PROPERTY

We lease our 26,915 square feet office and warehouse facility in Deurle, Belgium from an unrelated party pursuant to a nine-year lease commencing December 20, 2001 at a base rent of €7,018 per month ($9,756 per month at December 31, 2008). In addition, we are responsible for the payment of annual real estate taxes for the property which totaled €4,120 ($6,515) for calendar year 2008.

The minimum aggregate rent to be paid over the remaining lease term based upon the conversion rate for the € at December 31, 2008 is $316,314.

LEGAL PROCEEDINGS

To the best knowledge of management, there are no material legal proceedings pending against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors, Executive Officers and Significant Employees

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions with us held by each person and the date such person became our director or executive officer. Our executive officers are elected annually by the Board of Directors. Each year the stockholders elect the board of directors. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There was no arrangement or understanding between any executive officer or director and any other person pursuant to which any person was elected as an executive officer or director. There are no family relationships between any of our directors, executive officers, director nominees or significant employees. Mr. Kolsteeg is independent as determined by the NASDAQ rules.

Person	Age	Position
Guy De Vreese	53	Chairman, Chief Executive Officer
Stephen Ross	49	Chief Financial Officer, Director, Secretary
Fred Kolsteeg	65	Director
Philippe Van Acker	43	Director, Chief Accounting Officer

Guy De Vreese, Chairman. From April 1, 2002, Mr. De Vreese has served as our Chairman of the Board. Effective upon Mr. List’s resignation as Chief Executive Officer, on December 10, 2008 Mr. De Vreese became our Chief Executive Officer. From June 2001 Mr. De Vreese has also served as President of Remedent N.V. and he has served as President of DMDS, Ltd., a European subsidiary of Dental & Medical Systems, Inc. DMDS, Ltd. developed and marketed high-tech dental equipment. In August 1996, Mr. De Vreese founded DMD N.V., a Belgian company that was the independent European distributor for DMDS products and was its Chief Executive Officer until DMD purchased its distribution rights in April 1998. Mr. De Vreese later worked as CEO from 1996 through February 1999 for Lident, N.V., a Belgian company that merged with DMD and specialized in digital photography and developer of imaging software. Mr. De Vreese also served as a consultant providing services to DMDS, Ltd. from February 1999 to June 2001. Mr. De Vreese resides in Belgium.

Stephen Ross, Director, Chief Financial Officer, Secretary. Mr. Ross has served as our director since August 2001 and as our Secretary since April 2002. He also served as our Chief Financial Officer from August 2001 until March 2005. He was recently reappointed as Chief Financial Officer, effective December 18, 2008. From February 1998 through January 2001, Mr. Ross was CFO of Dental & Medical Diagnostic Systems, Inc., a company that developed and marketed high-tech dental equipment and declared bankruptcy in July 2001. Commencing in 1996 and terminating February 1998, Mr. Ross served as a senior management consultant with Kibel and Green, a corporate restructuring and management firm. Prior to working for Kibel and Green, Mr. Ross served as CFO and co-founder of a personal care company, and as tax manager with an accounting firm. Mr. Ross resides in Los Angeles, California.

Fred Kolsteeg, Director. Mr. Kolsteeg has served as a director of the Company since April 2002. Since 1996, Mr. Kolsteeg has served as the president of WAVE Communications, a Dutch based advertising agency. Prior to founding WAVE in 1996, he founded several other advertising agencies such as ARA, Team and Team Saatchi. Mr. Kolsteeg has also worked at Phillips and Intermarco Publicis. Mr. Kolsteeg resides in Holland.

Philippe Van Acker, Director, Chief Accounting Officer. Mr. Van Acker was appointed as our Chief Financial Officer as of March 30, 2005. Effective December 18, 2008, Mr. Van Acker resigned as Chief Financial Officer and became our Chief Accounting Officer as well as assuming a position on the Board of Directors. From July 2001 to March 30, 2005, Mr. Van Acker has served as a director of our subsidiary, Remedent N.V. where he has also served as financial controller. From 1999 to 2001, Mr. Van Acker served as Director of Finance for DMDS, Ltd., a European subsidiary of Dental & Medical Diagnostic Systems, Inc., a company that developed and marketed high-tech dental equipment. From 1992 to 1999, Mr. Van Acker held various positions with Pfizer Medical Technology Group. Mr. Van Acker resides in Belgium.

EXECUTIVE COMPENSATION

Summary Compensation

Our Board of Directors has not established a separate compensation committee nor any other committee that acts as such a committee. Instead, the entire Board of Directors reviews and approves executive compensation policies and practices, reviews, salaries and bonuses for our officers, administers our benefit plans, and considers other matters as may, from time to time, be referred to it. We do not currently have a Compensation Committee Charter. Our Board continues to emphasize the important link between our performance, which ultimately benefits all shareholders, and the compensation of our executives. Therefore, the primary goal of our executive compensation policy is to closely align the interests of the shareholders with the interests of the executive officers. In order to achieve this goal, we attempt to (i) offer compensation opportunities that attract and retain executives whose abilities and skills are critical to our long-term success and reward them for their efforts in ensuring our success and (ii) encourage executives to manage from the perspective of owners with an equity stake in the Company.

The following table sets forth information regarding all forms of compensation received by the named executive officers during the fiscal years ended March 31, 2009 and March 31, 2008, respectively:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards		All Other Compensation		Total
Guy De Vreese, CEO	2009	$-0-	$-0-	$-0-	$-0-		$318,490	(1)	$318,490	(1)
Chairman, CEO of Remedent N.V.	2008	$-0-	$-0-	$-0-	$-0-		$315,442	(1)	$315,442	(1)
Robin List, (2)	2009	$231,746	$-0-	$-0-	$-0-		$-0-		$231,746
CEO	2008	$252,567	$-0-	$-0-	$-0-		$-0-		$252,567
Philippe Van Acker,	2009	$163,120	$-0-	$-0-	$48,844	(4)	$-0-		$211,964
CFO, Director (3)	2008	$162,658	$-0-	$-0-	$-0-		$-0-		$162,658
Stephen Ross	2009	$50,000	$-0-	$-0-	$48,844	(6)	$-0-		$98,844
CFO, Director(5)	2008	N/A	N/A	N/A	N/A		N/A		N/A

(1)
These amounts are consulting fees including a car allowance paid by Remedent N.V. to Lausha, N.V., a company controlled by Mr. De Vreese, pursuant to an oral consulting agreement between Lausha N.V. and Remedent N.V.  Mr. De Vreese was also appointed CEO effective December 10, 2008, upon Mr. List’s resignation.

(2)	Robin List resigned as CEO and from his position as a director of the Company, effective December 10, 2008.
(3)	Philippe Van Acker resigned from his position as CFO and was appointed as the Company’s Chief Accounting Officer effective December 18, 2008, as well as a member of the Board of Directors.
(4)
The Company valued the 100,000 options granted to Mr. Van Acker on March 19, 2009, using the Black Scholes option pricing model using the following assumptions:  no dividend yield; expected volatility rate of 141%; risk free interest rate of 2.17% and an average life of 10 years resulting in a value of $0.49 per option granted in the period ended March 31, 2009.  The options vested immediately and accordingly a value of $48,844 has been recorded in the period ended March 31, 2009.

(5)	Stephen Ross, a director of the Company, was also appointed CFO effective December 18, 2008, upon Mr. Van Acker’s resignation.
(6)
The Company valued the 100,000 options granted to Mr. Ross on March 19, 2009, using the Black Scholes option pricing model using the following assumptions:  no dividend yield; expected volatility rate of 141%; risk free interest rate of 2.17% and an average life of 10 years resulting in a value of $0.49 per option granted in the period ended March 31, 2009.  The options vested immediately and accordingly a value of $48,844 has been recorded in the period ended March 31, 2009.

Outstanding Equity Awards at Fiscal Year End

The following table provides information with respect to the named executive officers concerning unexercised stock options held by them at March 31, 2009:

Name	Number of Securities underlying Unexercised Options (Exercisable)	Number of Securities underlying Unexercised Options (Unexercisable)	Exercise Price per Share	Expiration Date
Guy De Vreese	50,000	-0-	$1.00	28-Mar-2012
Guy De Vreese	100,000	-0-	$1.75	20-Sept-2017
Robin List	50,000	-0-	$1.00	28-Mar-2012
Robin List	100,000	-0-	$1.75	20-Sept-2017
Philippe Van Acker	75,000	-0-	$2.46	23-Dec-2015
Philippe Van Acker	10,000	-0-	$1.00	28-Mar-2012
Philippe Van Acker	50,000	-0-	$1.75	20-Sept-2017
Philippe Van Acker	100,000	-0-	$0.50	19-Mar-2019
Stephen Ross	50,000	-0-	$1.00	28-Mar-2012
Stephen Ross	12,500	-0-	$2.00	4-Apr-2014
Stephen Ross	100,000	-0-	$0.50	19-Mar-2019

As of March 31, 2009, there were no outstanding stock awards.

Director Compensation Table

Generally, our directors do not receive any cash compensation, but are entitled to reimbursement of their reasonable expenses incurred in attending directors’ meetings.  However, at the discretion of our Board of Directors, we may periodically issue stock options under our stock option plan to directors.

The following table sets forth information regarding all forms of compensation received by all non-executive directors of the Company during the fiscal year ended March 31, 2009:

Name	Directors Fees Earned or Paid in Cash		Stock Awards	Option Awards		All Other Compensation	Total
Fred Kolsteeg	$19,806	(1)	$-0-	$97,688	(2)	$-0-	$117,494

(1)	Represents amounts paid to Mr. Kolsteeg as reimbursement of his out-of-pocket expenses incurred in traveling to and attending Board meetings.

(2)
The Company valued the 200,000 options granted to Mr. Kolsteeg on March 19, 2009, using the Black Scholes option pricing model using the following assumptions:  no dividend yield; expected volatility rate of 141%; risk free interest rate of 2.17% and an average life of 10 years resulting in a value of $0.49 per option granted.  The options vested immediately and accordingly a value of $97,688 has been recorded in the period ended March 31,2009.  The options granted to Mr. Kolsteeg represent additional compensation paid to Mr. Kolsteeg as compensation for his extra efforts and assistance with the Company’s sale of its Over-the-Counter retail business during the fiscal year ended March 31, 2009.

Stock Option Plans

As of March 31, 2009, we had three equity compensation plans approved by our stockholders (1) our Incentive and Nonstatutory Stock Option Plan enacted in 2001 (the “2001 Plan”), (2) our 2004 Incentive and Nonstatutory Stock Option Plan (the “2004 Plan”); and (3) our 2007 Equity Incentive Plan (the “2007 Plan”). Our stockholders approved the 2001 Plan reserving 250,000 shares of common stock of the Company pursuant an Information Statement on Schedule 14C filed with the Commission on August 15, 2001. In addition, our stockholders approved the 2004 Plan reserving 800,000 shares of common stock of the Company pursuant to an Information Statement on Schedule 14C filed with the Commission on May 9, 2005.  Finally, our stockholders approved the 2007 Plan reserving 1,000,000 shares of common stock of the Company pursuant to a Definitive Proxy Statement on Schedule 14A filed with the Commission on October 2, 2007.

In addition to the equity compensation plans approved by our stockholders, we have issued options and warrants to individuals pursuant to individual compensation plans not approved by our stockholders.  These options and warrants have been issued in exchange for services or goods received by us.

The following table provides aggregate information as of March 31, 2009 with respect to all compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of of outstanding options, warrants and right	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans approved by security holders	1,673,166	$1.15	376,834
Equity Compensation Plans not approved by security holders	447,298	$1.66	NA
Total	2,120,464	$1.26	376,834

Employment Agreements

Our subsidiary, Remedent, N.V., has an employment agreement with Mr. Philippe Van Acker.  We entered into an employment agreement with Roger Leddington on August 15, 2007, appointing Mr. Leddington Senior Vice President and Head of U.S.  Marketing.  This agreement was subsequently terminated in the beginning of May 2008, when Mr. Leddington resigned and in connection with the Glamtech distribution agreement, accepted the position as Glamtech’s president.  We do not currently have any other employment agreements with our executive officers.  However, we anticipate having employment contracts with executive officers and key personnel as necessary, in the future.

Long-Term Incentive Plans-Awards in Last Fiscal Year

We do not currently have any long-term incentive plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of May 7, 2009. The information in this table provides the ownership information for:

a.	each person known by us to be the beneficial owner of more than 5% of our common stock;

b.	each of our directors;

c.	each of our executive officers; and

d.	our executive officers, directors and director nominees as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 of the 1934 Exchange Act and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership is based on 19,995,969 shares outstanding.

Beneficial owner(1)	Shares Beneficially Owned	Percentage Beneficially Owned

Guy De Vreese, CEO, Chairman(2)
Xavier de Cocklaan 42
9831 Deurle, Belgium	4,793,580	23.78%

Robin List, Former CEO, Former Director(3)
Xavier de Cocklaan 42
9831 Deurle, Belgium	159,827	*

Philippe Van Acker, Director(4)
Xavier de Cocklaan 42
9831 Deurle, Belgium	101,667	*

Beneficial owner(1)	Shares Beneficially Owned	Percentage Beneficially Owned

Stephen Ross, CFO, Secretary, Director(5)
1921 Malcolm #101
Los Angeles, CA 90025	525,777	2.6%

Fred Kolsteeg, Director (6)
Managelaantje 10
3062 CV Rotterdam
The Netherlands	110,000	*

All Officers and Directors as a Group (5 persons)	5,690,851	27.78%

5% or Greater Shareholders

Austin W. Marxe and David M. Greenhouse(7)
153 East 53rd Street, 55th Floor
New York, NY 10022	7,814,816	33.50%

Paul J. Solit(8)	1,871,019	8.9%
825 Third Avenue, 33rd Floor
New York, NY 10020

Lagunitas Partners LP(9)	1,384,600	6.72%

Jon D. Gruber, J. Patterson McBaine and Eric Swergold (10)	2,240,000	10.69%
50 Osgood Place, Penthouse
San Francisco, CA 94133

Den-Mat Holdings, LLC(11)	3,378,379	14.45%
2727 Skyway Drive
Santa Maria, CA 93455
____________
*	Less than one percent

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the Securities and Exchange Commission, shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2)
Guy De Vreese holds 3,304,426 shares in his own name, which such amount includes 50,000 shares of common stock underlying options which vested on March 29, 2002 and have an exercise price of $1.00 per share; 100,000 shares of common stock underlying options which vested on September 17, 2007 and have an exercise price of $1.75 per share; 72,787 shares of common stock held in the name of Lausha N.V., a Belgian company controlled by Guy De Vreese (“Lausha”) and 9,900 shares of common stock underlying warrants with an exercise price of $10.00 per share held in the name of Lausha; 6,467 shares of common stock held in the name of Lident N.V., a Belgian company controlled by Guy De Vreese; and 1,400,000 shares of common stock held in the name of Lausha HK, a Hong Kong company controlled by Guy De Vreese.

(3)
Includes 50,000 shares of common stock underlying options which vested on March 29, 2002 and have an exercise price of $1.00 per share, and 100,000 shares of common stock underlying options which vested on September 17, 2007 and have an exercise price of $1.75 per share.

(4)
Includes 10,000 shares of common stock underlying options which vested on March 29, 2002 and have an exercise price of $1.00 per share; 75,000 shares of common stock underlying options which vested on December 2005 and have an exercise price of $2.46 per share; and 16,667 shares of common stock underlying options which vested on September 17, 2007 and have an exercise price of $1.75 per share.

(5)
Includes 50,000 shares of common stock underlying options which vested on March 29, 2002 and have an exercise price of $1.00 per share and 12,500 shares of common stock underlying options which vested on April 8, 2004 and have an exercise price of $2.00 per share.

(6)
Includes 5,000 shares of common stock underlying options which vested on March 29, 2002 and have an exercise price of $1.00 per share and 10,000 shares of common stock underlying warrants held by Kolsteeg Beleggingsmaatschappij B.V., a Dutch company of which Fred Kolsteeg is the principal, with an exercise price of $10.00 per share.

(7)
Consists of 3,010,667 shares of common stock of the Company held by Special Situations Private Equity Fund, L.P. (“SSF Private Equity”) and warrants to purchase 2,842,382 shares of common stock held by SSF Private Equity; 529,700 shares of common stock held by Special Situations Fund III QP, L.P. (“SSF QP”) and warrants to purchase 177,000 shares of common stock held by SSF QP; 940,067 shares of common stock held by Special Situations Cayman Fund, L.P. (“SSF Cayman”) and warrants to purchase 315,000 shares of common stock held by SSF Cayman. MGP Advisors Limited (“MGP”) is the general partner of SSF QP. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to SSF Cayman and the investment adviser to SSF Private Equity. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(8)
Consists of 404,370 shares of common stock and warrants to purchase 424,365 shares of common stock held by Potomac Capital Partners LP; 212,122 shares of common stock and warrants to purchase 293,976 shares of common stock held by Potomac Capital International Ltd (“Potomac International”); and 234,527 shares of common stock and warrants to purchase 301,659 shares of common stock held by Pleiades Investment Partners-R LP (“Pleiades”). Paul J. Solit is the Managing Member of Potomac Capital Management LLC (“Management LLC”), which is the General Partner of Potomac Capital Partners LP. Mr. Solit is also the President and sole owner of Potomac Capital Management Inc. (“Management Inc.”), which is the Investment Manager of both Potomac International and Pleiades. As a director of Potomac International and through his control of Management LLC and Management Inc. Mr. Solit has disposition and voting control over the securities of Potomac Capital Partners LP, Potomac International and Pleiades.

(9)
Consists of 791,200 shares of common stock and warrants to purchase 593,400 shares of common stock. Such securities are also included and reflected in the disclosure for Jon D. Gruber, J. Patterson McBaine and Eric Swergold per footnote 11 below.

(10)
Consists of 791,200 shares of common stock and warrants to purchase up to 593,400 shares of common stock held by Lagunitas Partners LP (“Lagunitas”); 181,600 shares of common stock and warrants to purchase up to 136,200 shares of common stock held by Gruber & McBaine International (“G&M International”); 153,600 shares of common stock and warrants to purchase up to 115,200 shares of common stock held by the Jon D. and Linda W. Gruber Trust; and 153,600 shares of common stock and warrants to purchase up to 115,200 shares of common stock held by J. Patterson McBaine. Gruber & McBaine Capital Management, LLC (“GMCM”) is a registered investment adviser and general partner to Lagunitas and G&M International. Messrs. Gruber and McBaine are Managers, members and portfolio managers of GMCM and Mr. Swergold is a member and portfolio manager of GMCM. GMCM and Messrs. Gruber, McBaine and Swergold constitute a group within the meaning of Rule 13d-5(b). Through control of GMCM, Messrs. Gruber, McBaine and Swergold share voting and disposition control over the portfolio securities of Lagunitas and G&M International. Jon D. Gruber and Linda W. Gruber have disposition and voting control for the securities held by the Jon D. and Linda W. Gruber Trust. J. Patterson McBaine has disposition and voting control for the securities held in his name.

(11)	Consists of warrants to purchase 3,378,379 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 10, 2008, we completed a restructuring in the form of a management-led buyout of 50% of our over-the-counter (“OTC”) retail business (the “Restructuring”). The Restructuring was led by Mr. Robin List, our former director and Chief Executive Officer, with financing provided by a non-affiliated foreign investment fund. We sold fifty percent (50%) of our interest in a new subsidiary formed as part of the transaction to Mr. List in exchange for 723,000 restricted shares of our common stock held by Mr. List (“Exchanged Shares”), pursuant to a Share Purchase Agreement on December 10, 2008. The Exchanged Shares were valued at $1.15 per share, based on the average of the 52 week high and low bid, for an aggregate value of $831,450. As a result, Mr. List and the Company equally own 50% of the newly formed subsidiary, Remedent OTC, with the Company currently controlling Remedent OTC through its board representations pursuant to the terms of a certain Voting Agreement entered into by the Company and Mr. List concurrently with the Share Purchase Agreement. The Voting Agreement provides that, the Company will initially have 2 board representation and Mr. List will have 1 board representation. However upon the occurrence of a “Triggering Event” (as defined in the Voting Agreement), the Company will have 1 board representation and Mr. List will have 2 board representations. On December 8, 2008 a total of 723,000 restricted common shares were returned to treasury.

In connection with our Distribution, License & Manufacturing Agreement with Den-Mat (the “Distribution Agreement”) in August 2008 and as consideration for Den-Mat’s obligations under the Distribution Agreement, we agreed, among other things, to issue Den-Mat or an entity to be designated by Den-Mat, warrants to purchase up to three million three hundred seventy-eight thousand three hundred seventy-nine (3,378,379) shares of our common stock, par value $0.001 per share at an exercise price of $1.48 per share. During the three months ended December 31, 2008 we granted 3,738,379 warrants to purchase our common stock to Den-Mat. We valued the warrants at $4,323,207, using the Black Scholes option pricing model using the following assumptions: no dividend yield; expected volatility rate of 131%; risk free interest rate of 3.07% and an average life of 5 years resulting in a value of $1.28 per option granted.

Further, as a condition to the Den-Mat transaction, on August 24, 2008, we entered into a Rescission Agreement with Glamtech (the “Rescission Agreement”). As part of the consideration for the rescission and release under the Rescission Agreement, the Company entered into a Stock Purchase Agreement with each of the two Glamtech shareholders (the “Glamtech Shareholders”), for the purchase of all of Glamtech’s outstanding common stock in exchange for: (i) at the election of the Glamtech Shareholders at any time within 6 months, to receive either, but not both, (a) an aggregate of one million (1,000,000) restricted shares of our common stock, or (b) five (5) year warrants, valued by our Board of Directors at $1.48 per warrant, to purchase an aggregate of one million two hundred and forty-seven thousand two hundred and sixteen (1,247,216) restricted shares of the registrant’s common stock at a exercise price of $1.30 per share. At the election of the Glamtech Shareholders, we issued 500,000 common shares to each of the previous Glamtech shareholders and were recorded at a fair value of $625,000.

On July 11, 2008, we issued 358,166 shares of restricted common stock to SensAble Technologies, Inc. as partial payment of products and certain exclusivity rights pursuant to the terms of that certain OEM Agreement dated as of June 30, 2008. The value of the shares issued was $569,483.

In connection with our private placement in June 2007 of $7,000,000, (the “2007 Private Offering”) we issued warrants to purchase up to 4,200,000 shares of common stock at an exercise price of $1.55 per share (the “Warrants”). Under the terms of the 2007 Private Offering, the Warrants are exercisable for a period of five years and entitle the holder to purchase one share of restricted common stock (the “Warrant Shares”) for $1.55 per Warrant Share. We also have the right to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants if the Shares trade on the Over-The-Counter Electronic Bulletin Board or similar market above $5.25 per share for 20 consecutive trading days following the second anniversary of the initial effective date of the registration statement covering the resale of the shares and Warrant Shares, based upon the closing bid price for the shares for each trading day provided that certain conditions are met (the “Redemption Right”). Once the Redemption Right vests, we have the right, but not the obligation, to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants upon 30 days written notice to the holders of the Warrants. Except as otherwise disclosed in this Prospectus, the Selling Security Holders purchased the securities relating to this Prospectus in this private placement. The Company engaged Roth Capital Partners, LLC, as its exclusive agent to offer the Shares and Warrants (the “Placement Agent”). The Placement Agent was entitled to a fee equal to ten percent (10%) of the gross proceeds derived from the Offering, of which the Placement Agent may, at its option, receive up to 2% of its 10% fee in securities issued in the Offering. Further, we agreed to pay the Placement Agent 5% of the exercise price of the Warrants promptly following our receipt thereof. In addition, we agreed to reimburse the Placement Agent for its out-of-pocket expenses related to the Offering, including an upfront payment of $25,000 to cover such expenses, of which any unused amount will be netted against the Placement Agent’s 10% fee. As of December 31, 2008, the total costs of this private placement were $1,235,223, comprising of: commissions of $762,505; out-of-pocket costs of $25,000; professional fees of $375,738 and direct travel costs of $71,980; and have been recorded against share capital as a cost of financing.

In the 2007 Private Offering, and pursuant to the terms of the 2007 Private Offering discussed above, the following funds controlled by significant shareholders Messrs. Austin W. Marxe and David M. Greenhouse, purchased securities as follows: Special Situations Private Equity Fund, L.P. (“SSF Private Equity”) purchased 1,344,000 shares of common stock and warrants to purchase 1,008,000 shares for an aggregate purchase price of $1,680,000; Special Situations Cayman Fund L.P. purchased 420,000 shares of common stock and 315,000 warrants to purchase common stock for an aggregate purchase price of $525,000; and Special Situations Fund III QP L.P. purchased 236,000 shares of common stock and 177,000 warrants to purchase common stock for an aggregate purchase price of $295,000. Further, pursuant to the terms of the 2005 Private Offering discussed below, SSF Private Equity purchased 1,666,667 shares of common stock and 1,666,667 warrants to purchase common stock for an aggregate purchase price of $2,500,000.

Additionally, in the 2007 Private Offering, significant shareholder Lagunitas Partners LP purchased 791,200 shares of common stock and 593,400 warrants to purchase common stock for an aggregate purchase price of $989,000. Finally, in the 2007 Private Offering, significant shareholder Paul J. Solit, through his dispositive and voting control of the following entities purchased securities as follows: Potomac Capital Partners LP purchased 565,820 shares of common stock and 424,365 warrants to purchase common stock for an aggregate purchase price of $707,275; Potomac Capital International Ltd purchased 391,968 shares of common stock and 293,976 warrants to purchase common stock for an aggregate purchase price of $489,960; and Pleiades Investment Partners-R Ltd purchased 402,212 shares of common stock and 301,659 warrants to purchase common stock for an aggregate purchase price of $502,765.

On April 10, 2007, in connection with our engagement of Axelrod Weinberger Associates, LLC (“WAW”) as the Company’s financial public relations firm, and in addition to the monthly retainer paid by the Company to WAW, the Company granted to WAW or an entity to be designated by WAW, a warrant to purchase a total of two hundred thousand (200,000) fully paid and non-assessable shares of Company common stock at an exercise price of $1.65.

On July 20, 2005, we completed a private placement offering of 2,520,661 Units (the “2005 Private Offering”) consisting of one share of common stock (the "2005 Shares") and one common stock purchase warrant (the "2005 Warrants") at a price of $1.50 per Unit for a total of $3,780,985 (the "Units"). The 2005 Warrants are exercisable for a period of five years and shall entitle the holder to purchase one share of common stock (the "2005 Warrant Shares") for $1.75 per 2005 Warrant Share. We have the right to redeem the 2005 Warrants for $0.01 per 2005 Warrant Share covered by the 2005 Warrants after July 6, 2007 if the 2005 Shares trade on the over-the-counter Bulletin Board above $3.50 per share for thirty consecutive trading days provided that certain conditions are met (the "Redemption Right"). Once the Redemption Right vests, we will have the right, but not the obligation, to redeem the 2005 Warrants for $0.01 per 2005 Warrant Share covered by the 2005 Warrants upon thirty days written notice to the holders of the 2005 Warrants. We engaged MDB Capital Group, LLC, as our exclusive agent to offer the Units (the “Placement Agent”). The Placement Agent earned a fee equal to ten percent (10%) of the gross proceeds derived from the sale of the Units, which totaled $378,099, together with a five year warrant to purchase up to 252,067 of the Units sold in the offering at an exercise price of $1.50 per Unit.

In the fall of 2006, we opened our initial GlamSmile Lab in Ghent, Belgium. As a temporary solution, the lab was integrated at the same address as the office of Evelyne Jacquemyns, a dentist in Ghent who is a related person to Guy De Vreese, our Chairman, by virtue of sharing the same household. We incurred $63,835 in costs related to the build out of the initial GlamSmile Lab. It was agreed that we could use the office of Ms Jacquemyns from time to time for demonstration purposes in relation to our GlamSmile veneers, at no cost. During the summer of 2007, our GlamSmile Lab was temporarily moved to another location within the same building, to be able to facilitate our growing group of Lab technicians. We are currently negotiating to rent a larger location., where the initial GlamSmile Lab will be moved together with the GlamSmile Veneers Drawing team. We incurred $63,835 and $49,473 during the years ending March 31, 2007 and March 31, 2008, in costs related to the build out of the initial GlamSmile Lab. Additional investments are planned to support the growth of sales of our GlamSmile veneers.

Guy De Vreese, our Chairman of the Board and Chief Executive Officer, is the managing director of our subsidiary, Remedent N.V. Mr. De Vreese provides his services as Remedent N.V.’s Managing Director through two companies, Lausha, N.V. and Lident N.V. Lausha, N.V. and Lident N.V. have oral consulting arrangements with Remedent N.V. that provide Mr. De Vreese’s services and are both companies controlled by Mr. De Vreese. On March 20, 2006, Lausha N.V. and Lident N.V. merged into Lausha N.V., controlled by Mr. De Vreese. Lausha N.V. received a total of $315,442 and $281,000 as compensation for services for the years ending March 31, 2008 and March 31, 2007, respectively. Lausha N.V. and Lident N.V. received a combined total of $222,000 and $225,000 as compensation for these services for the years ending March 31, 2006 and March 31, 2005, respectively.

In September 2004, we entered into an agreement with Lident N.V., a company controlled by Mr. De Vreese, our Chairman, to obtain an option, exercisable through December 31, 2005, to license a patent and worldwide manufacturing and distribution rights for a potential new product for which Lident had been assigned certain rights by the inventors of the products, who are unrelated parties, prior to Mr. De Vreese’s association with us. The agreement required us to advance to the inventors through Lident a fully refundable deposit of €100,000 ($129,650) subject to our due diligence regarding the enforceability of the patent and marketability of the product, which, if viable, will be assigned to us for additional consideration to the inventors of €100,000 ($129,650) and an ongoing royalty from sales of products related to the patent equal to 3% of net sales and, if not viable, the deposit will be repaid in full to us by Lident. The consideration we had agreed to pay Lident upon the exercise of the option is the same as the consideration Lident is obligated to pay the original inventors. Consequently, Lident will not profit from the exercise of the option. Furthermore, at a meeting of our Board of Directors on July 13, 2005, we accepted Lident’s offer to facilitate an assignment of Lident’s intellectual property rights to the technology to us in exchange for the reimbursement of Lident’s actual costs incurred relating to the intellectual property. On December 12, 2005, we exercised the option and mutually agreed with the patent holder to revise the assignment agreement whereby we agreed to pay €50,000 additional compensation in the form of prepaid royalties instead of the €100,000 previously agreed, €25,000 of which had been paid by us in September 2005 and the remaining €25,000 to be paid upon the first shipment of a product covered by the patent. The patent is being amortized over five (5) years and accordingly, we recorded $55,468 of accumulated amortization for this patent as of March 31, 2008 and $73,297 of accumulated amortization for this patent as of December 31, 2008. As of December 31, 2008, we have not yet received the final product.

Since the inception of IMDS, Inc. (“IMDS”) in April 2003, IMDS, a distributor of our products, has purchased inventory valued at approximately $642,000 from us. All inventory was purchased at standard pricing. One of our directors owns a minority interest in IMDS, to which goods were sold during the years ended March 31, 2008 and 2007 totaling $87,790 and $476,122 respectively, and the accounts receivable at year end with this customer totaled $91,533 and $392,057 at March 31, 2008 and 2007 respectively. During the nine months ended December 31, 2008 and 2007 the goods sold were $87,463 and $29,524 respectively. Accounts receivable with this customer at December 31, 2008 and December 31, 2008 totaled $33,601 and $80,523 respectively.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Nevada General Corporation Law and our Amended and Restated Articles of Incorporation, our directors will have no personal liability to us or our stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director involving any act or omission of any such director. This provision does not apply to the directors’ (i) acts or omissions that involve intentional misconduct, fraud or knowing violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption under Section 78.300 of the Nevada Revised Statutes. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Amended and Restated Articles of Incorporation, is to eliminate our rights and the rights of our stockholders (through stockholder’s derivative suits on our behalf) to recover damages against a director for breach of his fiduciary duties as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above. This provision does not limit nor eliminate our rights or any stockholder’s rights to seek equitable relief such as an injunction or rescission in the event of a breach of a director’s fiduciary duties. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. In addition, our Amended and Restated Bylaws authorizes us to indemnify our directors and officers in cases where our officer or director acted in good faith and in a manner reasonably believed to be in our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered by the Selling Security Holders will be passed on by the law firm of Bullivant Houser Bailey PC, Sacramento, California.

EXPERTS

PKF bedrijfsrevisoren, independent registered public accounting firm, audited our consolidated financial statements as of and for the years ended March 31, 2008 and March 31, 2007. We have included our financial statements in this Prospectus and elsewhere in the registration statement in reliance on PKF bedrijfsrevisoren reports given on their authority as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc., located at 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117, with the same mailing address and telephone number (801) 272-9294.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

REMEDENT, INC.  AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets For Fiscal Years Ended March 31, 2008 and 2007	F-3
Consolidated Statements of Operations For Fiscal Years Ended March 31, 2008 and 2007	F-4
Consolidated Statement of Stockholder’s Equity (Deficit) For Fiscal Years Ended March 31, 2008 and 2007	F-5
Consolidated Statements of Cash Flows For Fiscal Years Ended March 31, 2008 and 2007	F-6
Consolidated Statements of Comprehensive Loss For Fiscal Years Ended March 31, 2008 and 2007	F-7
Notes to Consolidated Financial Statements	F-8

Condensed Consolidated Balance Sheets as of December 31, 2008 (Unaudited) and March 31, 2008	F-25
Condensed Consolidated Statements of Operations for the Three Months and Nine Months Ended December 31, 2008 and December 31, 2007 (Unaudited)	F-26
Condensed Consolidated Statements of Comprehensive Income (Loss) for the Three Months and Nine Months Ended December 31, 2008 and December 31, 2007 (Unaudited)	F-27
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended December 31, 2008 and December 31, 2007 (Unaudited)	F-28
Notes to Interim Condensed Consolidated Financial Statements (Unaudited)	F-29

INDEPENDENT AUDITORS’ REPORT

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Stockholders of Remedent, Inc.:

We have audited the accompanying consolidated balance sheets of Remedent, Inc. as of March 31, 2008 and March 31, 2007 and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive loss for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2008 and March 31, 2007 and the results of its operations and its cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.

Antwerp — Belgium,

July 9, 2008
PKF bedrijfsrevisoren CVBA
Statutory Auditors
Represented by

/s/ Ria Verheyen
Registered Auditor

Tel +32 (0)3 235 66 66 / Fax +32 (0)3 235 22 22 / antwerpen@pkf.be / www.pkf.be
PKF bedrijfsrevisoren CVBA / burgerlijke vennootschap met handelsvorm
Potvlietlaan 6 / 2600 Antwerpen / BTW BE 0439 814 826 / RPR Antwerpen

The PKF International Association is an association of legally independent firms.

REMEDENT, INC.  AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2008	March 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,728,281	$126,966
Accounts receivable, net of allowance for doubtful accounts of $32,181 at March 31, 2008 and $79,996 at March 31, 2007	1,902,920	1,724,121
Inventories, net	1,360,709	1,132,941
Prepaid expense	970,173	668,421
Total current assets	5,962,083	3,652,449
PROPERTY AND EQUIPMENT, NET	692,609	589,623
OTHER ASSETS
Long term investments and advances	675,000	—
Patents, net	115,827	135,894
TOTAL ASSETS	$7,445,519	$4,377,966
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current portion, long term debt	$58,583	$43,499
Line of Credit	779,718	1,530,276
Notes payable	—	11,282
Accounts payable	2,002,439	1,441,502
Accrued liabilities	781,737	412,435
Due to related parties	—	50,536
Income taxes payable	15,121	—
Total current liabilities	3,637,598	3,489,530
LONG TERM DEBT	94,754	152,343
STOCKHOLDERS’ DEFICIT:
Preferred Stock $0.001 par value (10,000,000 shares authorized, none issued and outstanding)	—	—
Common stock, $0.001 par value; (50,000,000 shares authorized, 18,637,803 shares issued and outstanding at March 31, 2008 and 12,996,245 shares issued and outstanding at March 31, 2007)	18,638	12,996
Additional paid-in capital	17,929,992	11,904,000
Accumulated deficit	(14,263,113)	(11,147,600)
Accumulated other comprehensive income (loss) (foreign currency translation adjustment)	27,650	(33,303)
Total stockholders’ equity (deficit)	3,713,167	736,093
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$7,445,519	$4,377,966

COMMITMENTS (Note 20)
SUBSEQUENT EVENT (Note 21)

The accompanying notes are an integral part of these consolidated financial statements.

REMEDENT, INC.  AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended March 31,
	2008	2007
Net sales	$7,482,261	$6,676,365
Cost of sales	3,975,777	3,342,716
Gross profit	3,506,484	3,333,649
Operating Expenses
Research and development	332,958	341,764
Sales and marketing	1,886,389	888,810
General and administrative	4,057,007	3,288,723
Depreciation and amortization	301,260	209,340
TOTAL OPERATING EXPENSES	6,577,614	4,728,637
INCOME (LOSS) FROM OPERATIONS	(3,071,130)	(1,394,988)
OTHER INCOME (EXPENSES)
Interest expense	(138,168)	(176,344)
Other income	121,032	75,283
TOTAL OTHER INCOME (EXPENSES)	(17,136)	(101,061)
INCOME (LOSS) BEFORE INCOME TAXES	(3,088,266)	(1,496,049)
Income tax (expense) benefit	(27,247)	—
NET LOSS	$(3,115,513)	$(1,496,049)
LOSS PER SHARE
Basic and fully diluted	$(0.17)	$(0.12)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and fully diluted	17,823,012	12,971,795

The accompanying notes are an integral part of these consolidated financial statements.

REMEDENT, INC.  AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED MARCH 31, 2008 and 2007

	Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Common Stock Subscribed	Other	Total
		$	$	$	$	$	$
Balance, March 31, 2006	12,764,112	12,764	11,624,234	(9,651,551)	200	(28,274)	1,957,373
Common stock issued for development services	200,000	200	—	—	(200)	—	—
Common stock issued on conversion of convertible debentures	32,133	32	57,807	—	—	—	57,839
Value of stock options issued to employees	—	—	221,959	—	—	—	221,959
Cumulative translation adjustment	—	—	—	—	—	(5,029)	(5,029)
Net loss	—	—	—	(1,496,049)	—	—	(1,496,049)
Balance, March 31, 2007	12,996,245	12,996	11,904,000	(11,147,600)	—	(33,303)	736,093
Common stock issued by private placement	5,600,000	5,600	6,994,400	—	—	—	7,000,000
Commissions and other costs of private placement	—	—	(1,224,498)	—	—	—	(1,224,498)
Shares issued on exercise of warrants	10,000	10	15,890	—	—	—	15,900
Shares issued Debt Conversion	31,558	32	50,504	—	—	—	50,536
Value of stock options issued to employees	—	—	189,696	—	—	—	189,696
Cumulative translation adjustment	—	—	—	—	—	60,953	60,953
Net loss	—	—	—	(3,115,513)	—	—	(3,115,513)
Balance, March 31, 2008	18,637,803	18,638	17,929,992	(14,263,113)	—	27,650	3,713,167

The accompanying notes are an integral part of these consolidated financial statements.

REMEDENT, INC.  AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,115,513)	$(1,496,049)
Adjustments to reconcile net (loss) to net cash used by operating activities
Depreciation and amortization	301,260	209,340
Inventory reserve	2,446	—
Allowance for doubtful accounts	(47,815)	(1,813)
Stock issued upon conversion of convertible debentures	—	25,706
Value of issued stock options to employees	189,696	221,959
Changes in operating assets and liabilities:
Accounts receivable	(178,799)	870,014
Inventories	(227,768)	476,814
Prepaid expenses	(301,752)	(297,844)
Accounts payable	548,811	(336,606)
Accrued liabilities	369,302	(220,360)
Income taxes payable	15,121	(110,468)
Net cash used by operating activities	(2,445,011)	(659,307)
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease (increase) in restricted cash	—	70,762
Long term investments and advances	(675,000)	—
Purchase of patent rights	(11,556)	—
Purchases of equipment	(198,994)	(385,866)
Net cash used by investing activities	(885,550)	(315,104)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from share issuances	5,791,402	—
Net proceeds from (repayments of) capital lease note payable	(42,505)	111,231
Note payments — related parties	(0)	(8,422)
Proceeds from (repayments of) line of credit	(750,558)	837,180
Net cash provided by financing activities	4,998,339	939,988
NET (DECREASE) INCREASE IN CASH	1,667,778	(34,423)
Effect of exchange rate changes on cash and cash equivalents	(66,463)	(170,756)
CASH AND CASH EQUIVALENTS, BEGINNING	126,966	332,145
CASH AND CASH EQUIVALENTS, ENDING	$1,728,281	$126,966
Supplemental Cash Flow Information:
Interest paid	$62,073	$111,493
Income taxes paid	$—	$—
SUPPLEMENTAL NON-CASH FINANCING AND INVESTING ACTIVITIES:
Common shares issued upon conversion of convertible debt	$50,536	$—

The accompanying notes are an integral part of these consolidated financial statements.

REMEDENT, INC.  AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	For the year ended March 31,
	2008	2007
Net Loss	$(3,115,513)	$(1,496,049)
OTHER COMPREHENSIVE LOSS:
Foreign currency translation adjustment	60,953	(5,029)
Comprehensive loss	$(3,054,560)	$(1,501,078)

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BACKGROUND AND ORGANIZATION

The Company is a manufacturer and distributor of cosmetic dentistry products, including a full line of professional dental and retail “Over-The-Counter” tooth whitening products which are distributed in Europe, and recently in Asia and the United States.  The Company manufactures many of its products in its facility in Deurle, Belgium as well as outsourced manufacturing in China.  The Company distributes its products using both its own internal sales force and through the use of third party distributors.

The accompanying consolidated financial statements include the accounts of Remedent, Inc. (formerly Remedent USA, Inc.), a Nevada corporation, and its four subsidiaries, Remedent N.V. (Belgian corporation) located in Deurle, Belgium, Remedent Professional, Inc. (incorporated in California) and a subsidiary of Remedent Professional Holdings, Inc., Remedent Asia Pte Ltd, a wholly-owned subsidiary formed under the laws of Singapore, and Sylphar N.V. (incorporated in Belgium as a wholly owned subsidiary on September 24, 2007) (collectively, the “Company”).  Remedent, Inc. is a holding company with headquarters in Deurle, Belgium and, as of October 2005, offices in Los Angeles, California.  Remedent Professional, Inc. and Remedent Professional Holdings, Inc. have been dormant since inception.  Remedent Asia Pte.  Ltd., commenced operations as of July 2005.  All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

The Company was originally incorporated under the laws of Arizona in September 1996 under the name Remedent USA, Inc.  In October 1998, the Company was acquired by Resort World Enterprises, Inc., a Nevada corporation (“RWE”) in a share exchange and RWE immediately changed its name to Remedent USA, Inc.  The share exchange was a “reverse acquisition” and accounted for as if the Company acquired RWE and then recapitalized its capital structure.  On July 1, 2001, the Company formed three wholly-owned subsidiaries, Remedent Professional Holdings, Inc., Remedent Professional, Inc. and Remedent N.V. (a Belgium corporation).  Remedent Professional, Inc. and Remedent Professional Holdings, Inc. are both wholly-owned subsidiaries and have been inactive since inception.  In June 2005, the Company formed Remedent Asia Pte Ltd, a wholly-owned subsidiary formed under the laws of Singapore.  In October, 2005, the Company established a sales office in Los Angeles, California in order to introduce its products to the United States market.

During the quarter ended March 31, 2002, through the Company’s Belgium based subsidiary, Remedent N.V., the Company initiated its entrance into the high technology dental equipment market.  Since that time, the majority of the Company’s operations have been conducted through its subsidiary, Remedent N.V.  For the last five fiscal years, substantially all of the Company’s revenue has been generated by Remedent N.V., which has become a provider of cosmetic dentistry products, including a full line of professional dental and retail “over-the-counter” tooth whitening products in Europe.  Because the controlling stockholders of Remedent N.V. consisted of the Company’s executive officers or companies owned by these executive officers, the Company has always had effective “control” over Remedent N.V., as defined by APB 51 “Consolidated Financial Statements,” even though it owned only twenty two percent (22%) of this subsidiary.

On June 3, 2005, the Company consummated the acquisition of the remaining 78% of Remedent N.V., and issued 7,715,703 shares of the Company’s common stock in exchange for the 78% of the common stock of Remedent N.V. not owned by the Company.  As a result of this acquisition, Remedent N.V. is now our wholly-owned subsidiary.

In addition, on June 3, 2005, the Company amended its Articles of Incorporation pursuant to the filing of the Amended and Restated Articles of Incorporation with the Nevada Secretary of State.  The Amended and Restated Articles of Incorporation (i) changed the name of the Company from “Remedent USA, Inc.” to “Remedent, Inc.” (ii) increased the number of authorized shares to 60,000,000 shares consisting of 50,000,000 shares of common stock and 10,000,000 shares of Preferred Stock, and (iii) effected a one-for-twenty reverse stock split (collectively, the “Amendments”).  The consolidated financial statements and accompanying notes have been retroactively adjusted to reflect the effects of the reverse split and authorization of 10,000,000 shares of Preferred Stock.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Remedent, Inc. (formerly Remedent USA, Inc.), a Nevada corporation, and its four subsidiaries, Remedent N.V. (Belgian corporation) located in Deurle, Belgium, Remedent Professional, Inc. (incorporated in California) and a subsidiary of Remedent Professional Holdings, Inc., Remedent Asia Pte.  Ltd, a wholly-owned subsidiary formed under the laws of Singapore, and Sylphar N.V. (incorporated in Belgium as a wholly owned subsidiary on September 24, 2007), (collectively, the “Company”).  Remedent, Inc. is a holding company with headquarters in Deurle, Belgium.  Remedent Professional, Inc. and Remedent Professional Holdings, Inc. have been dormant since inception.  Remedent Asia Pte.  Ltd., commenced operations as of July 2005.  All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.  Corporate administrative costs are not allocated to subsidiaries.

Basis of Presentation

The Company’s financial statements have been prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America.  These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.  These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Revenue Recognition

The Company recognizes revenue from product sales when persuasive evidence of a sale exists: that is, a product is shipped under an agreement with a customer; risk of loss and title has passed to the customer; the fee is fixed or determinable; and collection of the resulting receivable is reasonably assured.  Sales allowances are estimated based upon historical experience of sales returns.  Impairment of Long-Lived Assets

Long-lived assets consist primarily of patents and property and equipment.  The recoverability of long-lived assets is evaluated by an analysis of operating results and consideration of other significant events or changes in the business environment.  If impairment exists, the carrying amount of the long-lived assets is reduced to its estimated fair value, less any costs associated with the final settlement.  As of March 31, 2008, management believes there was no impairment of the Company’s long-lived assets.

Pervasiveness of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, the Company evaluates estimates and judgments, including those related to revenue, bad debts, inventories, fixed assets, intangible assets, stock based compensation, income taxes, and contingencies.  Estimates are based on historical experience and on various other assumptions that the Company believes reasonable in the circumstances.  The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash or cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company sells professional dental equipment to various companies, primarily to distributors located in Western Europe.  The terms of sales vary by customer, however, generally are 2% 10 days, net 30 days.  Accounts receivable is reported at net realizable value and net of allowance for doubtful accounts.  The Company uses the allowance method to account for uncollectible accounts receivable.  The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable.

Inventories

The Company purchases certain of its products in components that require assembly prior to shipment to customers.  All other products are purchased as finished goods ready to ship to customers.

The Company writes down inventories for estimated obsolescence to estimated market value based upon assumptions about future demand and market conditions.  If actual market conditions are less favorable than those projected, then additional inventory write-downs may be required.  Inventory reserves for obsolescence totaled $15,812 at March 31, 2008 and $13,366 at March 31, 2007.

Prepaid Expense

The Company’s prepaid expense consists of prepayments to suppliers for inventory purchases and to the Belgium customs department, to obtain an exemption of direct VAT payments for imported goods out of the European Union (“EU”).  This prepayment serves as a guarantee to obtain the facility to pay VAT at the moment of sale and not at the moment of importing goods at the border.  Prepaid expenses also include VAT payments made for goods and services in excess of VAT payments received from the sale of products as well as amounts for other prepaid operating expenses.

Property and Equipment

Property and equipment are stated at cost.  Major renewals and improvements are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed.  At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts.  Gains or losses from retirements or sales are credited or charged to income.

The Company depreciates its property and equipment for financial reporting purposes using the straight-line method based upon the following useful lives of the assets:

Tooling	3 Years
Furniture and fixtures	4 Years
Machinery and Equipment	4 Years

Patents

Patents consist of the costs incurred to purchase patent rights and are reported net of accumulated amortization.  Patents are amortized using the straight-line method over a period based on their contractual lives.

Research and Development Costs

The Company expenses research and development costs as incurred.

Advertising

Costs incurred for producing and communicating advertising are expensed when incurred and included in sales and marketing and general and administrative expenses.  For the years ended March 31, 2008 and March 31, 2007, advertising expense was $395,964 and $350,793, respectively.

Income taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), “Accounting for Income Taxes.” Deferred taxes are recognized for temporary differences in the bases of assets and liabilities for financial statement and income tax reporting as well as for operating losses and credit carry forwards.  A provision has been made for income taxes due on taxable income and for the deferred taxes on the temporary differences.  The components of the deferred tax asset and liability are individually classified as current and non-current based on their characteristics.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Warranties

The Company typically warrants its products against defects in material and workmanship for a period of 18 months from shipment.  Based upon historical trends and warranties provided by the Company’s suppliers and sub-contractors, the Company has made a provision for warranty costs of $23,718 and $20,049 as of March 31, 2008 and March 31, 2007, respectively.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting.  The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.  The Company’s management considers its business to comprise one segment for reporting purposes.

Computation of Earnings (Loss) per Share

Basic net income (loss) per common share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period.  Net income (loss) per common share attributable to common stockholders assuming dilution is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued.  Potential common shares related to stock options and stock warrants are excluded from the computation when their effect is anti-dilutive.

Conversion of Foreign Currencies

The reporting currency for the consolidated financial statements of the Company is the U.S.  dollar.  The functional currency for the Company’s European subsidiaries, Remedent N.V. and Sylphar N.V., is the Euro, for Remedent Asia the Singapore Dollar.  Finally, the functional currency for Remedent Professional, Inc. is the U.S.  dollar.  The Company translates foreign currency statements to the reporting currency in accordance with FASB 52.  The assets and liabilities of companies whose functional currency is other that the U.S.  dollar are included in the consolidation by translating the assets and liabilities at the exchange rates applicable at the end of the reporting period.  The statements of income of such companies are translated at the average exchange rates during the applicable period.  Translation gains or losses are accumulated as a separate component of stockholders’ equity.

Comprehensive Income (Loss)

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”).  SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements.  SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

The Company’s only component of other comprehensive income is the accumulated foreign currency translation consisting of gains and (losses) of $60,953 and $(5,029) for the years ended March 31, 2008 and 2007, respectively.  These amounts have been recorded as a separate component of stockholders’ equity (deficit).

Stock Based Compensation

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment.” Subsequently, the Securities and Exchange Commission (“SEC”) provided for a phase-in implementation process for SFAS No. 123R, which required adoption of the new accounting standard no later than January 1, 2006.  SFAS No. 123R requires accounting for stock options using a fair-value-based method as described in such statement and recognize the resulting compensation expense in the Company’s financial statements.  Prior to April 1, 2006, the Company accounted for employee stock options using the intrinsic value method under APB No. 25, “Accounting for Stock Issued to Employees” and related Interpretations, which generally resulted in no employee stock option expense.  The Company adopted SFAS No. 123R on April 1, 2006 and does not plan to restate financial statements for prior periods.  The Company plans to continue to use the Black-Scholes option valuation model in estimating the fair value of the stock option awards issued under SFAS No. 123R.  The adoption of SFAS No. 123R has a material impact on the Company’s results of operations.  For the years ended March 31, 2008 and March 31, 2007, equity compensation in the form of stock options and grants of restricted stock totaled $189,696 and $221,959 respectively.

Adoption of New Accounting Policies

Effective April 1, 2006, the Company adopted the provisions of the FASB Staff Position (“FSP8”) on EITF Issue 00-19-2 “Accounting for Registration Payment Arrangements”.  This accounting position was adopted on a prospective basis with no restatement of prior period consolidated financial statements.  This position specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5 “Accounting for Contingencies”.  Transition to the FSP will be achieved by reporting a change in accounting principle through a cumulative-effect adjustment to the opening balance of deficit.

The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty inIncome Taxes, an interpretation of FASB Statements No. 109” (“FIN 48”) on April 1, 2006.  FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements.  FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition.  The adoption of this statement did result in a cumulative adjustment to equity and there were no unrecognized tax benefits, penalties or interest at the time of, or subsequent to, adoption.

Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, “Disclosures about DerivativeInstruments and Hedging Activities"  This statement changes the disclosure requirements for derivative instruments and hedging activities.  Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 (the Company’s fiscal year beginning April 1, 2009), with early application encouraged.  This statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  Management is in the process of evaluating the impact the future application of this pronouncement may have on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007) “Business Combinations”.  SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree.  The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  The guidance will become effective for the Company’s fiscal year beginning April 1, 2009.  Management is in the process of evaluating the impact SFAS 141 (Revised) will have on the Company’s financial statements upon adoption.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”.  SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  The guidance will become effective for the Company’s fiscal year beginning April 1, 2009.  Management is in the process of evaluating the impact SFAS 160 will have on the Company’s financial statements upon adoption.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115”.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value.  Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option.  However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities.  SFAS No. 159 is effective for the Company’s fiscal year beginning April 1, 2008.  The Company adopted SFAS No. 159 on April 1, 2008, with no financial statement impact.

In September 2006, the FASB issued SFAS Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”.  This new standard will require employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements.  The Company adopted SFAS No. 158 on April 1, 2007, resulting in no financial statement impact since the Company currently does not sponsor the defined benefit pension or postretirement plans within the scope of the standard.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”).  The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements.  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements.  The provisions of SFAS 157 are effective for fair value measurements made in the Company’s fiscal years beginning April 1, 2008.  The Company has not determined the effect, if any, that the adoption of SFAS 157 will have on the Company’s consolidated financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicingof Financial Assets”.  This statement amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement 125, or SFAS 140, regarding (1) the circumstances under which a servicing asset or servicing liability must be recognized, (2) the initial and subsequent measurement of recognized servicing assets and liabilities, and (3) information required to be disclosed relating to servicing assets and liabilities.  The Company adopted this standard on April 1, 2007, with no impact on its consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, or SFAS 155.  This statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows.  SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative financial instrument.  The Company adopted this standard on April 1, 2007, with no impact on its consolidated financial statements.

EITF No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities”, was issued in June 2007.  The EITF reached a consensus that nonrefundable payments for goods and services that will be used or rendered for future research and development activities should be deferred and capitalized.  Such amounts should be recognized as an expense as the related goods are delivered and the related services are performed.  Entities should continue to evaluate whether they expect the goods to be delivered or services to be rendered.  If the entity does not expect the goods to be delivered or services to be rendered, the capitalized advance payment should be charged to expense.  This pronouncement is effective for financial statements issued for fiscal years beginning after December 15, 2007 (the Company’s fiscal year beginning April 1, 2008) and interim periods within those fiscal years.  Earlier application is not permitted.  Entities are required to report the effects of applying this pronouncement prospectively for new contracts entered into on or after the effective date of this pronouncement.  The Company currently is not a party to research and development arrangements that include nonrefundable advance payments.  To the extent that the Company enters into research and development arrangements in the future that include nonrefundable advance payments, the future application of this pronouncement may have a material effect on its financial condition and results of operations.

3.	PRIVATE PLACEMENT

On June 25, 2007, the Company completed its private offering of 5,600,000 shares of its common stock, par value $.001 per share at a purchase price of $1.25 per share (the “Shares”) and warrants to purchase 4,200,000 shares of common stock, par value $.001 per share, at an exercise price of $1.55 per share (the “Warrants”) to certain institutional and accredited investors, for an aggregate purchase price of $7,000,000 (the “Offering”).

Under the terms of the Offering, the Warrants are exercisable for a period of five years and entitle the holder to purchase one share of restricted common stock (the “Warrant Shares”) for $1.55 per Warrant Share.  The Company also has the right to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants if the Shares trade on the Over-The-Counter Electronic Bulletin Board or similar market above $5.25 per share for 20 consecutive trading days following the second anniversary of the initial effective date of the registration statement covering the resale of the Shares and Warrant Shares, based upon the closing bid price for the Shares for each trading day provided certain conditions are met (the “Redemption Right”).  Once the Redemption Right vests, the Company has the right, but not the obligation, to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants upon 30 days written notice to the holders of the Warrants.

Under the terms of the Purchase Agreement and the Registration Rights Agreement, the Company was required to prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement covering the resale of the Shares and the Warrant Shares.  The Company agreed to prepare and file a registration statement covering the resale no later than 30 days after the Closing.  The registration statement became effective October 23, 2007.

The Company engaged Roth Capital Partners, LLC, as its exclusive agent to offer the Shares and Warrants (the “Placement Agent”).  The Placement Agent is entitled to a fee equal to ten percent (10%) of the gross proceeds derived from the Offering, of which the Placement Agent may, at its option, receive up to 2% of its 10% fee in securities issued in the Offering.  Further, the Company agreed to pay the Placement Agent 5% of the exercise price of the Warrants promptly following the Company’s receipt thereof.  In addition, the Company agreed to reimburse the Placement Agent for its out-of-pocket expenses related to the Offering, including an up front payment of $25,000 to cover such expenses, of which any unused amount will be netted against the Placement Agent’s 10% fee.

As of March 31, 2008, the total costs of this private placement were $1,224,498, comprising of: commissions of $762,505; out-of-pocket costs of $25,000; professional fees of $365,013 and direct travel costs of $71,980; and have been recorded against share capital as a cost of financing.

The Offering was conducted in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), including, without limitation, that under Section 506 of Regulation D promulgated under the Securities Act.  The Units were offered and sold by the Company to accredited investors in reliance on Section 506 of Regulation D of the Securities Act of 1933, as amended.

4.	CONCENTRATION OF RISK

Financial Instruments — Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable.

Concentrations of credit risk with respect to trade receivables are normally limited due to the number of customers comprising the Company’s customer base and their dispersion across different geographic areas.  At March 31, 2008 two customers accounted for 25% and 10% of the Company’s trade accounts receivable.  At March 31, 2007, two customers accounted for 35% and 10% of the Company’s trade accounts receivable.  The Company performs ongoing credit evaluations of its customers and normally does not require collateral to support accounts receivable.

Purchases — The Company has diversified its sources for product components and finished goods and, as a result, the loss of a supplier would not have a material impact on the Company’s operations.  For the year ended March 31, 2008, the Company had one supplier who accounted for 33% of gross purchases and four other suppliers who accounted for between 14% and 21% of gross purchases each.  For the year ended March 31, 2007, the Company had one supplier who accounted for 28% of gross purchases and four other suppliers who accounted for between 10% and 20% of gross purchases each.

Revenues — For the year ended March 31, 2008 the Company had one customer that accounted for 16% of total revenues.  For the year ended March 31, 2007 the Company had two customers that accounted for 35% and 10% respectively, of total revenues.

5.	ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company’s accounts receivable at year end were as follows:

	March 31, 2008	March 31, 2007
Accounts receivable, gross	$1,935,101	$1,804,117
Less: allowance for doubtful accounts	(32,181)	(79,996)
Accounts receivable, net	$1,902,920	$1,724,121

6.	INVENTORIES

Inventories at year end are stated at the lower of cost (first-in, first-out) or net realizable value and consisted of the following:

	March 31, 2008	March 31, 2007
Raw materials	$29,788	$30,579
Components	970,101	786,728
Finished goods	376,632	329,000
	1,376,521	1,146,307
Less: reserve for obsolescence	(15,812)	(13,366)
Net inventory	$1,360,709	$1,132,941

7.	PREPAID EXPENSES

Prepaid expenses are summarized as follows:

	March 31, 2008	March 31, 2007
Prepaid materials and components	$588,639	$394,598
Prepaid Belgium income taxes	79,060	66,830
Prepaid consulting	62,237	66,830
VAT payments in excess of VAT receipts	117,467	47,260
Royalties	39,530	33,415
Prepaid trade show expenses	25,276	6,523
Prepaid rent	10,812	7,054
Other	47,152	45,911
	$970,173	$668,421

8.	PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

	March 31, 2008	March 31, 2007
Furniture and Fixtures	$182,079	$137,560
Machinery and Equipment	801,251	559,422
Tooling	254,450	188,450
	1,237,780	885,432
Accumulated depreciation	(545,171)	(295,809)
Property & equipment, net	$692,609	$589,623

Tooling includes a payment made to a company called Sensable, in reference to the development of a tailored veneer modeling solution, referred to as “GlamSmile Design Software”.  At the end of March 31, 2008, named software was still under development and is expected to be delivered to the Company by early fiscal 2009.

9.	LONG TERM INVESTMENTS AND ADVANCES

Innovative Medical & Dental Solutions, LLC (“IMDS, LLC”)

Effective July 15, 2007 the Company entered into a Limited Liability Company Merger and Equity Reallocation Agreement (the “Participation Agreement”) through its subsidiary, Remedent N.V.  Pursuant to the terms of the Participation Agreement, the Company has acquired a 10% equity interest in IMDS, LLC in consideration for $300,000 which was converted against IMDS receivables.

The agreement stipulates certain exclusive world wide rights to certain tooth whitening technology, and the right to purchase at standard cost certain whitening lights and accessories and to sell such lights in markets not served by the LLC.  The terms of the Participation Agreement also provide that Remedent N.V. has the first right to purchase additional equity.  Parties to the Participation Agreement include two officers of IMDS, LLC, and an individual who is both an officer and director of Remedent Inc., and certain unrelated parties.

IMDS, LLC is registered with the Secretary of the State of Florida as a limited liability company and with the Secretary of the State of California as a foreign corporation authorized to operate in California.  IMDS, LLC is merging with White Science World Wide, LLC, a limited liability company organized under the laws of the State of Georgia.  The merged companies are operating as a single entity as IMDS, LLC, a Florida limited liability company.

Soca Networks Singapore (“Soca”)

Pursuant to the terms of a letter of intent dated December 17, 2007, the Company has agreed to purchase 20% of Soca for a total purchase price of $750,000.  Half of the purchase price has been advanced $375,000 to Soca as a down payment, pending completion of the agreement terms.  The balance of $375,000 is to be paid through the issuance of 220,588 shares of the Company’s common stock.  The final agreement is currently being negotiated and management expects to close the agreement within the first half of the new fiscal year 2009.

10.	LICENSED PATENTS

Teeth Whitening Patents

In October 2004, the Company acquired from the inventor the exclusive, perpetual license to two issued United States patents which are applicable to several teeth whitening products currently being marketed by the Company.  Pursuant to the terms of the license agreement, the Company was granted an exclusive, worldwide, perpetual license to manufacture, market, distribute and sell the products contemplated by the patents subject to the payment of $65,000 as reimbursement to the patent holder for legal and other costs associated with obtaining the patents, which was paid in October 2004, and royalties for each unit sold subject to an annual minimum royalty of $100,000 per year.  The Company is amortizing the initial cost of $65,000 for these patents over a ten year period and accordingly has recorded $22,750 of accumulated amortization for this patent as of March 31, 2008.  The Company accrues this royalty when it becomes payable to inventory therefore no provision has been made for this obligation as of March 31, 2008 (2007-Nil).

Universal Applicator Patent

In September 2004, the Company entered into an agreement with Lident N.V. (“Lident”), a company controlled by Mr. De Vreese, the Company’s Chairman, to obtain an option, exercisable through December 31, 2005, to license an international patent (excluding the US) and worldwide manufacturing and distribution rights for a potential new product which Lident had been assigned certain rights by the inventors of the products, who are unrelated parties, prior to Mr. De Vreese association with the Company.  The patent is an Italian patent which relates to a single use universal applicator for dental pastes, salves, creams, powders, liquids and other substances where manual application could be relevant.  The Company has filed to have the patent approved throughout Europe.  The agreement required the Company to advance to the inventors through Lident a fully refundable deposit of €100,000 subject to the Company’s due diligence regarding the enforceability of the patent and marketability of the product, which, if viable, would be assigned to the Company for additional consideration to the inventors of €100,000 and an ongoing royalty from sales of products related to the patent equal to 3% of net sales and, if not viable, the deposit would be repaid in full by Lident.  The consideration the Company had agreed to pay Lident upon the exercise of the option is the same as the consideration Lident is obligated to pay the original inventors.  Consequently, Lident would not have profited from the exercise of the option.  Furthermore, at a meeting of the Company’s Board of Directors on July 13, 2005, the Board accepted Lident’s offer to facilitate an assignment of Lident’s intellectual property rights to the technology to the Company in exchange for the reimbursement of Lident’s actual costs incurred relating to the intellectual property.  Consequently, when the Company exercises the option, all future payments, other than the reimbursement of costs would be paid directly to the original inventors and not to Lident.

On December 12, 2005, the Company exercised the option and the Company and the patent holder agreed to revise the assignment agreement whereby the Company agreed to pay €50,000 additional compensation in the form of prepaid royalties instead of the €100,000 previously agreed, €25,000 of which had been paid by the Company in September 2005 and the remaining €25,000 to be paid upon the Company’s first shipment of a product covered by the patent.  As of March 31, 2008 the company has not yet received the final Product.  The patent is being amortized over five (5) years and accordingly, the Company has recorded $55,468 of accumulated amortization for this patent as of March 31, 2008.

11.	LINE OF CREDIT

On October 8, 2004, our wholly owned subsidiary, Remedent N.V., obtained a mixed-use line of credit facility with Fortis Bank, a Belgian bank, for €1,070,000 (the “Facility”).  The Facility was secured by a first lien on the assets of Remedent N.V.  The purpose of the Facility is to provide working capital to grow our business and to finance certain accounts receivable as necessary.  Since opening the Facility in 2004, Remedent N.V. and Fortis Bank have subsequently amended the Facility several times to increase or decrease the line of credit.  On May 3, 2005 the Facility was amended to decrease the line of credit to €1,050,000.  On March 13, 2006 the Facility was amended to increase the mixed-use line of credit to €2,300,000, consisting of a €1,800,000 credit line based on the eligible accounts receivable and a €500,000 general line of credit.  The latest amendment to the Facility, dated January 3, 2008, amended and decreased the mixed-use line of credit to €2,050,000, to be used by Remedent NV and/or Sylphar NV .  Each line of credit carries its own interest rates and fees as provided in the Facility.  Remedent N.V. and Sylphar N.V. are currently only utilizing two lines of credit, advances based on account receivables and the straight loan.  As of March 31, 2008 and March 31, 2007, Remedent N.V. and Sylphar N.V. had in aggregate, $779,718 and $1,530,276 in advances outstanding, respectively, under this mixed-use line of credit facility.

12.	LONG TERM DEBT

On June 15, 2005, the Company entered into two five year capital lease agreements for manufacturing equipment totaling €70,296 (US $85,231).  On October 24, 2006, the Company entered into another five year capital lease agreement for additional manufacturing equipment totaling €123,367 (US $157,503).  The leases require monthly payments of principal and interest at 7.43% of €1,258 (US$1,989 at March 31, 2008) for the first two leases and 9.72% of €2,256 (US$3,567 at March 31, 2008) and provide for buyouts at the conclusion of the five year term of €2,820 (US$4,459) or 4.0% of original value for the first two contracts and €4,933 (US $7,800) or 4.0 % of the original value for the second contract.  The book value as of March 31, 2008 and March 31, 2007 of the equipment subject to the foregoing leases are $149,673 and $198,225, respectively.

13.	DUE TO RELATED PARTIES AND RELATED PARTY TRANSACTIONS

Balances due to related parties consist of the following:

	March 31, 2008	March 31, 2007
Demand loan from a former officer and major stockholder	$—	$50,536
	$—	$50,536

Borrowings from employees and entities controlled by officers of the Company are, unsecured, non-interest bearing, and due on demand.

Transactions with related parties consisted of the following:

Compensation:

During the years ended March 31, 2008 and 2007 respectively, the Company incurred $671,170 and $595,949 respectively, as compensation for all directors and officers.

Sales Transactions:

One of the Company’s directors owns a minority interest in a client company, IMDS Inc., to which goods were sold during the years ended March 31, 2008 and 2007 totaling $87,790 and $476,122 respectively.  Accounts receivable at year end with this customer totaled $91,533 and $392,057 as at March 31, 2008 and 2007 respectively.

All related party transactions involving provision of services or tangible assets were recorded at the exchange amount, which is the value established and agreed to by the related parties reflecting arms length consideration payable for similar services or transfers.  Other related party transactions are disclosed in Note 17.

14.	ACCRUED LIABILITIES

Accrued liabilities are summarized as follows:

	March 31, 2008	March 31, 2007
Accrued employee benefit taxes and payroll	$178,645	$260,676
Accrued Travel	17,667	—
Advances and deposits	212,736	—
Commissions	130,875	2,834
Accrued audit and tax preparation fees	4,000	27,282
Reserve for warranty costs	23,718	20,049
Accrued interest	984	6,180
Accrued consulting fees	35,204	2,528
Other accrued expenses	177,908	92,886
	$781,737	$412,435

15.	INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS No. 109).  Under the asset and liability method of SFAS No. 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  The Company considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

The domestic and foreign (“Belgium” and “Singapore”) components of income (loss) before income taxes and minority interest were comprised of the following:

	March 31, 2008	March 31, 2007
Domestic	$(1,722,134)	$(1,627,604)
Foreign	(1,366,132)	131,555
	$(3,088,266)	$(1,496,049)

The Company’s domestic and foreign components of deferred income taxes are as follows:

	March 31, 2008	March 31, 2007
Domestic — Net operating loss carryforward	$3,561,841	$3,025,488
Foreign — Net operating loss carryforward	639,893	202,731
Total	4,201,734	3,228,219
Valuation allowance	(4,201,734)	(3,228,219)
Net deferred tax assets	$—	$—

The principal reasons for the difference between the income tax (benefit) and the amounts computed by applying the statutory income tax rates to the income (loss) for the year ended March 31, 2008 and March 31, 2007 are as follows:

	March 31, 2008	March 31, 2007
Domestic
Pre tax income (loss)	$(1,722,134)	$(1,627,604)
Statutory tax rate	35%	35%
Tax benefit based upon statutory rate	(602,747)	(569,661)
Valuation allowance	602,747	569,661
Net domestic income tax (benefit)	—	—
Foreign
Pre tax income (loss)	(1,366,132)	135,101
Statutory tax rate	32%	32%
Tax expense (benefit) based upon statutory rate	(437,162)	43,232
Permanent differences	437,162	(43,232)
Net operating loss	—	—
Net foreign income tax (benefit)	—	—
Total Income tax (benefit )	$—	$—

16.	CAPITAL STOCK

On June 25, 2007, the Company completed a private offering of 5,600,000 shares of its common stock, par value $.001 per share at a purchase price of $1.25 per share (the “Shares”) and five year warrants to purchase 4,200,000 shares of common stock, par value $.001 per share, at an exercise price of $1.55 per share (the “Warrants”) to certain institutional and accredited investors, for an aggregate purchase price of $7,000,000 (the “Offering”).

Under the terms of the Offering, the Company has the right to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants if the Shares trade on the Over-The-Counter Electronic Bulletin Board or similar market above $5.25 per share for 20 consecutive trading days following the second anniversary of the initial effective date of the registration statement covering the resale of the Shares and Warrant Shares, based upon the closing bid price for the Shares for each trading day and certain other conditions are met (the “Redemption Right”).  Once the Redemption Right vests, the Company has the right, but not the obligation, to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants upon 30 days written notice to the holders of the Warrants.

Under the terms of the Purchase Agreement and the Registration Rights Agreement, the Company is required to prepare and file with the SEC a registration statement covering the resale of the Shares and the Warrant Shares.  The Company has agreed to prepare and file a registration statement covering the resale no later than 30 days after the Closing (the “Filing Deadline”).  In the event the Company is unable to file a registration statement by the Filing Deadline or the registration statement is not declared effective on or before 90 days from the Closing (120 days from the Closing if the registration statement is reviewed by the SEC) (“Effective Deadline”), then the Company will have to pay liquidated damages equal to 1.5% of the aggregate amount invested by each investor for each 30-day period, or pro rata portion thereof, following the date by which such registration statement should have been effective, until the registration statement has been declared effective by the SEC.  All payments must be made in cash.

The Placement Agent is entitled to a fee equal to ten percent (10%) of the gross proceeds derived from the Offering, of which the Placement Agent may, at its option, receive up to 2% of its 10% fee in securities issued in the Offering.  The Company has agreed to pay the Placement Agent 5% of the exercise price of the Warrants promptly following the Company’s receipt thereof.  In addition, the Company agreed to reimburse the Placement Agent for its out-of-pocket expenses related to the Offering, including an up-front payment of $25,000 to cover such expenses, of which any unused amount will be netted against the Placement Agent’s 10% fee.

The Units were offered and sold by the Company to accredited investors in reliance on Section 506 of Regulation D of the Securities Act of 1933, as amended.

During the three months ended December 31, 2007 the Company received $15,900 on the exercise of 10,000 common stock purchase warrants.

On February 19, 2008, the Company entered into a formal debt conversion and Registration Rights Agreement with a former investor of the Company.  The debt was in the amount of $50,536 and was for past services and obligations attributable to the operations of the Company and its California subsidiaries.  In exchange for the debt the Company issued 31,558 common shares of its capital stock.

17.	EQUITY COMPENSATION PLANS

The Board of Directors and stockholders approved the Nonstatutory Stock Option Plan (the “2001 Plan”) and adopted it on May 29, 2001.  The Company has reserved 250,000 shares of its common stock for issuance to the directors, employees and consultants under the Plan.  The Plan is administered by the Board of Directors.  Vesting terms of the options range from immediately to five years.

Pursuant to an Information Statement on Schedule 14C mailed on May 9, 2005 to all stockholders of record as of the close of business on February 1, 2005 and became effective June 3, 2005, the Company authorized the implementation of a 2004 Incentive and Nonstatutory Stock Option Plan (“2004 Plan”) reserving 800,000 shares of common stock for issuance to employees, directors and consultants of the Company or any subsidiaries.  This plan became effective as of June 3, 2005 after the Company had completed a one for twenty reverse split.

On October 12, 2005, the Company entered into an Employment Agreement with an individual to render full-time employment to the Company as for an initial term of three (3) years whose duties include managing worldwide sales for the Company.  The agreement automatically renews for an additional one (1) year period at the end of each then existing term, unless one party gives to the other written notice to terminate.  The agreement provides for an annual salary of $275,000 and quarterly bonuses in the amount of $25,000, subject to certain conditions.  The agreement also granted 400,000 options under the Company’s 2004 Incentive and Nonstatutory Stock Option Plan (the “Stock Plan”).  The options were priced at $4.00.  The options vest one third each on the last day of the first, second and third years of employment.  These options have a term of eight (8) years from the date of grant and are subject to other standard terms and conditions under the Stock Plan and contain standard anti-dilution language and a provision for cashless exercise.  The market value of the foregoing option grant based upon the Black-Scholes option pricing model utilizing a market price on the date of grant of $3.50 per share, an annualized volatility of 155%, a risk free interest rate of 4.5% and an expected life of eight years is $3.41 per option granted, for a total value of approximately $1,364,490.

On December 23, 2005, the Company granted to its Chief Financial Officer 75,000 ten year options to purchase the Company’s common stock at an exercise price of $2.46, the market value of the Company’s stock on the date of grant.  The options were fully vested upon issue.  The value of the foregoing option grants based upon the Black-Scholes option pricing model utilizing a market price on the date of grant of $2.46 per share, an annualized volatility of 155%, a risk free interest rate of 4.5% and an expected life of eight years is $2.40 per option granted, for a total value of approximately $180,000.

On October 1, 2006, the Company granted to a marketing consultant 25,000 options to purchase the Company’s common stock at a price of $1.80 per share.  These options vested immediately upon grant and are exercisable for a period of five years.  The Company valued the foregoing options using the Black Scholes option pricing model using the following assumptions: no dividend yield; expected volatility rate of 91.58%; risk free interest rate of 5% and an average life of 5 years resulting in a value of $1.298 per option granted.

On June 14, 2006, pursuant to an S-8 filed with the SEC, the Company registered 1,150,000 common shares, pursuant to compensation arrangements.

On August 17, 2007, pursuant to the terms of the Company’s 2004 Plan, the Company granted to an employee 100,000 options to purchase the Company’s common stock at a price of $1.50 per share.  These options will vest over the next 3 years and are exercisable for a period of 5 years.  The Company valued the foregoing options using the Black Scholes option pricing model using the following assumptions: no dividend yield; expected volatility rate of 115%; risk free interest rate of 4.75% and an average life of 5 years resulting in a value of $1.24 per option granted.  The value of these options will be recognized on a straight-line basis over the next three years and accordingly a value of $28,780 has been recorded in the year ended March 31, 2008.

On September 21, 2007 the Company granted to employees and directors a total of 570,000 options to purchase the Company’s common stock at a price of $1.75 per share.  These options will vest over the next 3 years and are exercisable for a period of 10 years.  The Company valued the foregoing options using the Black Scholes option pricing model using the following assumptions: no dividend yield; expected volatility rate of 115%; risk free interest rate of 4.75% and an average life of 7 years resulting in a value of $1.47 per option granted.  The value of these options will be recognized on a straight-line basis over the next three years and accordingly a value of $160,916 has been recorded in the year ended March 31, 2008.

A summary of the option activity for the years ended March 31, 2008 and 2007 pursuant to the terms of the plans is as follows:

	2001 Plan		2004 Plan		Other
	Outstanding Options	Weighted Average Exercise Price	Outstanding Options	Weighted Average Exercise Price	Outstanding Options	Weighted Average Exercise Price
Options outstanding , March 31, 2007	222,500	$1.29	210,666	$3.19	—	—
Granted	—	—	520,000	1.71	150,000	$1.75
Exercised	—	—	—	—	—	—
Cancelled or expired	—	—	—	—	—	—
Options outstanding, March 31, 2008	222,500	$1.29	730,666	$2.29	150,000	$1.75
Options exercisable March 31, 2008	222,500	$1.29	210,666	$4.46	—	—
Exercise price range	$1.00 to $4.00		$1.50 to $4.00		$1.75
Weighted average remaining life	4.0 years		5.43 years		8.72 years
Shares available for future issuance	27,500		69,334		N/A

A summary of the Company’s equity compensation plans approved and not approved by shareholders is as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and right	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans approved by security holders	1,103,166	$2.01	96,834
Equity Compensation Plans not approved by security holders	297,298	$1.50	NA
	1,400,464	$1.91	96,834

Prior to January 1, 2006, the Company accounted for employee stock-based compensation under the recognition and measurement principles of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation”.  Under the recognition principles of APB No. 25, compensation expense related to restricted stock and performance units was recognized in the financial statements.  However, APB No. 25 generally did not require the recognition of compensation expense for stock options because the exercise price of these instruments was generally equal to the fair value of the underlying common stock on the date of grant, and the related number of shares granted were fixed at that point in time.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payment”.  In addition to recognizing compensation expense related to restricted stock and performance units, SFAS No. 123(R) also requires recognition of compensation expense related to the estimated fair value of stock options.  The Company adopted SFAS No. 123(R) using the modified-prospective-transition method.  Under that transition method, compensation expense recognized subsequent to adoption includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the values estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair values estimated in accordance with the provisions of SFAS No. 123(R).  Consistent with the modified-prospective-transition method, the Company’s results of operations for prior periods have not been adjusted to reflect the adoption of FAS 123(R).  For the year ended March 31, 2008, the Company recognized $189,696 (2007 — $221,959) in compensation expense in the consolidated statement of operations

18.	COMMON STOCK WARRANTS AND OTHER OPTIONS

On February 10, 2006, the Company issued to an individual the right to purchase 150,000 shares of the Company’s common stock at an exercise price of $2.60 per share for a term of five (5) years pursuant to the terms and conditions of a Stock Option Agreement as consideration for past services performed and the release of any and all claims under this individual’s prior agreements with the Company.  The 150,000 options have been valued in accordance with the Black-Scholes pricing model utilizing an historic volatility factor of 1.55, a risk free interest rate of 4.5% and an expected life for the options of five years, resulting in a value of $2.41 per option granted for a total for the warrants of $361,500.  The value of this option grant was recorded as of December 31, 2005 as a research and development expense.

In November 2006, the Company entered into a Settlement Agreement and Release (“Settlement Agreement”) with this individual pursuant to which the prior agreement was terminated.  In connection with the Settlement Agreement, the Company agreed to pay this individual $65,000 in settlement of all accounts which was recorded as an expense as of the date of the Settlement Agreement and he in turn agreed to the cancellation of his options to purchase 150,000 shares of the Company’s common stock in exchange for certain product rights that the Company had elected not to pursue.

As of March 31, 2008, the Company has 7,260,026 warrants to purchase the Company’s common stock outstanding that were not granted under shareholder approved equity compensation plans at prices ranging between $1.20 and $3.00 per share with expiration dates between August 2007 and September 2012 as follows:

	Outstanding Warrants	Weighted Average Exercise Price
Warrants and options outstanding , March 31, 2007	3,105,651	$1.72
Granted	4,200,000	1.55
Exercised	(10,000)	1.59
Cancelled or expired	(35,725)	—
Warrants exercisable March 31, 2008	7,260,026	$1.67
Exercise price range	$1.20 to $10.00
Weighted average remaining life	4.93 Years

19.	SEGMENT INFORMATION

The Company’s only operating segment consists of dental products and oral hygiene products sold by Remedent Inc., Remedent N.V., Sylphar N.V. and Remedent Asia Ltd..  Since the Company only has one segment, no further segment information is presented.

Customers Outside of the United States

	March 31, 2008	March 31, 2007
U.S. sales	$1,598,046	$561,055
Foreign sales	5,884,215	6,115,310
	$7,482,261	$6,676,365

20.	COMMITMENTS

Real Estate Lease

The Company leases its 26,915 square feet office and warehouse facility in Deurle, Belgium from an unrelated party pursuant to a nine year lease commencing December 20, 2001 at a base rent of #$6,838 per month ($11,097 per month at March 31, 2008).  The minimum aggregate rent to be paid over the remaining lease term based upon the conversion rate for the € at March 31, 2008 is $359,773.  Rent expense for the forgoing lease for the years ended March 31, 2008 and March 31, 2007 was $119,097 and $105,276 respectively.

Minimum monthly lease payments for real estate, and all other leased equipment for the next three years are as follows based upon the conversion rate for the (Euro) at March 31, 2008.

March 31, 2009	$240,734
March 31, 2010	$76,896
March 31, 2011	$42,143
Total:	$359,773

21.	SUBSEQUENT EVENT

On April 24, 2008, the Company entered into a Factoring Agreement (“Agreement”) with First Community Financial, a division of Pacific Western Bank (“First Community”) whereby First Community may purchase, from time to time, on a limited recourse basis such of the Company’s accounts now existing or hereafter created and arising out of the sale of goods or service by the Company.  The factoring credit facility limit is $1,000,000 and amounts factored are subject to an interest rate of prime plus 2%.  Security for the factoring credit facility is a first charge over all the assets of the Company.  The Agreement shall remain in effect until October 16, 2008 and may be renewed for successive six month periods unless terminated under certain conditions.

On June 30, 2008, the Company entered into an OEM Agreement (“Agreement”) with SensAble Technologies, Inc., a corporation under the laws of Delaware (“SensAble”) whereby the Company will integrate SensAble products and technology into the Company’s system.  The Agreement provides the Company with the exclusive right to distribute certain SensAble products throughout the world for a period of twelve (12) months from the date of the Agreement.  The Company has the option and right to extend the initial twelve (12) month exclusivity period for another twelve (12) months.  The term of the Agreement will be for two years and began on June 30, 2008.

REMEDENT, INC.  AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008
(unaudited)

REMEDENT, INC.  AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2008	March 31, 2008
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,569,888	$1,728,281
Accounts receivable, net of allowance for doubtful accounts of $28,310 at December 31, 2008 and $32,181 at March 31, 2008	2,612,651	1,902,920
Inventories, net	1,936,603	1,360,709
Prepaid expense	1,582,502	970,173
Total current assets	8,701,644	5,962,083
PROPERTY AND EQUIPMENT, NET	917,261	692,609
OTHER ASSETS	675,000	675,000
Patents, net	251,125	115,827
TOTAL ASSETS	$10,545,030	$7,445,519

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion, long term debt	$20,072	$58,583
Line of Credit	907,558	779,718
Accounts payable	1,444,087	2,002,439
Accrued liabilities	1,043,501	781,737
Income taxes payable	10,989	15,121
Total current liabilities	3,426,207	3,637,598
LONG TERM DEBT	178,392	94,754
MINORITY INTEREST	782,497	—
STOCKHOLDERS’ EQUITY:
Preferred Stock $0.001 par value (10,000,000 shares authorized, none issued and outstanding)	—	—
Common stock, $0.001 par value; (50,000,000 shares authorized, 19,995,969 and 18,637,803 shares issued and outstanding at December 31, 2008 and March 31, 2008 respectively )	19,996	18,638
Additional paid-in capital	23,700,875	17,929,992
Accumulated other comprehensive income (loss) (foreign currency translation adjustment)	(595,224)	27,650
Accumulated deficit	(16,136,263)	(14,263,113)
Treasury stock, at cost; 723,000 and 0 shares at December 31, 2008 and March 31, 2008 respectively	(831,450)	—
Total stockholders’ equity	6,157,934	3,713,167
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,545,030	$7,445,519

COMMITMENTS (Note 22)

The accompanying notes are an integral part of these consolidated financial statements.

REMEDENT, INC.  AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the three months ended December 31,		For the nine months ended December 31,
	2008	2007	2008	2007

Net sales	$4,842,628	$2,132,950	$11,249,186	$4,453,899
Cost of sales	2,909,531	1,271,430	4,964,408	2,623,506
Gross profit	1,933,097	861,520	6,284,778	1,830,393
Operating Expenses
Research and development	52,006	172,108	224,379	247,665
Sales and marketing	912,422	611,144	2,423,928	996,937
General and administrative	1,268,500	1,087,313	3,672,536	2,891,165
Depreciation and amortization	167,399	80,157	441,771	215,941
TOTAL OPERATING EXPENSES	2,400,327	1,950,722	6,762,614	4,351,708
INCOME (LOSS) FROM OPERATIONS	(467,230)	(1,089,202)	(477,836)	(2,521,315)
OTHER INCOME (EXPENSES)
Warrants issued pursuant to Distribution Agreement	—	—	(4,323,207)	—
Gain on disposition of OTC (Note 3)	2,830,953	—	2,830,953	—
Interest expense	(168,659)	(16,588)	(250,175)	(71,802)
Interest income	289,646	9,040	347,113	100,665
TOTAL OTHER INCOME (EXPENSES)	2,951,940	(7,548)	(1,395,316)	28,863
NET INCOME (LOSS)	$2,484,710	$(1,096,750)	$(1,873,152)	$(2,492,452)
INCOME (LOSS) PER SHARE
Basic and fully diluted	$0.13	$(0.06)	$(0.10)	$(0.14)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and fully diluted	19,332,760	18,602,115	19,045,368	17,557,700

The accompanying notes are an integral part of these consolidated financial statements.

REMEDENT, INC.  AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the three months ended December 31,		For the nine months ended December 31,
	(unaudited)		(unaudited)
	2008	2007	2008	2007
Net Income (Loss)	$2,484,710	$(1,096,750)	$(1,873,152)	$(2,492,452)
OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustment	(409,200)	58,949	(622,874)	10,345
Comprehensive income (loss)	$2,075,510	$(1,037,801)	$(2,496,026)	$(2,482,107)

REMEDENT, INC.  AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the nine months ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,873,152)	$(2,492,452)
Adjustments to reconcile net income (loss) to net cash used by operating activities
Depreciation and amortization	441,771	215,941
Inventory reserve	394	—
Allowance for doubtful accounts	(3,871)	(13,417)
Stock based compensation	265,275	101,271
Gain on disposition of OTC	(2,830,953)	—
Warrants issued pursuant to Distribution Agreement	4,323,207	—
Changes in operating assets and liabilities:
Accounts receivable	(709,731)	137,273
Inventories	(575,894)	4,043
Prepaid expenses	(612,329)	(352,607)
Accounts payable	(558,352)	203,075
Accrued liabilities	261,764	(35,253)
Income taxes payable	(4,132)	81,859
Net cash used by operating activities	(1,876,003)	(2,150,267)
CASH FLOWS FROM INVESTING ACTIVITIES

Long-term investments	—	(675,000)
Purchases of patents	—	(11,998)
Purchases of equipment	(455,694)	(165,195)
Net cash used by investing activities	(455,694)	(852,193)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of stock	—	5,792,893
Proceeds on sale of minority interest in Sylphar NV	2,782,000	—
Proceeds from (principal payments on) capital lease note payable	45,127	(31,684)
Proceeds from (repayments of) line of credit	127,840	(716,932)
Net cash provided by financing activities	2,954,967	5,044,277
NET (DECREASE) INCREASE IN CASH	623,270	2,041,817
Effect of exchange rate changes on cash and cash equivalents	218,337	(152,245)
CASH AND CASH EQUIVALENTS, BEGINNING	1,728,281	126,966
CASH AND CASH EQUIVALENTS, ENDING	$2,569,888	$2,016,538
Supplemental Information:
Interest paid	$98,493	$14,418
Income taxes paid	$—	$—
Schedule of non-cash financing and investing activities:
Restricted shares returned to treasury in exchange for 50% of OTC Business	$831,450	$—
Warrants issued pursuant to Distribution Agreement	$4,323,207	$—
Shares issued for purchase of Glamtech	$625,000	$—
Shares issued as prepayment for goods	$250,000	$—
Shares issued for license	$319,483	$—

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.	BACKGROUND AND ORGANIZATION

The Company is a manufacturer and distributor of cosmetic dentistry products, including a full line of professional dental and retail “Over-The-Counter” tooth whitening products which are distributed in Europe,  Asia and the United States.  The Company manufactures many of its products in its facility in Deurle, Belgium as well as outsourced manufacturing in China.  The Company distributes its products using both its own internal sales force and through the use of third party distributors.

On December 11, 2008, the Company completed a restructuring in the form of a management-led buyout of 50% of its OTC retail business.  The buyout was led by Mr. List, the Company’s former director and Chief Executive Officer, with financing provided by Concordia Fund VC, a non-affiliated foreign investment fund.  Prior to the sale, the Board approved a restructuring plan and strategy for transferring  the Company’s OTC business through a series of transactions involving subsidiary formations, contributions of subsidiary(ies) interests and sales of stock interests through subsidiary transactions, with particular emphasis focused on current OTC business operations conducted through the Company’s subsidiaries, both internationally and within the domestic U.S.  (the “Plan”).

The total consideration for the sale of OTC business is approximately €4,654,736, which consists of (1) €1,000,000  in cash, (2)  €654,736  based on the exchange rate as of January 12, 2008 for the 723,000 restricted shares of the Company previously held by Mr. List (valued at $1.15 per share for an aggregate value of  $831,450), and (3) €3,000,000 which is the estimated value of the ownership interest of 50 % of the shares of Remedent OTC held by the Company.

Pursuant to the agreements described in Note 3, the sale was conducted through a series of transactions which included the consolidation of all of the ownership interest of the Company’s subsidiaries operating the OTC business into Remedent OTC; a sale of 50% of Remedent OTC to Mr. List; the  formation of Sylphar Holding B.V., a Dutch holding company, followed by a  contribution of the OTC subsidiaries to Sylphar Holding by Remedent OTC, and a subsequent investment by Concordia of  €2,000,000.  Although Mr. List resigned as director and Chief Executive Officer of the Company and Remedent N.V., Mr. List remains involved in the key management of the OTC business.

As a result of the series of transactions related to the sale, the Company now owns 50% of Remedent OTC with Mr. List owning the other 50%, and maintains control of Remedent OTC as a result of its current control of the Board.  In addition, the Company now owns a partial interest in Sylphar Holding through Remedent OTC’s 75% ownership interest in Sylphar Holding, which interest is subject to dilution of up to 24% upon exercise of a call option held by Concordia Fund VC, who currently owns the remaining 25%.  As a result of the sale, all of the OTC business previously operated by the Company directly is now operated and held by Sylphar Holding.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of:

(a)    Pre-OTC Restructuring

Remedent, Inc., a Nevada corporation, and its subsidiaries, Remedent N.V. (incorporated in Belgium) located in Deurle, Belgium, Remedent Professional, Inc. (incorporated in California and a subsidiary of Remedent Professional Holdings, Inc.), Remedent Asia Pte.  Ltd. ( a wholly-owned subsidiary formed under the laws of Singapore), Sylphar N.V. (incorporated in Belgium as a wholly owned subsidiary on September 24, 2007), and Glamtech-USA, Inc. (a Delaware corporation acquired effective August 24, 2008).

(b)    Post-OTC Restructuring

Remedent, Inc., a Nevada corporation, and its subsidiaries, Remedent N.V. (incorporated in Belgium and located in Deurle, Belgium, Remedent Professional, Inc. (incorporated in California), Glamtech-USA, Inc. (a Delaware corporation acquired effective August 24, 2008), Remedent OTC B.V., a Dutch Holding company and a 50% owned subsidiary, Sylphar Holding B.V.  (a Dutch holding company and a 37.50% owned and controlled subsidiary by Remedent, Inc.), Sylphar N.V. ( a wholly-owned subsidiary of Sylphar Holding B.V.), Sylphar USA, Inc. (Nevada corporation and wholly-owned subsidiary of  Sylphar Holding B.V.), and Sylphar Asia Pte ( an Asian company and wholly-owned subsidiary of Sylphar Holding B.V.).

Remedent, Inc. is a holding company with headquarters in Deurle, Belgium.  Remedent Professional, Inc. and Remedent Professional Holdings, Inc. have been dormant since inception.  The rebranded Sylphar Asia Pte Ltd (former Remedent Asia Pte.  Ltd.) commenced operations as of July 2005.

For all periods presented, all significant inter-company accounts and transactions have been eliminated in the consolidated financial statements and corporate administrative costs are not allocated to subsidiaries.

Interim Financial Information

The interim consolidated financial statements of Remedent, Inc. and its subsidiaries (the “Company”) are condensed and do not include some of the information necessary to obtain a complete understanding of the financial data.  Management believes that all adjustments necessary for a fair presentation of results have been included in the unaudited consolidated financial statements for the interim periods presented.  Operating results for the nine months ended December 31, 2008, are not necessarily indicative of the results that may be expected for the year ended March 31, 2009.  Accordingly, your attention is directed to footnote disclosures found in the Annual Report on Form 10-KSB for the year ended March 31, 2008, and particularly to Note 2, which includes a summary of significant accounting policies.

Basis of Presentation

The Company’s financial statements have been prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America and are presented in US dollars unless otherwise noted.  These principles contemplate the realization of assets and liquidation of liabilities in the normal course of business.  These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Revenue Recognition

The Company recognizes revenue from product sales when persuasive evidence of a sale exists: that is, a product is shipped under an agreement with a customer; risk of loss and title has passed to the customer; the fee is fixed or determinable; and collection of the resulting receivable is reasonably assured.  Sales allowances are estimated based upon historical experience of sales returns.

Pervasiveness of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, the Company evaluates estimates and judgments, including those related to revenue, bad debts, inventories, fixed assets, intangible assets, stock based compensation, income taxes, and contingencies.  Estimates are based on historical experience and on various other assumptions that the Company believes reasonable in the circumstances.  The results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from those estimates.

Accounting Policy Change and New Accounting Pronouncements

(a) Adoption of New Accounting Policy

In February 2007, the Financial Accounting Standards Board ("FASB") issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities".  This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value.  Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007.

The Company adopted the provisions of SFAS No. 159 on April 1, 2008.  The adoption of SFAS No. 159 did not have a material impact on the Company’s financial reporting.

(b) New Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, “Disclosures about DerivativeInstruments and Hedging Activities”.  This statement changes the disclosure requirements for derivative instruments and hedging activities.  Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 (the Company’s fiscal year beginning April 1, 2009), with early application encouraged.  This statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  Management is in the process of evaluating the impact the future application of this pronouncement may have on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007) “Business Combinations”.  SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree.  The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  The guidance will become effective for the Company’s fiscal year beginning April 1, 2009.  Management is in the process of evaluating the impact SFAS 141 (Revised) will have on the Company’s financial statements upon adoption.

In February 2008, the FASB released FSP No. FAS 157-2.  FSP No. FAS 157-2 defers the effective date of SFAS 157, "Fair Value Measurements", for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.  It does not defer recognition and disclosure requirements for financial assets and financial liabilities, or for nonfinancial assets and nonfinancial liabilities that are remeasured at least annually.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests inConsolidated Financial Statements — an amendment of ARB No. 51”.  SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  The guidance will become effective for the Company’s fiscal year beginning April 1, 2009.  Management is in the process of evaluating the impact SFAS 160 will have on the Company’s financial statements upon adoption.

In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets (“SFAS 142”).  The intent of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other U.S.  generally accepted accounting principles.  FSP FAS 142-3 requires an entity to disclose information for a recognized intangible asset that enables users of the financial statements to assess the extent to which the expected future cash flows associated with the asset are affected by the entity’s intent and/or ability to renew or extend the arrangement.  FSP FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  The Company does not expect the adoption of FSP FAS 142-3 to have a material impact on the Company’s financial position or results of operations.

In May 2008, the FASB issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP No. APB 14-1”).  FSP No. APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under SFAS 133.  FSP No. APB 14-1 specifies that issuers of convertible debt instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods.  FSP No. APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  FSP No. APB 14-1 will be applied retrospectively to all periods presented.  The cumulative effect of the change in accounting principle on periods prior to those presented will be recognized as of the beginning of the first period presented.  An offsetting adjustment will be made to the opening balance of retained earnings for that period, presented separately.  The adoption of APB 14-1 is not expected to have a material impact upon the Company’s financial position or results of operations.

3.	RESTRUCTURING OF OTC BUSINESS

To effectuate the restructuring Plan relating to the management led buyout of the Over-The-Counter (“OTC”) business the Company entered into the following series of related agreements:

On December 10, 2008, the Company entered into a Contribution Agreement with Sylphar USA, Inc., a newly incorporated Nevada corporation and wholly owned subsidiary of the Company (“Sylphar USA”), pursuant to which the Company made a capital contribution of certain assets and liabilities relating to the OTC business which was valued at $460,568 to Sylphar USA in exchange for 460,568 shares of common stock, par value $1.00, of Sylphar USA.

On December 10, 2008, the Company entered into a Share Purchase Agreement with Remedent, N.V., a wholly owned subsidiary of the Company formed under the laws of Belgium (“Remedent N.V.”), pursuant to which the Company purchased a 99% ownership interest in Sylphar, N.V., a subsidiary of the Company formed under the laws of Belgium, from Remedent N.V.  As a result of the Sylphar Purchase Agreement, Sylphar N.V. became a wholly owned subsidiary of the Company.  As consideration for the 99 shares (“Sylphar Shares”), the Company agreed to pay Remedent N.V. €1,881,000, which was based on the valuations provided by an independent assessor, by executing an unsecured non-interest bearing promissory note (the “Promissory Note”) on behalf of Remedent N.V. for the principal amount of  €1,000,160 (the “Debt”) and having the remainder balance of €880,840 reflected on the existing intercompany account between Remedent N.V. and the Company.

Then pursuant to a Deed of Contribution, the Company transferred all of the Company’s ownership interest in its OTC operating subsidiaries, consisting of Sylphar USA, Remedent Asia PTE, Sylphar N.V. (“OTC Subsidiaries”), into Remedent OTC B.V., a Dutch holding company and a wholly owned subsidiary of the Company (“Remedent OTC”) in exchange for €1,000,160 and an allocation and administer the balance of the aggregate value of the OTC Subsidiaries and the consideration as share premium in the books of the Company.

Subsequent to the contribution of the OTC Subsidiaries to Remedent OTC, the Company sold fifty percent (50%) of its interest in Remedent OTC to Robin List, a former Chief Executive Officer, President and Director of the Company, in exchange for 723,000 restricted shares of common stock of the Company held by Mr. List (“Exchanged Shares”), pursuant to a Share Purchase Agreement on December 10, 2008.  The Exchanged Shares were returned to treasury.  The Exchanged Shares were valued at $1.15 per share, based on the average of the 52 week high and low bid, for an aggregate value of $831,450.  As a result, Mr. List and the Company equally own 50% of Remedent OTC with the Company currently controlling Remedent OTC through its board representations pursuant to the terms of a certain Voting Agreement entered into by the Company and Mr. List concurrently with the Share Purchase Agreement.  The Voting Agreement provides that, the Company will initially have 2 board representation and Mr. List will have 1 board representation.  However upon the occurrence of a “Triggering Event” (as defined in the Voting Agreement), the Company will have 1 board representation and Mr. List will have 2 board representations.

On December 11, 2008, the Company entered into an Investment and Shareholders’ Agreement with Remedent OTC, Concordia Fund V.C., a non-affiliated Dutch private equity fund (“Concordia”), Mr. List, Sylphar Holding, B.V., a Dutch holding company and wholly owned subsidiary of Remedent OTC (“Sylphar Holding”) and the OTC Subsidiaries pursuant to which Concordia agreed to purchase shares of Sylphar Holding from Remedent OTC representing a 12.5% ownership interest in Sylphar Holding for €1,000,000 and invest an additional €1,000,000 in Sylphar Holding for an additional 12.5% ownership interest in Sylphar Holding, representing an aggregate ownership interest of 25% in Sylphar Holding.  Furthermore, Concordia was granted a call option exercisable from January 1, 2009 until December 31, 2010, unless otherwise extended to September 30, 2011 pursuant to the terms of such agreement, to purchase an additional 24% ownership interest in Sylphar Holding for €2,000,000 or any pro rata portion thereof.  It was further agreed upon that the €1,000,000 received from Concordia would be used to pay off the Debt.  The shares of Sylphar Holding are subject to certain drag along rights in the event there is an offer to purchase such shares.

Pro Forma Summary Financial Data

The following pro forma summary financial data presents our pro forma condensed combined financial information as if we had completed the disposition of 50% of the OTC business at the beginning of each period shown.  This pro forma financial information should be read in conjunction with the Company’s financial statements as at March 31, 2008 and December 31, 2008.

	For the three months ended December 31,		For the nine months ended December 31,
	Pro Forma (unaudited)		Pro Forma (unaudited)
	2008	2007	2008	2007

Net sales	$4,842,628	$2,132,950	$11,249,186	$4,453,899
Cost of sales	2,909,531	1,271,430	4,964,408	2,623,506
Gross profit	1,933,097	861,520	6,284,778	1,803,393
Operating Expenses
Research and development	52,006	172,108	224,379	247,665
Sales and marketing	912,422	611,144	2,423,928	996,937
General and administrative	1,268,500	1,087,313	3,672,536	2,891,165
Depreciation and amortization	167,399	80,157	441,771	215,941
TOTAL OPERATING EXPENSES	2,400,327	1,950,722	6,762,614	4,351,708
INCOME (LOSS) FROM OPERATIONS	(467,230)	(1,089,202)	(477,836)	(2,521,315)
OTHER INCOME (EXPENSES)
Warrants issued pursuant to Distribution Agreement	-	-	(4,323,207)	-
Other income – Sale of asset	2,830,953	-	2,830,943	-
Interest expense	(168,659)	(16,588)	(250,175)	(71,802)
Interest income	289,646	9,040	347,113	100,665
TOTAL OTHER INCOME (EXPENSES)	2,951,940	(7,548)	(1,395,316)	28,863
NET LOSS	2,484,710	(1,096,750)	(1,873,152)	(2,492,452)
Allocated to:
Remedent Inc.	2,562,338	(1,125,107)	(1,672,711)	(1,993,580)
Minority interest	(77,628)	28,357	(200,441)	(498,873)
INCOME (LOSS) PER SHARE
Allocated to:
Remedent Inc.	$0.13	$(0.06)	$(0.09)	$(0.11)
Minority interest	$(0.00)	$0.00	$(0.01)	$(0.03)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and fully diluted	19,332,760	18,602,115	19,045,368	17,557,700

4.	DISTRIBUTION AGREEMENT

On August 24, 2008, the Company entered into a distribution agreement (the “ Distribution Agreement”) with Den-Mat Holdings, LLC, a Delaware limited liability company (“Den-Mat”).  Under the terms of the Distribution Agreement, the Company:

(a)
appointed Den-Mat to be the sole and exclusive distributor to market, license and sell certain products relating to the Company’s GlamSmile tray technology, including, but not limited to, its GlamSmile veneer products and other related veneer products (the “Products”), throughout the world, with the exception of Australia, Austria, Belgium, Brazil, France (including Dom-Tom), Germany, Italy, New Zealand, Oman, Poland, Qatar, Saudi Arabia, Singapore, Switzerland, Thailand, and United Arab Emirates (collectively the “Excluded Markets”) and the China Market; and

(b)
granted Den-Mat a sole and exclusive, transferable and sublicensable right and license to use all intellectual property related to the Products throughout specified territory, as well as certain rights in the excluded markets and rights in future intellectual property.  Such rights include the right to manufacture the Products upon payment of royalties for the initial three year guaranty period (“Guaranty Period”).  Upon the expiration of the Guaranty Period, as detailed in the Distribution Agreement, the sole and exclusive distribution rights and licenses granted under the Agreement automatically become non-exclusive distribution rights and licenses, and all rights to use the “GlamSmile” name and mark shall cease unless the Guaranty Period is extended by Den-Mat under the terms of the Distribution Agreement.  Upon termination of the Distribution Agreement, all of Den-Mat’s rights in the Company’s intellectual property, including the right to manufacture the Products shall cease.

As consideration for such distribution, licensing and manufacturing rights, Den-Mat agreed to pay the Company: (i) an initial payment of $2,425,000 (received in the period ended September 30, 2008); (ii) a payment of $250,000 for each of the first three contract periods in the initial Guaranty Period, subject to certain terms and conditions; (iii) certain periodic payments as additional paid-up royalties in the aggregate amount of $500,000; (iv) a payment of $1,000,000 promptly after Den-Mat manufactures a limited quantity of Products at a facility owned or leased by Den-Mat; (v) a payment of $1,000,000 promptly upon completion of certain training of Den-Mat’s personnel; (vi) a payment of $ 1,000,000 upon the first to occur of (a)February 1, 2009 of (b) the date thirty (30) days after den-Mat sells GlamSmile Products incorporating twenty thousand (20,000) Units/Teeth to customers regardless of whether Den-Mat has manufactured such Units/Teeth in a Den-Mat facility or has purchased such Units/Teeth from Remedent; (vii) certain milestone payments; and (viii) certain royalty payments.  Further, as consideration for Den-Mat’s obligations under the Distribution Agreement, the Company agreed to, among other things: (i) issue to Den-Mat or an entity to be designated by Den-Mat, warrants to purchase up to 3,378,379 shares of the Corporation’s common stock, par value $0.001 per share (the “Warrant Shares”) at an exercise price of $1.48 per share, exercisable for a period of five years (the “Den-Mat Warrant”) (issued in the period ended September 30, 2008); (ii) execute and deliver to Den-Mat a registration rights agreement covering the registration of the Warrant Shares (the “Registration Rights Agreement”); and (iii) cause its Chairman of the Board, Guy De Vreese, to execute and deliver to Den-Mat a non-competition agreement.

5.	ACQUISITION OF GLAMTECH-USA, INC.

On August 24, 2008, as part of the consideration for the rescission and release under the Rescission Agreement entered into between the Company, our wholly owned subsidiary, Remedent N.V., and Glamtech-USA, Inc., a Delaware corporation (“Glamtech”), the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with each of the two Glamtech shareholders (the “Holders”), for the purchase of 100% of Glamtech’s outstanding common stock in exchange for, among certain other consideration:  at the election of the Holders at any time within 6 months, to receive either, but not both, (a) an aggregate of 1,000,000 restricted shares of the registrant’s common stock (the “Shares”), or (b) five (5) year warrants valued by the registrant’s Board of Directors at $1.48 per warrant, to purchase an aggregate of 1,247,216 restricted shares of the registrant’s common stock at a exercise price of $1.30 per share (the “Warrant Shares”).  Further, pursuant to the terms of the Stock Purchase Agreement, the Company agreed to register the Shares or the Warrant Shares, as applicable, on a registration statement with the U.S.  Securities and Exchange Commission no later than thirty (30) calendar days following the date of the Holder’s election, but no sooner than seventy-five (75) days from the effective date of the Stock Purchase Agreement.  All of the securities issued to the two Glamtech shareholders are exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Sections 4(2), and Rule 506 of Regulation D of the Securities and Exchange Commission and from various similar state exemptions.

During the quarter ended December 31, 2008, both Holders elected to receive a total of 1,000,000 restricted shares.  The shares were issued prior to December 31, 2008 and were recorded at a fair value of $625,000.

6.	PRIVATE PLACEMENT

On June 25, 2007, the Company completed its private offering of 5,600,000 shares of its common stock, par value $.001 per share at a purchase price of $1.25 per share (the “Shares”) and warrants to purchase 4,200,000 shares of common stock, par value $.001 per share, at an exercise price of $1.55 per share (the “Warrants”) to certain institutional and accredited investors, for an aggregate purchase price of $7,000,000 (the “Offering”).

Under the terms of the Offering, the Warrants are exercisable for a period of five years and entitle the holder to purchase one share of restricted common stock (the “Warrant Shares”) for $1.55 per Warrant Share.  The Company also has the right to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants if the Shares trade on the OTC Electronic Bulletin Board or similar market above $5.25 per share for 20 consecutive trading days following the second anniversary of the initial effective date of the registration statement covering the resale of the Shares and Warrant Shares, based upon the closing bid price for the Shares for each trading day and certain conditions are met (the “Redemption Right”).  Once the Redemption Right vests, the Company has the right, but not the obligation, to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants upon 30 days written notice to the holders of the Warrants.

Under the terms of the Purchase Agreement and the Registration Rights Agreement, the Company was required to prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement covering the resale of the Shares and the Warrant Shares.  The Company agreed to prepare and file a registration statement covering the resale no later than 30 days after the Closing.  The registration statement became effective October 23, 2007.

The Company engaged Roth Capital Partners, LLC, as its exclusive agent to offer the Shares and Warrants (the “Placement Agent”).  The Placement Agent is entitled to a fee equal to ten percent (10%) of the gross proceeds derived from the Offering, of which the Placement Agent may, at its option, receive up to 2% of its 10% fee in securities issued in the Offering.  Further, the Company agreed to pay the Placement Agent 5% of the exercise price of the Warrants promptly following the Company’s receipt thereof.  In addition, the Company agreed to reimburse the Placement Agent for its out-of-pocket expenses related to the Offering, including an up front payment of $25,000 to cover such expenses, of which any unused amount would be netted against the Placement Agent’s 10% fee.

As of December 31, 2008, the total costs of this private placement were $1,235,223, comprising of: commissions of $762,505; out-of-pocket costs of $25,000; professional fees of $375,738 and direct travel costs of $71,980; and have been recorded against share capital as a cost of financing.

The Offering was conducted in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), including, without limitation, that under Section 506 of Regulation D promulgated under the Securities Act.  The Units were offered and sold by the Company to accredited investors in reliance on Section 506 of Regulation D of the Securities Act.

7.	CONCENTRATION OF RISK

Financial Instruments — Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable.

Concentrations of credit risk with respect to trade receivables are normally limited due to the number of customers comprising the Company’s customer base and their dispersion across different geographic areas.  At December 31, 2008 two customers accounted for 69% of the Company’s trade accounts receivable.  The Company performs ongoing credit evaluations of its customers and normally does not require collateral to support accounts receivable.

Purchases — The Company has diversified its sources for product components and finished goods and, as a result, the loss of a supplier would not have a material impact on the Company’s operations.  For the nine month period ended December 31, 2008, the Company had five suppliers who accounted for a total of 29% of gross purchases.  For the nine month period ended December 31, 2007, the Company had five suppliers who accounted for a total of 55% of gross purchases.

Revenues — For the nine months ended December 31, 2008 the Company had five customers that accounted for 55% of total revenues.  Out of these five customers, one accounted for 60% and another accounted for 11% of total revenues.  For the nine month period ended December 31, 2007 the Company had five customers that accounted for 62% of total revenues.

8.	ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

A summary of accounts receivable and allowance for doubtful accounts as of December 31, 2008 and March 31, 2008 is as follows:

	December 31, 2008	March 31, 2008
Accounts receivable, gross	$2,640,961	$1,935,101
Less: allowance for doubtful accounts	(28,310)	(32,181)
Accounts receivable, net	$2,612,651	$1,902,920

9.	INVENTORIES

Inventories are stated at the lower of cost (weighted average) or market.  Inventory costs include material, labor and manufacturing overhead.  Individual components of inventory are listed below as follows:

	December 31, 2008	March 31, 2008
Raw materials	$22,251	$29,788
Components	1,105,195	970,101
Finished goods	823,067	376,632
	1,950,513	1,376,521
Less: reserve for obsolescence	(13,910)	(15,812)
Net inventory	$1,936,603	$1,360,709

10.	PREPAID EXPENSES

Prepaid expenses are summarized as follows:

	December 31, 2008	March 31, 2008
Prepaid materials and components	$1,406,386	$588,639
Prepaid Belgium income taxes	-	79,060
Prepaid consulting	11,367	62,237
VAT payments in excess of VAT receipts	95,177	117,467
Royalties	34,775	39,530
Prepaid trade show expenses	4,341	25,276
Prepaid rent	831	10,812
Other	32,625	47,152
	$1,582,502	$970,173

11.	PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

	December 31, 2008	March 31, 2008
Furniture and Fixtures	$216,741	$182,079
Machinery and Equipment	1,288,283	801,251
Tooling	188,450	254,450
	1,693,474	1,237,780
Accumulated depreciation	(776,213)	(545,171)
Property & equipment, net	$917,261	$692,609

12.	LONG TERM INVESTMENTS AND ADVANCES

Innovative Medical & Dental Solutions, LLC (“IMDS, LLC”)

Effective July 15, 2007 the Company entered into a Limited Liability Company Merger and Equity Reallocation Agreement (the “Participation Agreement”) through its subsidiary, Remedent N.V.  Pursuant to the terms of the Participation Agreement, the Company has acquired a 10% equity interest in IMDS, LLC in consideration for $300,000 which was converted against IMDS receivables.

The agreement stipulates certain exclusive world wide rights to certain tooth whitening technology, and the right to purchase at standard cost certain whitening lights and accessories and to sell such lights in markets not served by the LLC.  The terms of the Participation Agreement also provide that Remedent N.V. has the first right to purchase additional equity.  Parties to the Participation Agreement include two officers of IMDS, LLC, and an individual who is both an officer and director of Remedent Inc., and certain unrelated parties.

IMDS, LLC is registered with the Secretary of the State of Florida as a limited liability company and with the Secretary of the State of California as a foreign corporation authorized to operate in California.  IMDS, LLC is merging with White Science World Wide, LLC, a limited liability company organized under the laws of the State of Georgia.  The merged companies are operating as a single entity as IMDS, LLC, a Florida limited liability company.

Soca Networks Singapore (“Soca”)

Pursuant to the terms of a letter of intent dated December 17, 2007, the Company has agreed to purchase 20% of Soca for a total purchase price of $750,000.  Half of the purchase price has been advanced $375,000 to Soca as a down payment, pending completion of the agreement terms.  The balance of $375,000 is to be paid through the issuance of 220,588 common shares of the Company’s common stock.  The final agreement is currently being negotiated and management expects to close the agreement, and issue the 220,588 common shares within the first half of calendar year 2009.

13.	LICENSED PATENTS

Teeth Whitening Patents

In October 2004, the Company acquired from the inventor the exclusive, perpetual license to two issued United States patents which are applicable to several teeth whitening products currently being marketed by the Company.  Pursuant to the terms of the license agreement, the Company was granted an exclusive, worldwide, perpetual license to manufacture, market, distribute and sell the products contemplated by the patents subject to the payment of $65,000 as reimbursement to the patent holder for legal and other costs associated with obtaining the patents, which was paid in October 2004, and royalties for each unit sold subject to an annual minimum royalty of $100,000 per year.  The Company is amortizing the initial cost of $65,000 for these patents over a ten year period and accordingly has recorded $27,625 of accumulated amortization for this patent as of December 31, 2008.  The Company accrues this royalty when it becomes payable to inventory therefore no provision has been made for this obligation as of December 31, 2008 (2007-Nil).

Universal Applicator Patent

In September 2004, the Company entered into an agreement with Lident N.V. (“Lident”), a company controlled by Mr. De Vreese, the Company’s Chairman, to obtain an option, exercisable through December 31, 2005, to license an international patent (excluding the US) and worldwide manufacturing and distribution rights for a potential new product which Lident had been assigned certain rights by the inventors of the products, who are unrelated parties, prior to Mr. De Vreese association with the Company.  The patent is an Italian patent which relates to a single use universal applicator for dental pastes, salves, creams, powders, liquids and other substances where manual application could be relevant.  The Company has filed to have the patent approved throughout Europe.  The agreement required the Company to advance to the inventors through Lident a fully refundable deposit of €100,000 subject to the Company’s due diligence regarding the enforceability of the patent and marketability of the product, which, if viable, would be assigned to the Company for additional consideration to the inventors of €100,000 and an ongoing royalty from sales of products related to the patent equal to 3% of net sales and, if not viable, the deposit would be repaid in full by Lident.  The consideration the Company had agreed to pay Lident upon the exercise of the option is the same as the consideration Lident is obligated to pay the original inventors.  Consequently, Lident would not have profited from the exercise of the option.  Furthermore, at a meeting of the Company’s Board of Directors on July 13, 2005, the Board accepted Lident’s offer to facilitate an assignment of Lident’s intellectual property rights to the technology to the Company in exchange for the reimbursement of Lident’s actual costs incurred relating to the intellectual property.  Consequently, when the Company exercises the option, all future payments, other than the reimbursement of costs would be paid directly to the original inventors and not to Lident.

On December 12, 2005, the Company exercised the option and the Company and the patent holder agreed to revise the assignment agreement whereby the Company agreed to pay €50,000 additional compensation in the form of prepaid royalties instead of the €100,000 previously agreed, €25,000 of which had been paid by the Company in September 2005 and the remaining €25,000 to be paid upon the Company’s first shipment of a product covered by the patent.  As of December 31, 2008 the Company has not yet received the final product.  The patent is being amortized over five (5) years and accordingly, the Company has recorded $73,297 of accumulated amortization for this patent as of December 31, 2008.

14.	LINE OF CREDIT

On October 8, 2004, our wholly owned subsidiary, Remedent N.V., obtained a mixed-use line of credit facility with Fortis Bank, a Belgian bank, for €1,070,000 (the “Facility”).  The Facility was secured by a first lien on the assets of Remedent N.V.  The purpose of the Facility is to provide working capital to grow our business and to finance certain accounts receivable as necessary.  Since opening the Facility in 2004, Remedent N.V. and Fortis Bank have subsequently amended the Facility several times to increase or decrease the line of credit.  On May 3, 2005 the Facility was amended to decrease the line of credit to €1,050,000.  On March 13, 2006 the Facility was amended to increase the mixed-use line of credit to €2,300,000, consisting of a €1,800,000 credit line based on the eligible accounts receivable and a €500,000 general line of credit.  The latest amendment to the Facility, dated January 3, 2008, amended and decreased the mixed-use line of credit to €2,050,000, to be used by Remedent N.V. and/or Sylphar N.V.  Each line of credit carries its own interest rates and fees as provided in the Facility.  Remedent N.V. and Sylphar N.V. are currently only utilizing two lines of credit, advances based on account receivables and the straight loan.  As of December 31, 2008 and March 31, 2008, Remedent N.V. and Sylphar N.V. had in aggregate, $907,558 and $779,718 in advances outstanding, respectively, under this mixed-use line of credit facility.

15.	LONG TERM DEBT

On June 15, 2005, the Company entered into two five year capital lease agreements for manufacturing equipment totaling €70,296 (US $84,650).  On October 24, 2006, the Company entered into another five year capital lease agreement for additional manufacturing equipment totaling €123,367 (US $148,559).  On May 15, 2008, the Company entered into a third capital lease agreement over a three year period  for additional manufacturing equipment totaling €63,395 (US $ 98,516).The leases require monthly payments of principal and interest at 7.43% of €1,172 (US$1,630,52 at December 31, 2008) for the first two leases and 9.72% of €2,056 (US$2,859,90 at December 31, 2008) and provide for buyouts at the conclusion of the five year term of €2,820 (US$3,923) or 4.0% of original value for the first two contracts and €4,933 (US $6,861) or 4.0 % of the original value for the second contract.  The third lease contract requires monthly payments of principal and interest at 9.40% of €1,761 (US $ 2,449,55 at December 31, 2008) and provides for buyout at the conclusion of the three year term of €633,95 (US $ 881,82) or 1% of the original value of this contract.

The net book value as of December 31, 2008 and March 31, 2008 of the equipment subject to the foregoing leases are $198,464 and $251,854, respectively.

16.	DUE TO RELATED PARTIES AND RELATED PARTY TRANSACTIONS

Borrowings from employees and entities controlled by officers of the Company are, unsecured, non-interest bearing, and due on demand.

Transactions with related parties that are not otherwise disclosed elsewhere in these financial statements consisted of the following:

Compensation:

During the nine month periods ended December 31, 2008 and 2007 respectively, the Company incurred $514,836 and $483,304 respectively, as compensation for all directors and officers.

Sales Transactions:

One of the Company’s directors owns a minority interest in a client company, IMDS Inc., to which goods were sold during the nine months ended December 31, 2008 and 2007 totaling $87,463 and $29,524 respectively.  Accounts receivable with this customer as at December 31, 2008 and March 31, 2008 totaled $33,601 and $80,523 respectively.

Other Transactions:

In connection with the restructuring of the OTC business, the Company sold fifty percent (50%) of its interest in Remedent OTC to Robin List, a former Chief Executive Officer, President and Director of the Company, in exchange for 723,000 restricted shares of common stock of the Company held by Mr. List (“Exchanged Shares”), pursuant to a Share Purchase Agreement on December 10, 2008.  The Exchanged Shares were returned to treasury.  The Exchanged Shares were valued at $1.15 per share, based on the average of the 52 week high and low bid, for an aggregate value of $831,450.  As a result, Mr. List and the Company equally own 50% of Remedent OTC with the Company currently controlling Remedent OTC through its board representations pursuant to the terms of a certain Voting Agreement entered into by the Company and Mr. List concurrently with the Share Purchase Agreement.  The Voting Agreement provided that, the Company would initially have 2 board representation and Mr. List would will have 1 board representation.  However upon the occurrence of a “Triggering Event” (as defined in the Voting Agreement), the Company would have 1 board representation and Mr. List would have 2 board representations.

All related party transactions involving provision of services or tangible assets were recorded at the exchange amount, which is the value established and agreed to by the related parties reflecting arms length consideration payable for similar services or transfers.

17.	ACCRUED LIABILITIES

Accrued liabilities are summarized as follows:

	December 31, 2008	March 31, 2008
Accrued employee benefit taxes and payroll	$183,150	$178,645
Accrued Travel	13,220	17,667
Advances and deposits	97,827	212,736
Commissions	268,687	130,875
Accrued audit and tax preparation fees	2,607	4,000
Reserve for warranty costs	20,865	23,718
Accrued interest	1,459	984
Accrued consulting fees	56,728	35,204
Accrued VAT	15,219	-
Other accrued expenses	383,739	177,908
	$1,043,501	$781,737

18.  CAPITAL STOCK

On July 11, 2008, the Company issued 358,166 shares of restricted common stock as partial payment of products and certain exclusivity rights  pursuant to the terms of the Distribution Agreement dated as of  June 30, 2008, which was filed on a Form 8-K on July 7, 2008.  The value of the shares issued was $569,483.  The securities issued are exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Sections 4(2), and Rule 506 of Regulation D of the Securities and Exchange Commission and from various similar state exemptions.

On each of November 7, 2008 and December 23, 2008 the Company issued 500,000 common shares to each of the previous Glamtech shareholders.  The 1,000,000 shares were valued at $625,000.  (See Note 5.)

On December 8, 2008 a total of 723,000 restricted common shares were returned to treasury  pursuant to the Company’s sale of 50% of its OTC business.  (See Note 3.)

19.	EQUITY COMPENSATION PLANS

The Board of Directors and stockholders approved the Nonstatutory Stock Option Plan (the “2001 Plan”) and adopted it on May 29, 2001.  The Company has reserved 250,000 shares of its common stock for issuance to the directors, employees and consultants under the Plan.  The Plan is administered by the Board of Directors.  Vesting terms of the options range from immediately to five years.

Pursuant to an Information Statement on Schedule 14C mailed on May 9, 2005 to all stockholders of record as of the close of business on February 1, 2005 and became effective June 3, 2005, the Company authorized the implementation of a 2004 Incentive and Nonstatutory Stock Option Plan (“2004 Plan”) reserving 800,000 shares of common stock for issuance to employees, directors and consultants of the Company or any subsidiaries.  This plan became effective as of June 3, 2005 after the Company had completed a one for twenty reverse split.

On August 17, 2007, pursuant to the terms of the Company’s 2004 Plan, the Company granted to an employee 100,000 options to purchase the Company’s common stock at a price of $1.50 per share.  These options will vest over the next 3 years and are exercisable for a period of 5 years.  The Company valued the foregoing options using the Black Scholes option pricing model using the following assumptions: no dividend yield; expected volatility rate of 115%; risk free interest rate of 4.75% and an average life of 5 years resulting in a value of $1.24 per option granted.  The value of these options will be recognized on a straight-line basis over the next three years and accordingly a value of $28,780 has been recorded in the year ended March 31, 2008.

On September 21, 2007 the Company granted to employees and directors a total of 570,000 options to purchase the Company’s common stock at a price of $1.75 per share.  These options will vest over the next 3 years and are exercisable for a period of 10 years.  The Company valued the foregoing options using the Black Scholes option pricing model using the following assumptions: no dividend yield; expected volatility rate of 115%; risk free interest rate of 4.75% and an average life of 7 years resulting in a value of $1.47 per option granted.  The value of these options will be recognized on a straight-line basis over the next three years and accordingly a value of $265,275 has been recorded in the nine months ended December 31, 2008 (2007 - $101,271).

A summary of the option activity for the nine months ended December 31, 2008 pursuant to the terms of the plans is as follows:

	2001 Plan		2004 Plan		Other
	Outstanding Options	Weighted Average Exercise Price	Outstanding Options	Weighted Average Exercise Price	Outstanding Options	Weighted Average Exercise Price
Options outstanding , March 31, 2008	222,500	$1.29	730,666	$4.46	150,000	$1.75
Granted	—	—	—	—	—	—
Exercised	—	—	—	—	—	—
Cancelled or expired	—	—	—	—	—	—
Options outstanding, December 31, 2008	222,500	$1.29	730,666	$4.46	150,000	$1.75
Options exercisable December 31, 2008	222,500	$1.29	383,999	$4.46	—	—
Exercise price range	$1.00 to $4.00		$1.50 to $4.00		$1.75
Weighted average remaining life	3.28 years		6.23 years		8.73 years
Shares available for future issuance	27,500		69,334		N/A

A summary of the Company’s equity compensation plans approved and not approved by shareholders is as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and right	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans approved by security holders	1,103,166	$1.93	96,834
Equity Compensation Plans not approved by security holders	297,298	$1.50	NA
	1,400,464	$1.84	96,834

Prior to January 1, 2006, the Company accounted for employee stock-based compensation under the recognition and measurement principles of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation”.  Under the recognition principles of APB No. 25, compensation expense related to restricted stock and performance units was recognized in the financial statements.  However, APB No. 25 generally did not require the recognition of compensation expense for stock options because the exercise price of these instruments was generally equal to the fair value of the underlying common stock on the date of grant, and the related number of shares granted were fixed at that point in time.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payment”.  In addition to recognizing compensation expense related to restricted stock and performance units, SFAS No. 123(R) also requires recognition of compensation expense related to the estimated fair value of stock options.  The Company adopted SFAS No. 123(R) using the modified-prospective-transition method.  Under that transition method, compensation expense recognized subsequent to adoption includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the values estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair values estimated in accordance with the provisions of SFAS No. 123(R).  Consistent with the modified-prospective-transition method, the Company’s results of operations for prior periods have not been adjusted to reflect the adoption of FAS 123(R).

20.	COMMON STOCK WARRANTS AND OTHER OPTIONS

As of December 31, 2008, the Company has 10,638,405 warrants outstanding to purchase the Company’s common stock that were not granted under shareholder approved equity compensation plans at prices ranging between $1.20 and $3.00 per share with expiration dates between August 2007 and August 2013 as follows:

	Outstanding Warrants	Weighted Average Exercise Price
Warrants and options outstanding , March 31, 2008	7,260,026	$1.67
Granted	3,378,379	1.48
Exercised	—	—
Cancelled or expired	—	—
Warrants exercisable December 31, 2008	10,638,405	$1.58
Exercise price range	$1.20 to $3.00
Weighted average remaining life	3.29 Years

The Company valued the warrants granted in the period at $4,323,207, using the Black Scholes option pricing model using the following assumptions: no dividend yield; expected volatility rate of 131%; risk free interest rate of 3.07% and an average life of 5 years resulting in a value of $1.28 per option granted.

21.	SEGMENT INFORMATION

The Company’s only operating segment consists of dental products and oral hygiene products.  Since the Company only has one segment, no further segment information is presented.

Customers Outside of the United States

	December 31, 2008	December 31, 2007
U.S. sales	$7,045,496	$316,208
Foreign sales	4,203,690	4,137,691
	$11,249,186	$4,453,899

22.	COMMITMENTS

Real Estate Lease

The Company leases its 26,915 square feet office and warehouse facility in Deurle, Belgium from an unrelated party pursuant to a nine year lease commencing December 20, 2001 at a base rent of $7,018 per month ($9,756 per month at December 31, 2008).  The minimum aggregate rent to be paid over the remaining lease term based upon the conversion rate for the €at December 31, 2008 is $316,314.

Minimum monthly lease payments for real estate, and all other leased equipment for the next three years are as follows based upon the conversion rate for the (Euro) at December 31, 2008.

March 31, 2009	$211,655
March 31, 2010	67,607
March 31, 2011	37,052
Total:	$316,314

Factoring Agreement

On April 24, 2008, the Company entered into a Factoring Agreement (“Agreement”) with First Community Financial, a division of Pacific Western Bank (“First Community”) whereby First Community may purchase, from time to time, on a limited recourse basis such of the Company’s accounts now existing or hereafter created and arising out of the sale of goods or service by the Company.  The factoring credit facility limit is $1,000,000 and amounts factored are subject to an interest rate of prime plus 2%.  Security for the factoring credit facility is a first charge over all the assets of the Company.  The Agreement shall remain in effect until October 16, 2008 and may be renewed for successive nine month periods.  At October 16, 2008 the Company decided not to renew the Factoring Agreement.

OEM Agreement

On June 30, 2008, the Company entered into an OEM Agreement (“Agreement”) with SensAble Technologies, Inc., a corporation under the laws of Delaware (“SensAble”) whereby the Company intends to integrate SensAble products and technology into the Company’s system.  The Agreement provides the Company with the exclusive right to distribute certain SensAble products throughout the world for a period of twelve months from the date of the Agreement.  The Company has the option and right to extend the initial twelve month exclusivity period for another twelve months.  The term of the Agreement will be for two years and began on June 30, 2008.